EXHIBIT B-2                                                       EXECUTION COPY












                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                      OREGON ELECTRIC UTILITY COMPANY, LLC

                                       AND

                                   ENRON CORP.


                          Dated as of November 18, 2003

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of November 18, 2003 (together with the exhibits and schedules hereto, the "Agreement"), by and among Oregon Electric Utility Company, LLC, an Oregon limited liability company ("Purchaser"), and Enron Corp., an Oregon corporation ("Seller").

                              W I T N E S S E T H:

          WHEREAS, commencing on December 2, 2001, Seller and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code; and

          WHEREAS, Seller owns all of the issued and outstanding common stock, par value $3.75 per share (such common stock together with any other common equity interests in the Company that may be issued after the date hereof, the "Shares"), of Portland General Electric Company, an Oregon corporation (the "Company"); and

          WHEREAS, the board of directors of Seller has determined that a sale of the Company is desirable as a means to preserve the value inherent in the Company ultimately available to Seller's creditors; and

          WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Shares pursuant to the terms of this Agreement and an order of the Bankruptcy Court approving such sale under Sections 105 and 363 of the Bankruptcy Code; and

          WHEREAS, certain terms used in this Agreement are defined in Section 12.1.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

          Section 1.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver all Shares to Purchaser free and clear of any and all Liens (other than Liens created by Purchaser) in accordance with
Section 363 of the Bankruptcy Code, and Purchaser shall purchase all Shares from Seller.



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

                                   ARTICLE II

                         PURCHASE PRICE; PAYMENT; SHARES

          Section 2.1 Purchase Price.

          (a) The purchase price for the Shares shall be an amount equal to (i) $1,250,000,000 (the "Base Purchase Price"), plus (ii) the amount of the Purchaser Settlement Amount, if any, pursuant to Section 2.2 (the Base Purchase Price, as so increased, the "Adjusted Base Purchase Price"), plus (iii) the amount of the Final Purchase Price Adjustment, which may be positive or negative. The Adjusted Base Purchase Price, after giving effect to the Final Purchase Price Adjustment, is referred to herein as the "Purchase Price." Seller and Purchaser agree to effect the Final Purchase Price Adjustment as set forth in Schedule 2.1(a).

          (b) Within two (2) Business Days following the execution of this Agreement, Purchaser shall deposit with JP Morgan Chase Bank, in its capacity as escrow agent (the "Deposit Escrow Agent"), pursuant to the Escrow Agreement, dated as of the date hereof, among Purchaser, Seller and the Deposit Escrow Agent (the "Deposit Escrow Agreement"), an original irrevocable letter of credit (the "Letter of Credit") in the form of Exhibit A to the Deposit Escrow Agreement, for an amount equal to $18.75 million. The Letter of Credit will be drawn upon (in whole or in part) by the Deposit Escrow Agent only in the circumstances described in, and to the extent permitted by, Section 3.5 and the Deposit Escrow Agreement. Any amounts received by the Deposit Escrow Agent in such case, are referred to herein as the "Deposit Funds." The Letter of Credit and any Deposit Funds, if applicable, shall be held by the Deposit Escrow Agent and applied, or returned to Purchaser, in accordance with the provisions of
Section 3.5 and the Deposit Escrow Agreement. Upon Closing and as provided in
Section 3.5(c), the Letter of Credit and the Deposit Funds if any shall be released to Purchaser.

          Section 2.2 Certain Adjustments to the Base Purchase Price.

          (a) With respect to the first $104,400,000 of payments, fees, expenses and reserves included in the computation of the Pre-Closing Settlement Amount (such payments, fees, expenses and reserves, collectively, the "Shared Items"), the Base Purchase Price shall be increased for each Shared Item by an amount equal to 0.1, multiplied by the Shared Item Amount. For any Shared Item, the "Shared Item Amount" shall equal sixty-two and one-half percent (62.5%) of the amount of such Shared Item; provided, however, that in the event Seller (i) does not claim a Tax deduction on any Tax Return in respect of all or any portion of such Shared Item and (ii) delivers to Purchaser an opinion of nationally-recognized tax counsel (which counsel shall be reasonably acceptable to Purchaser) to the effect that it is more likely than not that a deduction or deductions in respect of such Shared Item would not be allowable in one or more taxable


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

years for U.S. federal income Tax purposes, then for the purposes of this
Section 2.2(a), the Shared Item Amount shall equal one-hundred percent (100%) of the amount of such Shared Item. The aggregate amount of such increases in the Base Purchase Price is referred to herein as the "Purchaser Settlement Amount."

          (b) The "Pre-Closing Settlement Amount" means, subject to Section 6.13, an amount equal to the sum of: (i) any amounts to be paid to third parties by the Transfer Group Companies to settle or otherwise resolve any Shared Special Indemnity Matters with respect to the liability of any Transfer Group Company, pursuant to an agreement or arrangement with respect thereto entered after the execution and delivery of this Agreement and prior to the Closing,
(ii) any reasonable fees and expenses (as evidenced by documentation in form reasonably satisfactory to Purchaser) of external legal counsel of and other third party consultants to the Transfer Group Companies relating to work performed from and after the execution and delivery of this Agreement and prior to the Closing Date relating to the settled or resolved Shared Special Indemnity Matters referred to in clause (i) and (iii) the amount of any reserves on the balance sheet of the Transfer Group Companies that were taken with respect to any Shared Special Indemnity Matters after the date of the execution and delivery of this Agreement and prior to the Closing (but only to the extent that (A) such reserves were not on the 2002 Balance Sheet, (B) the Purchase Price is being reduced on account of such reserves pursuant to the provisions of Schedule 2.1(a) and (C) such amounts do not relate to amounts included pursuant to clause
(i) or (ii) of this Section 2.2(b) or in the Pre-Signing Settlement Amount). Unless otherwise specified herein, all amounts taken into account in computing the Pre-Closing Settlement Amount shall be considered on a pre-tax basis.

          Section 2.3 Payment of Purchase Price.

          (a) At the Closing, Purchaser shall transfer:

               (i) to Seller, an amount equal to (i) the Adjusted Base Purchase Price, plus (ii) the Estimated Purchase Price Adjustment (which may be positive or negative), minus (iii) the Indemnification Escrow Amount, by wire transfer of immediately available funds to an account of Seller (which account shall be designated in writing by Seller at least two (2) Business Days prior to the Closing Date); and

               (ii) to JP Morgan Chase Bank, in its capacity as escrow agent (the "Indemnification Escrow Agent") under the Escrow Agreement in substantially the form attached hereto as Exhibit A, to be dated as of the Closing Date, among Purchaser, Seller and the Indemnification Escrow Agent (the "Indemnification Escrow Agreement"), the Indemnification Escrow Amount, by wire transfer of immediately available funds to an account of the Indemnification Escrow Agent (which account shall be designated in writing by the


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     Indemnification Escrow Agent at least two (2) Business Days prior to the
     Closing Date in accordance with the Indemnification Escrow Agreement).

          (b) The "Indemnification Escrow Amount" means an amount equal to (i) $94 million, minus (ii) the Pre-Closing Settlement Amount, plus (iii) the Purchaser Settlement Amount; provided that the Indemnification Escrow Amount shall not be less than zero. The Indemnification Escrow Amount will be available to satisfy indemnification obligations of Seller in accordance with Articles IX and X as directed by Purchaser. The Indemnification Escrow Amount shall be held by the Indemnification Escrow Agent and applied in accordance with the provisions of this Agreement and the Indemnification Escrow Agreement. Any portion of the Indemnification Escrow Amount not otherwise theretofore released in accordance with the Indemnification Escrow Agreement and the terms hereof will be released to Seller upon the earlier to occur of: (A) final resolution of all Indemnity Matters and all matters described in Section 10.8 and Section 10.9, and payment of all indemnification claims related thereto, and (B) final resolution of all claims pursuant to the proceeding conducted pursuant to, and in accordance with, Article XI, and payment of all amounts due pursuant to such proceeding.

          Section 2.4 Shares. At the Closing, Seller shall deliver to Purchaser one or more stock powers executed in blank relating to the Shares to be purchased by, and sold to, Purchaser pursuant to Section 1.1.

                                   ARTICLE III

                             CLOSING AND TERMINATION

          Section 3.1 Time and Place of Closing. The closing of the sale and purchase provided for in Article I (the "Closing") shall take place at the New York City offices of Weil, Gotshal & Manges LLP, at 10:00 a.m., New York City time, on the second Business Day after the conditions to Closing set forth in
Article VII have been satisfied or waived by the party entitled to waive such condition, other than conditions that, by their terms, cannot be or are not required to be satisfied until the Closing (provided that all such conditions are satisfied at the Closing), or at such other place, date and time as the parties may mutually agree.

          Section 3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing Date as follows:

          (a) At any time prior to the Closing Date, by the written consent of both Seller and Purchaser;


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

          (b) By either Seller or Purchaser, after the Outside Date (as then in effect) if the Closing has not then occurred; provided that the Closing has not been delayed by the terminating party's breach of its obligations hereunder;

          (c) By either Seller or Purchaser, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited (and such Law is not overturned or otherwise made inapplicable to the transactions contemplated hereby within a period of one hundred twenty (120) days) or if any Order is entered by a Governmental Authority of competent jurisdiction having valid enforcement authority permanently restraining, prohibiting or enjoining Seller or Purchaser from consummating the transactions contemplated hereby and such Order shall become final and non-appealable;

          (d) By either Seller or Purchaser, at any time following (i) any of
(A) Seller's announcement of its decision, or Seller's election (as manifest by public announcement, execution of an agreement or formal corporate action), to effect a Distribution (provided that Seller may not so elect and terminate pursuant to this clause (i)(A) after the Auction Termination Date), (B) Seller's selection of a Winning Bidder other than Purchaser, or (C) the occurrence of the Auction Termination Date pursuant to Section 6.4(c) if Seller has not selected a Winning Bidder, in each case, in accordance with the procedures set forth in the Bidding Procedures Order, (ii) the entry of an order by the Bankruptcy Court authorizing an Alternative Transaction, or (iii) the thirtieth (30th) day after Seller's selection (as manifest by public announcement, execution of an agreement or formal corporate action) of a Person other than Purchaser as the purchaser in an Alternative Transaction, regardless of whether or not an order authorizing such transaction has been entered by such date;

          (e) By Purchaser, upon a breach of any covenant or agreement of Seller set forth in this Agreement, or if any representation or warranty of Seller is or becomes untrue (in each case such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied), and such breach or untruth (i) cannot be cured within sixty (60) days of the date on which Seller receives written notice thereof or (ii) has not been cured within thirty (30) Business Days of the date on which Seller receives written notice thereof; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to the foregoing clause (ii) so long as Seller is using its reasonable best efforts to cure such breach or untruth and such breach or untruth is reasonably likely to be cured within sixty (60) days of the date on which Seller receives written notice thereof;

          (f) By Seller, upon a breach of any covenant or agreement of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser is or becomes untrue (in each case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied), and such breach or untruth


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

(i) cannot be cured within sixty (60) days of the date on which Purchaser received written notice thereof or (ii) has not been cured within thirty (30) Business Days of the date on which Purchaser receives written notice thereof; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to the foregoing clause (ii) so long as Purchaser is using its reasonable best efforts to cure such breach or untruth and such breach or untruth is reasonably likely to be cured within sixty (60) days of the date on which Purchaser receives written notice thereof;

          (g) By Purchaser, (i) at any time following the date that the Bankruptcy Court declines to enter the Bidding Procedures Order, (ii) at any time following the twentieth (20th) day after the date of execution of this Agreement, if the Bidding Procedures Order has not been entered by the Bankruptcy Court as of the time of such termination, (iii) at any time following the stay or reversal of the Bidding Procedures Order by any court of competent jurisdiction, (iv) after entry of the Bidding Procedures Order, at any time following the modification or vacation by any court of competent jurisdiction, of any provision of the Bidding Procedures Order that is material to Purchaser in its reasonable discretion or (v) within five (5) days of the filing of an appeal of any provision of the Bidding Procedures Order that is material to Purchaser in its reasonable discretion; provided that Purchaser may not terminate this Agreement pursuant to this Section 3.2(g) at any time following the entry of the Approval Order by the Bankruptcy Court;

          (h) By Purchaser, at any time following (i) the date that the Bankruptcy Court declines to enter the Approval Order, (ii) the eighty-fifth
(85th) day after the date of execution of this Agreement, if the Approval Order has not been entered by the Bankruptcy Court as of the time of such termination, which date may be extended by Seller, in its sole discretion, by the number of days by which the Auction Termination Date is extended pursuant to Section 6.4(c), (iii) the entry of the Approval Order, if the Approval Order is stayed, reversed, modified or vacated by a court of competent jurisdiction in any respect that is material to Purchaser in its reasonable discretion;

          (i) By Seller, at any time following the one hundred fortieth (140th) day after the date of execution of this Agreement, if the Approval Order (i) has not been entered by the Bankruptcy Court or (ii) is then subject to a stay, or has been reversed, modified or vacated, by a court of competent jurisdiction in any respect that is material to Seller in its reasonable discretion; provided that such failure of the Approval Order to be entered or such stay, reversal, modification or vacation, as the case may be, was not caused by Seller's breach of its obligations hereunder;

          (j) By Purchaser, if the Company or any other Transfer Group Company has become the subject of a case under the Bankruptcy Code or has taken any other action specified in Section 6.2(b)(xiv), which termination right must be exercised within thirty (30) days of the date on which such case is filed or such action is taken;


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          (k) By Purchaser, in the case of an election by Seller pursuant to clause (ii) of Section 6.13(e) after a valid delivery of a Settlement Objection Notice by Purchaser pursuant to Section 6.13; provided, however, that such termination right on the part of Purchaser is exercised within fourteen (14) days following the delivery to Purchaser of the relevant notice of Seller's election pursuant to clause (ii) of Section 6.13(e);

          (l) By Purchaser, in the case of an election by Seller pursuant to clause (iv) of either Section 6.13(b) or Section 6.13(d), as the case may be, after a valid delivery of a Settlement Objection Notice or Reserve Objection Notice, as the case may be, by Purchaser pursuant to Section 6.13; provided, however, that such termination right on the part of Purchaser is exercised within fourteen (14) days following the delivery to Purchaser of the relevant notice of Seller's election pursuant to clause (iv) of Section 6.13(b) or
Section 6.13(d), as the case may be;

          (m) By Seller, at any time following the date that is thirty (30) Business Days following (i) the delivery by Purchaser to Seller of any notification pursuant to the first sentence of Section 6.15(b) if, as of the time of such termination, Purchaser shall not have provided Seller with evidence reasonably satisfactory to Seller that one or more alternative Debt Financing Letters or alternative financing sources, as applicable, have been obtained as contemplated in Section 6.15(b) or (ii) the delivery by Seller to Purchaser, upon Seller's reasonable belief that Purchaser may not have available at the Closing the amount of financing proceeds contemplated by the Debt Financing Letter (as in effect on the date hereof), of a request for written confirmation from Purchaser that Purchaser believes in good faith that it will have available at the Closing such amount of financing proceeds, unless by the time of such termination Purchaser shall have delivered such written confirmation to Seller.

          Section 3.3 Effect of Termination. No termination of this Agreement pursuant to Section 3.2 shall be effective until written notice thereof shall be given to the non-terminating party specifying the provision(s) hereof pursuant to which such termination is made. If validly terminated pursuant to Section 3.2, this Agreement shall become wholly void and of no further force and effect, without liability to Purchaser, the Transfer Group Companies, Seller or any of their respective Subsidiaries, Affiliates or other Representatives, except that the obligations of the parties under the Deposit Escrow Agreement, and Sections 3.3, 3.4, 3.5, 3.6, 3.7, 6.6, 6.7 and Article XIII, and as necessary to effectuate the foregoing provisions Article XII, of this Agreement shall remain in full force and effect.

          Section 3.4 Break-Up Fee.

          (a) In the event that Seller or Purchaser validly terminates this Agreement pursuant to Section 3.2(d), Seller shall pay to Purchaser the Break-Up Fee


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promptly upon such termination. Upon payment in full of the Break-Up Fee pursuant to this Section 3.4(a), the parties hereto and their Affiliates and Representatives shall, subject to Section 3.3, be fully released and discharged from all liabilities and obligations under or resulting from this Agreement, and no party shall have any other remedy or cause of action against any other party under or relating to this Agreement.

          (b) In the event that this Agreement is validly terminated by Purchaser pursuant to Section 3.2(e) as a result of any willful breach by Seller of this Agreement, Seller agrees to pay to Purchaser the Break-Up Fee promptly upon such termination. In the event that the Break-Up Fee becomes payable pursuant to the immediately preceding sentence and Seller enters into an agreement with a third party (or parties) related to an Alternative Transaction (other than an agreement relating solely to a Distribution) within one (1) year after such termination of this Agreement, Purchaser shall be entitled to seek other remedies and assert causes of action to recover any damages sustained by Purchaser to the extent that the amount of such damages exceeds the Break-Up Fee; provided, however, that any such additional amount of damages recovered by Purchaser, when aggregated with the Break-Up Fee, shall not exceed the difference between (A) the aggregate consideration to be received by Seller from such third party (or parties) in connection with such Alternative Transaction pursuant to the terms thereof, less (B) the aggregate consideration that would have been received by Seller hereunder had the Closing occurred.

          (c) If (i) this Agreement is validly terminated by Purchaser pursuant to Section 3.2(h) or by Seller pursuant to Section 3.2(i), and (ii) Seller enters into an agreement with a third party (or parties) related to an Alternative Transaction (other than an agreement relating solely to a Distribution) within three (3) months after such termination and such Alternative Transaction, as contemplated by such agreement, is on terms that are economically more favorable to Seller (taking into account all provisions of such Alternative Transaction) than the transaction contemplated hereby, then Seller shall pay Purchaser an amount equal to the Break-Up Fee less any amounts paid to Purchaser pursuant to Section 3.6, payable promptly upon Seller's entry into such agreement. Upon payment of the Break-Up Fee pursuant to this Section 3.4(c), subject to Section 3.3, the parties hereto and their Affiliates and Representatives shall be fully released and discharged from all liabilities and obligations under or resulting from this Agreement, and no party shall have any other remedy or cause of action against any other party under or relating to this Agreement.

          (d) Any Break-Up Fee due and payable hereunder shall be paid in immediately available funds when due and shall be treated as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          (e) Notwithstanding the foregoing, (i) if the Break-Up Fee would otherwise be payable to Purchaser pursuant to this Section 3.4 and (ii) prior to the


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

effective date of such termination by Purchaser, Seller shall have delivered to Purchaser a valid notice of termination pursuant to Section 3.2(f) (which notice shall state Seller's intent to terminate this Agreement if the breach or untruth described in such notice is not cured within the applicable cure period provided herein), Purchaser shall not be entitled to receive the Break-Up Fee unless Purchaser shall have cured in all material respects the breach or untruth referred to in such notice prior to the valid termination of this Agreement.

          Section 3.5 Deposit Funds.

          (a) If this Agreement is validly terminated by Seller pursuant to
Section 3.2(f) as a result of a breach by Purchaser of this Agreement, subject to the terms of the Deposit Escrow Agreement, Seller shall be entitled to receive Deposit Funds equal to $18,750,000; provided that if, prior to the effective date of such termination by Seller, Purchaser shall have delivered to Seller a valid notice of termination pursuant to Section 3.2(e) (which notice shall state Purchaser's intent to terminate this Agreement if the breach or untruth described in such notice is not cured within the applicable cure period provided herein), Seller shall not be entitled to receive Deposit Funds unless Seller shall have cured in all material respects the breach or untruth referred to in such notice prior to the valid termination of this Agreement. Upon any payment to Seller of amounts drawn under the Letter of Credit as provided in this paragraph (a), subject to Section 3.3, the parties hereto and their Affiliates and Representatives shall be fully released and discharged from all liabilities and obligations under or resulting from this Agreement, and no party shall have any other remedy or cause of action against any other party under or relating to this Agreement; provided, however, that in the event that such termination is a result of any willful breach by Purchaser of this Agreement, Seller shall also be entitled to seek other remedies or causes of action to recover any damages sustained by Seller to the extent that the amount of such damages exceeds the Deposit Funds; and provided further, however, that the aggregate amount recovered (including the Deposit Funds received) by Seller pursuant to this Section 3.5(a) shall not, under any circumstances, exceed an amount equal to the amount of the Break-Up Fee.

          (b) If this Agreement is validly terminated pursuant to Section 3.2(b) and (i) the Initial Condition (as such term is used in Exhibit A to the Debt Financing Letter) set forth in clause (h) of Exhibit A to the Debt Financing Letter as in effect on the date hereof (or any clause in a subsequent Debt Financing Letter that refers only to the same matters referred to in such clause
(h) and that is otherwise substantially identical to such clause (h)) has been satisfied or waived by the lender party to the Debt Financing Letter and (ii) all conditions to Purchaser's and Seller's obligations to effect the Closing have been satisfied or irrevocably waived by the party entitled to waive such conditions (other than (x) the conditions set forth in Sections 7.1(d), 7.2(d), 7.2(k), 7.3(a) and 7.3(c) and such conditions are reasonably expected to be satisfied at the Closing (other than the condition set forth in Section 7.3(a), which need not reasonably be expected to be


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

satisfied) and (y) the condition set forth in Section 7.2(e) and such condition is not reasonably expected to be satisfied at the Closing), then, subject to the terms of the Deposit Escrow Agreement, Seller shall be entitled to receive Deposit Funds equal to $10 million; provided that if Purchaser has, prior to the effective date of such termination, (A) obtained one or more Commitment Letters pursuant to Section 6.15 with respect to the aggregate amount of Credit Facilities and/or the Notes contemplated in the Debt Financing Letter (as in effect on the date hereof), (B) such Commitment Letter(s) is in effect as of the effective date of such termination, (C) such Commitment Letter(s) includes a termination date not earlier than the Outside Date, unless the Outside Date is more than one (1) year from the date of such Commitment Letter(s) and a Commitment Letter for more than one (1) year was not available on commercially reasonable terms and in an aggregate amount no less than that, and upon terms and conditions not materially less beneficial to Purchaser than those, set forth in the term sheets attached to the Debt Financing Letter as in effect on the date hereof (in which case, the termination date must not be less than one (1) year after the date of such Commitment Letter(s)), and (D) Seller has consented to Purchaser's execution of such Commitment Letter(s), which consent shall not unreasonably be withheld, conditioned or delayed (it being agreed, for purposes of determining whether Seller's consent to the execution by Purchaser of any Commitment Letter has been unreasonably withheld, that certain of the non-economic terms and conditions in a commitment letter customarily are less restrictive to parties such as Purchaser than such terms and conditions in a highly confident letter), Seller only shall be entitled to receive Deposit Funds equal to $5 million; provided further, however, that if the failure to satisfy the condition set forth in Section 7.2(e) was the result of a material disruption in the markets for senior and/or subordinated debt for leveraged transactions (which will be deemed to exist only if substantially all successful lending, underwriting, placement or syndication activity with respect to such debt has ceased or been suspended), Seller shall not be entitled to receive any Deposit Funds pursuant to this Section 3.5(b). Upon payment of the Deposit Funds as provided in this paragraph (b), subject to Section 3.3, the parties hereto and their Affiliates and Representatives shall be fully released and discharged from all liabilities and obligations under or resulting from this Agreement, and no party shall have any other remedy or cause of action against any other party under or relating to this Agreement.

          (c) Except as specified in Section 3.5(a) and 3.5(b), upon the valid termination of this Agreement, the Letter of Credit and any Deposit Funds shall be released to Purchaser.

          Section 3.6 Purchaser Expense Reimbursement. If this Agreement is terminated (a) by Purchaser pursuant to Section 3.2(e) for any breach by Seller other than a breach requiring payment of the Break-Up Fee pursuant to Section 3.4(b) above, (b) by Purchaser pursuant to Section 3.2(h) (provided that the effective date of such termination is not prior to the one hundred fortieth (140th) day after the execution of this Agreement) or (c) by Seller pursuant to
Section 3.2(i), Seller agrees to reimburse Purchaser for its


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

reasonable and documented third-party fees and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount equal to $3,500,000 plus $500,000 for each period of thirty
(30) days elapsed from the date of entry of the Bidding Procedures Order until the time of such termination; provided that if Seller shall have delivered a valid notice of termination pursuant to Section 3.2(f) (which notice shall state Seller's intent to terminate this Agreement if the breach or untruth described in such notice is not cured within the applicable cure period provided herein), the calculation of such thirty (30) day periods shall not take into account the days elapsing from the date of delivery of such notice until the breach referred to in such notice has been cured in all material respects. Notwithstanding the foregoing, if (i) an expense reimbursement payment would otherwise be payable to Purchaser pursuant to this Section 3.6 and (ii) prior to the effective date of termination by Purchaser, Seller shall have delivered to Purchaser a valid notice of termination pursuant to Section 3.2(f) (which notice shall state Seller's intent to terminate this Agreement if the breach or untruth described in such notice is not cured within the applicable cure period provided herein), Purchaser shall not be entitled to receive such expense reimbursement payment upon Purchaser's termination unless and until Purchaser shall have cured in all material respects the breach or untruth referred to in such notice prior to the valid termination of this Agreement. Any expense reimbursement obligation pursuant to this Section 3.6 shall be paid in immediately available funds by Seller to Purchaser within five (5) Business Days following the effective date of such termination and shall be treated as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          Section 3.7 Treatment of Remedies. The parties agree that amounts that may become payable pursuant to Sections 3.4, 3.5, or 3.6 are reasonable and are intended to reimburse Seller or Purchaser, as the case may be, for a portion of the expenses and other costs or harm incurred in connection with this Agreement, and are not, and are not intended to be, a penalty.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser as follows:

          Section 4.1 Organization and Good Standing. Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Oregon and, subject to the limitations imposed on Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which ownership of the Shares makes such qualification necessary except where the failure to be so qualified does not have and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          Section 4.2 Authorization of Agreement. Seller has the requisite corporate power and authority to execute this Agreement and, subject to entry of the Approval Order and, with respect to Seller's obligations under Section 3.4 and Section 3.6, the entry of the Bidding Procedures Order, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by Purchaser and the entry of the Approval Order and, with respect to Seller's obligations under Section 3.4 and Section 3.6, the entry of the Bidding Procedures Order, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          Section 4.3 No Violation; Consents.

          (a) Subject to receiving the consents or waivers referred to on
Schedule 4.3(a) and the consents referred to in Section 4.3(b), the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the articles of incorporation or bylaws of Seller or any Transfer Group Company, (ii) conflict with, require the consent of a third party under, violate, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any right or obligation of Seller or any Transfer Group Company under any agreement or other instrument to which Seller or any Transfer Group Company is a party or by which Seller or any Transfer Group Company or any of their respective properties or assets are bound, (iii) subject to the entry of the Approval Order, and, with respect to Seller's obligations under Section 3.4 and Section 3.6, the entry of the Bidding Procedures Order, violate any Order of any Governmental Authority to which Seller or any Transfer Group Company is bound or subject, (iv) subject to the entry of the Approval Order, and, with respect to Seller's obligations under
Section 3.4 and Section 3.6, the entry of the Bidding Procedures Order, violate any Applicable Law or (v) except as provided for herein, result in the imposition or creation of any Lien upon the Shares other than, in the case of clauses (ii) through (iv), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation, termination or Lien that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or Transfer Group Material Adverse Effect.

          (b) Except for (i) filings as may be required under the HSR Act, (ii) the entry of the Approval Order, (iii) with respect to Seller's obligations under Section 3.4 and Section 3.6, the entry of the Bidding Procedures Order and
(iv) the Seller

Required Government Approvals, no Government Approvals are required on the part of Seller or any Transfer Group Company in connection with the execution and delivery by Seller of this Agreement, or the compliance or performance by Seller with any provision contained in this Agreement, the failure of which to be obtained or made would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

          Section 4.4 Ownership and Transfer of the Shares. Seller is the record and beneficial owner of the Shares. Seller has the requisite power and authority to sell and transfer the Shares as provided in this Agreement, and, subject to the entry of the Approval Order, such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens in accordance with Section 363(f) of the Bankruptcy Code.

          Section 4.5 Transfer Group Companies.

          (a) Schedule 4.5(a) sets forth the name of each Transfer Group Company and, with respect to each such Transfer Group Company, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all holders of its voting securities and the number of shares of stock owned by each such holder of its voting securities. The outstanding shares of capital stock or equity interests of each Transfer Group Company are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the relevant Transfer Group Company are owned by it free and clear of any and all Liens except as set forth on Schedule 4.5(a).

          (b) Except as set forth on Schedule 4.5(b), there is no existing option, warrant, right, call, commitment or other agreement to which any Transfer Group Company is a party requiring, and there are no securities of any Transfer Group Company outstanding which, upon conversion, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of any Transfer Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Transfer Group Company.

          (c) Each Transfer Group Company is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, with such exceptions that do not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Each Transfer Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          Section 4.6 Reports and Financial Statements. The filings required to be made by the Company since January 1, 2000 under the Securities Act and the Exchange Act (the "SEC Reports") have been filed with SEC and such filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act in effect at the time of such filings. The SEC Reports, including any financial statements or schedules included therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Transfer Group Companies that are included in the SEC Reports (the "Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein and except with respect to unaudited statements to the extent permitted by Form 10-Q of the Exchange Act) and fairly present in all material respects the consolidated financial position of the Transfer Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Transfer Group Companies for the respective periods then ended, subject, in the case of the interim financial statements, to normal, recurring audit adjustments. Other than the Company, since January 1, 2000, no Transfer Group Company has been required to make any filings with SEC under the Securities Act or the Exchange Act.

          Section 4.7 No Undisclosed Liabilities. Except (a) as set forth on
Schedule 4.7, (b) as set forth in the SEC Reports filed prior to the date hereof, or (c) as would not reasonably be expected to result in a liability to any Transfer Group Company for any single matter or any group of related matters in excess of $5 million, the Transfer Group Companies have no indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required, based on information Known to Seller or the Company as of the date of execution of this Agreement, to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP, which (i) is not shown on the Balance Sheet or the notes thereto or (ii) was not incurred in the Ordinary Course of Business since September 30, 2003 or would not otherwise have been permitted pursuant to Section 6.2.

          Section 4.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.8 or as described in the SEC Reports filed prior to the date hereof, since the Balance Sheet Date, the Transfer Group Companies have conducted their business in the Ordinary Course of Business and there has not been (i) any change, condition, event or occurrence that does have or would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Transfer Group Company's capital stock, (iii) any split, combination or reclassification of any Transfer Group Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of any Transfer Group Company's capital stock, (iv) other than in the Ordinary Course of Business, (A) any incurrence or guarantee of indebtedness for borrowed money or variation of the material terms of any existing debt securities or (B) any issuance, sale or transfer of, or any agreement to issue, sell or transfer, any stock, bond, debenture or other security of the Transfer Group Companies, or any debt securities or any guarantee of any debt securities of any Person, (v) except insofar as may have been required by a change in GAAP and set forth in
Schedule 4.8, any change in accounting methods, principles or practices or (vi) any making of a loan, advance or capital contribution to or investments in any Person by any Transfer Group Company other than (x) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or (y) loans, advances or capital contributions or investments in the Ordinary Course of Business.

          Section 4.9 Employee Benefits.

          (a) Schedule 4.9(a) sets forth a list of all material "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or maintained by any Transfer Group Company or to which any Transfer Group Company contributes or is obligated to contribute thereunder with respect to current or former officers, directors or employees of the Transfer Group Companies (the "Employee Benefit Plans").

          (b) Except as already described on Schedule 4.9(a), Schedule 4.9(b) sets forth a list of all material bonus plans, employment, change in control, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, or scholarship programs or any other employee benefit plan, program or arrangement sponsored or maintained by any Transfer Group Company or to which any Transfer Group Company contributes or is required to contribute thereunder with respect to current or former officers, directors or employees of the Transfer Group Companies, or with respect to which any Transfer Group Company may have liability (together with the Employee Benefit Plans, the "Plans").

          (c) Copies of the following documents, to the extent applicable with respect to each of the Plans have been made available to Purchaser: (i) any plan and related trust documents, and all amendments thereto, (ii) Forms 5500 for the most recent three (3) years and schedules thereto, (iii) financial statements and actuarial valuations for the most recent three (3) years, (iv) the most recent IRS determination letter and the most recent submission for a determination letter,
(v) the most recent summary plan descriptions, and (vi) written descriptions of all non-written Plans.

          (d) Except as set forth on Schedule 4.9(d) or in the SEC Reports filed prior to the date hereof, each Plan conforms in form to all Applicable Laws (including ERISA and the Code) and each Plan has been maintained in accordance with its terms and all provisions of Applicable Law, except where the failure to do so does not have and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or Transfer Group Material Adverse Effect.

          (e) Except as set forth on Schedule 4.9(e), no Plan is a "multi-employer pension plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA. During the six (6) years immediately prior to the Closing, no Transfer Group Company has incurred or experienced an event that could or has given rise to a withdrawal liability under Section 4201, 4063 or 4064 of ERISA or any actual or contingent liability under Section 4201 of ERISA except for any such liability that does not have and would not reasonably be expected to have a Seller Material Adverse Effect or Transfer Group Material Adverse Effect.

          (f) Except as set forth on Schedule 4.9(f) or in the SEC Reports filed prior to the date hereof, and except as has not had and would not reasonably be expected to have a Seller Material Adverse Effect or Transfer Group Material Adverse Effect, with respect to each Plan subject to Title IV of ERISA, (i) no Plan has incurred an accumulated funding deficiency within the meaning of
Section 412 of the Code whether or not waived, (ii) the assets of the Transfer Group Companies are not subject to any Lien imposed under Code Section 412(n) or ERISA Section 302 by reason of a failure of any Transfer Group Company or any ERISA Affiliate to make timely installments or other payments required under Code Section 412 and (iii) there has been no "reportable event," as defined in
Section 4043(6) of ERISA, other than a reportable event for which notice has been waived.

          (g) Except as set forth on Schedule 4.9(g) or in the SEC Reports filed prior to the date hereof, with respect to each Plan and except as does not have and would not reasonably be expected to have a Seller Material Adverse Effect or Transfer Group Material Adverse Effect, (i) each Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from IRS with respect to such qualification; (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened with respect to any Plan or against the assets of any Plan; and (iii) no Plan is under audit or is the subject of an investigation by IRS, the

Department of Labor, PBGC or any other federal or state governmental agency, nor, to the Knowledge of Seller, is any such audit or investigation pending or threatened.

          (h) Except as set forth in Schedule 4.9(h) or in the SEC Reports filed prior to the date hereof, the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any benefit under any Plan or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Person under any Plan.

          (i) Except as set forth in Schedule 4.9(i) or in the SEC Reports filed prior to the date hereof, no Transfer Group Company has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code.

          Section 4.10 Taxes.

          (a) Except as set forth on Schedule 4.10(a), all material Tax Returns required to be filed by, or with respect to, the Transfer Group Companies have been filed and all Taxes that were shown to be due on such Tax Returns have been paid;

          (b) Except as set forth on Schedule 4.10(b), Seller has given, or otherwise made available to Purchaser, copies of those portions of all Tax Returns, examination reports and statements of deficiencies relating to any of the Transfer Group Companies for periods ending, or transactions consummated, after July 2, 1997;

          (c) Except as set forth on Schedule 4.10(c), there are no outstanding agreements extending, tolling or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Transfer Group Companies for any taxable period and no power of attorney is currently in force with respect to any matter relating to Taxes of the Transfer Group Companies that does have or would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect;

          (d) Except as set forth on Schedule 4.10(d), there are no Liens for Taxes upon the assets or properties owned by the Transfer Group Companies, except for statutory Liens for current Taxes not yet delinquent;

          (e) Except as set forth on Schedule 4.10(e), none of the Transfer Group Companies has ever been a member of an affiliated group of corporations that filed a consolidated federal income tax return with Seller;

          (f) Except as set forth on Schedule 4.10(f) or in the SEC Reports filed prior to the date hereof, none of the Transfer Group Companies has any liability for the Taxes of any Person (other than any of the Transfer Group Companies) as defined in section 7701(a)(1) of the Code or under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, that does have or would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          (g) Seller is not a foreign person within the meaning of Section 1445 of the Code; and

          (h) Except as set forth on Schedule 4.10(h), each of the Transfer Group Companies has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld all material amounts required to be withheld from employee salaries, wages and other compensation and has paid to the appropriate taxing authorities all such amounts required to be so withheld and paid over for all periods under all Applicable Laws.

          Section 4.11 Labor.

          (a) Except as set forth on Schedule 4.11(a) or in the SEC Reports filed prior to the date hereof, none of the Transfer Group Companies is a party to any labor or collective bargaining agreement, there are no labor or collective bargaining agreements that pertain to employees of the Transfer Group Companies and no labor unions or other organizations represent, purport to represent or are attempting to represent any employee of any Transfer Group Company. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, each Transfer Group Company has complied with the terms of each labor or collective bargaining agreement set forth on Schedule 4.11(a).

          (b) Except as set forth on Schedule 4.11(b) or in the SEC Reports filed prior to the date hereof, there are no pending, or to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns, lockouts or arbitrations against any of the Transfer Group Companies which does have or would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Except as set forth on Schedule 4.11(b) or in the SEC Reports filed prior to the date hereof, there are no pending, or to the Knowledge of Seller, threatened unfair labor practice charges, grievances or complaints filed with any Governmental Authority based on the employment or termination by any Transfer Group Company of any individual that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          Section 4.12 Litigation. Except as set forth on Schedule 4.12 or in the SEC Reports filed prior to the date hereof and except for the matters pending in the Bankruptcy Cases, there is no Action or Order pending, or to Seller's Knowledge, overtly threatened, against Seller or any Transfer Group Company that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby, (b) that has resulted, or would reasonably be expected to result, in liability to any Transfer Group Company for any single matter or any group of related matters in excess of $5 million or (c) or otherwise seeks declaratory or equitable relief that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          Section 4.13 Compliance with Laws; Permits. Except with respect to Environmental Laws, which are addressed in Section 4.14, and except as set forth on Schedule 4.13 or in the SEC Reports filed prior to the date hereof, each of the Transfer Group Companies is, and has been since January 1, 2000, in compliance with all Applicable Laws except for such non-compliances as does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Except as set forth in
Schedule 4.13, there are no unresolved notices of deficiency or charges of violation with respect to the matters covered by this Section 4.13 brought or, to the Knowledge of Seller, threatened or pending, against any of the Transfer Group Companies, which does have or would reasonably be expected to have a Transfer Group Material Adverse Effect. Each of the Transfer Group Companies has all Permits from any Governmental Authority that are required to operate its respective business, except for those the absence of which does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Except as set forth on Schedule 4.13, Seller has not been notified that any Permit will not be granted prior to the time when needed, free from any terms and conditions that would require changes in the assets or conduct or the business and operations of any of the Transfer Group Companies that would be material to the Transfer Group Companies, taken as a whole.

          Section 4.14 Environmental Matters. To Seller's Knowledge, except as set forth on Schedule 4.14 or in the SEC Reports filed prior to the date hereof and except for facts, circumstances or conditions that do not have and would not be reasonably expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect:

          (a) The operations of the Transfer Group Companies are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all applicable Environmental Laws;

          (b) None of the Transfer Group Companies is the subject of any outstanding Order with any Governmental Authority respecting Environmental Laws;

          (c) There are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Transfer Group Companies pending or threatened that could reasonably be expected to result in the Transfer Group Companies incurring any liability pursuant to any Environmental Law; and

          (d) None of the Transfer Group Companies are subject to any pending or threatened Action, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

          Section 4.15 Insurance. Set forth on Schedule 4.15 is a list of all material policies of insurance that are currently in effect under which any Transfer Group Company's assets or business activities are covered. All premiums required to be paid with respect to such material policies covering all prior periods have been paid. Except as set forth on Schedule 4.15, all such policies are in full force and effect and none of Seller or any Transfer Group Company is in default thereunder, and none of Seller or any Transfer Group Company has received any notice of cancellation or termination with respect to any such policy, except where such failures, defaults or notices do not have, and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. None of the insurance policies set forth on
Schedule 4.15 shall terminate or lapse as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.15 or except where such terminations or lapses do not have, and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. To Seller's Knowledge,
(i) there are no claims pending as of the date hereof under any of such policies where underwriters have reserved their rights or disclaimed coverage under such policy, (ii) such insurance is of such types, covers such risks and is maintained with amounts and deductibles and/or self-insured retentions as are customarily maintained by entities engaged in business of the same type and size as such Transfer Group Company and (iii) the Transfer Group Companies have not, in aggregate, filed claims in an amount equal to or in excess of the maximum amount of coverage under such insurance policies.

          Section 4.16 Material Contracts.

          (a) Except (x) as set forth on Schedule 4.16(a), (y) for those contracts that are referred to in the index attached hereto as Exhibit B or (z) for contracts attached (or incorporated by reference) as exhibits to the Company's annual report filed on Form 10-K for the year ended December 31, 2002, the Company and its Subsidiaries are not on the date hereof a party to or subject to any oral or written contract or binding commitment:

               (i) not fully performed for the purchase for its own account of any material, services or equipment, including fixed assets, with remaining payment or series of payments in excess of $5 million;

               (ii) with respect to any disposition of any material asset or business for consideration in excess of $5 million;

               (iii) with respect to any partnership, joint venture or similar arrangement containing a commitment to fund, loan, or pay amounts in excess of $5 million;

               (iv) with respect to any consulting or business management agreement providing for guaranteed annual compensation (including base salary and annual bonus) in respect of any of calendar years 2003, 2004 or 2005 in excess of $1 million and that cannot be terminated on thirty (30) days notice without penalty or other future obligation;

               (v) with respect to any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money by the Company in excess of $5 million in the aggregate;

               (vi) that creates future payment obligations of the Company in excess of $5 million in the aggregate and that by its terms does not or cannot be terminated by the Company on less than 180 days notice without penalty or other future obligation; or

               (vii) (A) that is a "material contract," as that term is defined in Item 601(b)(10) of Regulation S-K of SEC, or (B) that is otherwise material to the Company and its Subsidiaries, taken as a whole and has been entered into outside of the Ordinary Course of Business.

          (b) Schedule 4.16(b) sets forth, as of the date hereof, a list of all material Related Party Contracts.

          (c) Each Material Contract is a valid and binding obligation of at least one Transfer Group Company and each other party thereto, and is enforceable against the Transfer Group Company and each other party thereto, in accordance with its terms, except (i) to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, subject to general principles of equity, and (ii) for such failures to be valid, binding and enforceable that does not have and would not be reasonably expected to have a Transfer Group Material Adverse Effect.

          (d) Neither the Transfer Group Companies, nor to Seller's Knowledge, any other party thereto, is in default under any of the Material Contracts, except in each case for such defaults which do not have and would not be reasonably expected to have a Transfer Group Material Adverse Effect. No proceeding, event or condition has occurred or exists or is alleged by any party to have occurred or exist, that, with notice and/or lapse of time, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation), except as does not have and would not reasonably be expected to have a Transfer Group Material Adverse Effect. None of the Transfer Group Companies, nor any other party to any Material Contract, has breached or provided any written notice of an intent to breach, any provision thereof, which breach does not have and would not reasonably be expected to have a Transfer Group Material Adverse Effect.

          (e) Except as set forth on Schedule 4.16(a) Seller has made available to Purchaser true and correct copies of all Material Contracts referred to in the index attached hereto as Exhibit B.

          Section 4.17 Financial Advisors. Except as set forth on Schedule 4.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and neither Purchaser nor any Transfer Group Company is or will become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

          Section 4.18 Absence of Certain Practices. None of the Transfer Group Companies or any director, officer, agent, employee or other Person acting on their behalf has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or others or accepted or received any unlawful contributions, payments, gifts or expenditures, except for any such activity in each case as does not have and would not reasonably be expected individually or in the aggregate to result in a Seller Material Adverse Effect or Transfer Group Material Adverse Effect.

          Section 4.19 Regulation as a Utility. The Company is subject to regulation as a "public utility" pursuant to the laws of the State of Oregon and is subject to regulation by FERC as a "public utility" pursuant to Part II of the Power Act. As of the date hereof, the Company (a) is not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any other state or by any foreign country and (b) is a subsidiary of Seller, which is exempt, pursuant to Section 3(c) of PUHCA, based on the filing of good faith applications for exemption under
Section 3(a) of PUHCA.

          Section 4.20 Status of the Company Nuclear Facility. Except as set forth in Schedule 4.20, the operation of the Company Nuclear Facility and the operations related to decommissioning of the Company Nuclear Facility have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where such failures to be so in compliance does not have and would not reasonably be expected have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Such legal requirements include, but are not limited to, NRC license for the Trojan Nuclear Plant pursuant to 10 C.F.R. Part 50, NRC license for the Trojan Independent Spent Fuel Storage Installation of Nuclear Fuel and High-Level Radioactive Waste (ISFSI) pursuant to 10 C.F.R. Part 72 and Siting Statutes of the State of Oregon at ORS 469.320 (formerly Section 4 of Chapter 609, Oregon Laws of 1971) (the term "Company Nuclear Facility" includes both the Trojan Nuclear Plant and the Trojan ISFSI Facility). Seller has provided to Purchaser true and correct copies of all material outstanding notices of violation or material requests for information from NRC or any other agency with jurisdiction over such Company Nuclear Facility. Neither the operations of the Company Nuclear Facility nor the operations related to decommissioning of the Company Nuclear Facility are the subject of any outstanding notices of violation or requests for information from NRC or any other agency with jurisdiction over such facility except where the subject of such notices or requests does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Seller has provided to Purchaser true and correct copies of all emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the Company Nuclear Facility. The Company maintains, and is in compliance with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the Company Nuclear Facility, and NRC has determined that such plans are in compliance with its requirements, except where such failures to be so in compliance does not have and would not reasonably be expected have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Liability insurance to the full extent required by Applicable Law for non-operating nuclear facilities and consistent with Seller's view of the risks inherent in the decommissioning of the Company Nuclear Facility remains in full force and effect regarding such facility, and the amount of such liability insurance has been approved by NRC. Seller has provided to Purchaser true and correct copies of all material plans for the decommissioning of the Company Nuclear Facility, and for the storage of spent nuclear fuel. Plans for the decommissioning of the Company Nuclear Facility, and for the storage of spent nuclear fuel, conform with the requirements of Applicable Law, and the Company has adequately funded such plans to the extent required by Applicable Law. The Decommissioning Plan is a true and correct copy of the decommissioning plan approved by NRC and the Oregon Office of Energy, which plan has been amended through Revision 17 as permitted by Applicable Laws. The Trojan co-owners, the Company, the City of Eugene (acting by and through the Eugene Water & Electric

Board) and PacifiCorp (collectively, the "Trojan Co-Owners"), have severally agreed to fund their shares of all decommissioning costs relating to Trojan, and neither Seller nor Company, nor any of the Transfer Group Companies, has Knowledge that the Trojan Co-Owners will not fund such decommissioning costs in the future. The Trojan ISFSI Final Safety Analysis Report is a true and correct copy of the safety plan submitted to NRC in accordance with NRC requirements. Seller has no intention of varying Company's operations from those described in the Decommissioning Plan and the Trojan ISFSI Final Safety Analysis Report and neither Seller nor Company has any other material commitments (whether written or oral) to Governmental Authorities with respect to the Company Nuclear Facility.

          Section 4.21 Intellectual Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, each of the Transfer Group Companies owns or possesses the rights to use, and is in compliance with, all intellectual property that is used or required by it in the conduct of its business. Except as set forth on Schedule 4.21, all such intellectual property is in full force and effect and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by this Agreement, except where such failures do not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. The use of any intellectual property by and of the Transfer Group Companies does not infringe on, or otherwise violate, the rights of any Person and is in accordance with any applicable license pursuant to which the Transfer Group Company acquired the right to use such intellectual property, except where such infringement, violation or failure to be in accordance does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Except as set forth in
Schedule 4.21, none of the Transfer Group Companies has received any notice of (written or otherwise), (i) any challenge to the ownership of or validity or effectiveness of any license for the use of any intellectual property owned or used by any Transfer Group Company or (ii) any claim against the use by any Transfer Group Company of any intellectual property owned or used by it, except where such challenges or claims do not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          Section 4.22 Real Property.

          (a) Set forth in Schedule 4.22(a) is (i) a complete list of all material real property (the "Owned Property") owned by the Company or any of its Subsidiaries, (ii) a complete list of all material real property with respect to which the Company or any of its Subsidiaries is lessee, sublessee, licensee or other occupant or user (the "Leased Property," and together with the Owned Property, the "Real Property") and (iii) a list of each material agreement pursuant to which any party other than a Transfer Group Company occupies all or any part of any Owned or Leased Property. A true and complete copy of each such lease, sublease or other occupancy agreement together with all amendments and modifications (each a "Real Property Lease") were made available to Purchaser.

          (b) With respect to the Real Property Leases, no breach or event of default has occurred or is continuing, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Except as set forth in
Schedule 4.22(b) or as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, the transactions contemplated by this Agreement insofar as they are related to any Real Property do not require the consent of any party.

          (c) Each Transfer Group Company has good and marketable title in fee simple to the Owned Property and a valid lease, license or right to use the Leased Property, in each case free and clear of any Liens, other than (i) Permitted Exceptions and (ii) where such impairment to title does not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          (d) The improvements located on the Real Property are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, except as do not have and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

          Section 4.23 Seller Guarantees. Except as set forth on Schedule 4.23, there are no Seller Guarantees that will require Purchaser to take any action pursuant to Section 6.16.

          Section 4.24 Pre-Signing Settlements and Reserves. The Pre-Signing Settlement amount equals or exceeds $31,000,000.

          Section 4.25 Limitation of Representations and Warranties. Except for the representations and warranties set forth in this Agreement, Seller is not making any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, or the business, assets or liabilities of the Transfer Group Companies. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER (INCLUDING, WITHOUT

LIMITATION, (I) INFORMATION SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM, DATED AUGUST 2002, AND (II) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY OF THE TRANSFER GROUP COMPANIES).

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          Section 5.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Oregon.

          Section 5.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          Section 5.3 No Violation; Consents.

          (a) Except as set forth on Schedule 5.3(a) and subject to receiving the Purchaser Required Government Approvals, the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the limited liability company agreement or other constituent documents of Purchaser, (ii) conflict with, require the consent of a third party under, violate, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any material right or obligation of Purchaser under any material agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound,
(iii) violate any Order of any Governmental Authority to which Purchaser is bound or subject, or (iv) violate any Applicable Law, other than, in the case of clauses (ii) through (iv), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation, termination or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          (b) Except for filings as may be required under the HSR Act and for any Purchaser Required Government Approvals, no Government Approvals are required on the part of Purchaser in connection with the execution and delivery of this Agreement, or the compliance or performance by Purchaser with any provision contained in this Agreement, the failure of which to be obtained or made would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          Section 5.4 Litigation. There is no Action or Order pending or, to the Knowledge of Purchaser, overtly threatened, against Purchaser or any of its Affiliates or Subsidiaries that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or which has or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          Section 5.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the "Securities Act")), thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          Section 5.6 Financial Capability. Purchaser has, or will have on the Closing Date, cash and cash equivalents in the amount of $525,000,000, representing the portion of the Purchase Price to be funded by one or more equity investments in Purchaser (the "Equity Funds"). Prior to or on the date hereof, Purchaser has delivered to Seller true and complete copies of (i) an equity financing commitment letter or letters from TPG III and TPG IV to provide the Equity Funds (the "Equity Financing Letter") and (ii) one or more "highly confident" letters from Credit Suisse First Boston LLC with respect to debt financing in form and substance as attached hereto as Exhibit C, in an aggregate amount not less than $1,150,000,000. Such "highly confident" letter or letters, together with any amendments, supplements or replacements thereto (including any Commitment Letter obtained pursuant to Section 6.15) obtained by Purchaser from time to time are referred to herein collectively as the "Debt Financing Letter," and together with the Equity Financing Letter, the "Financing Letters." Purchaser has no Knowledge as of the date hereof of any facts or circumstances that would cause Purchaser to be unable to obtain financing in accordance with the terms of the Financing Letters.

          Section 5.7 Purchaser Structure. As of the date hereof, Purchaser intends that, at the time of Closing, (i) it will be structured as set forth in the term sheet attached hereto as Exhibit D, (ii) the person identified in
Schedule 5.7 will serve as one of the Managing Members of Purchaser, possessing the powers, rights and obligations described in Exhibit D, (iii) no Managing Member of Purchaser will be a present or former officer, director, employee or partner of TPG III, TPG IV or their Affiliates and (iv) all Managing Members of Purchaser will have significant business or other appropriate experience.

          Section 5.8 Financial Advisors. Except for Credit Suisse First Boston LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.1 Access to Information. Prior to Closing, each of Seller and the Company shall, and shall cause the Transfer Group Companies to, permit Purchaser and its Representatives (including its legal advisors and accountants) to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of the Transfer Group Companies; provided that in no event shall Seller, the Company or any other Transfer Group Company be obligated to provide (i) access or information in violation of Applicable Law, (ii) except to the extent provided in the Bidding Procedures Order, access to or information concerning bids, letters of intent, expressions of interest or other proposals received from third parties in connection with the transactions contemplated by this Agreement and information and analysis relating to such communications or (iii) any information, if Seller receives advice of outside counsel to Seller and/or the Company in the relevant proceeding, that disclosure of such information would materially jeopardize any privilege available to Seller, any of the Transfer Group Companies or any of their respective Affiliates, relating to such information or would cause Seller, any of the Transfer Group Companies or any of their respective Affiliates to breach in any material respect a confidentiality obligation to which it is bound. Seller and the Company shall use their reasonable best efforts to mitigate the effects of the restrictions addressed in clause (iii) of the immediately preceding sentence upon Purchaser's ability to obtain information and shall take all such reasonable measures (including without limitation instructing their respective counsel in the relevant proceedings to consult with Purchaser's counsel, entering into one or more joint defense or common interest agreements with Purchaser and seeking waivers of applicable confidentiality agreements) to permit the greatest possible disclosure of information to Purchaser and/or its counsel consistent with preservation of privilege. In connection with such access, Purchaser's Representatives shall cooperate with Seller's and the Transfer Group Companies' Representatives and shall use their reasonable best efforts to minimize any disruption of the business of Seller and the Transfer Group Companies. Purchaser agrees to abide by the terms of the Purchaser Confidentiality Agreement and any reasonable safety rules or rules of conduct imposed by the relevant Transfer Group Company or Seller with respect to such access and any information furnished to it or its Representatives pursuant to this Section 6.1.

          Section 6.2 Conduct of the Business Pending the Closing.

          (a) Except as otherwise expressly contemplated by this Agreement and the schedules attached hereto or with the prior written consent of Purchaser, the Company shall and Seller shall cause the Transfer Group Companies to (subject to the limitations imposed on Seller as a result of having filed petitions for relief under the Bankruptcy Code) use their reasonable best efforts to conduct their respective businesses in all material respects in the Ordinary Course of Business, and preserve and maintain in all material respects the present business operations, organization and goodwill of the Transfer Group Companies. For the avoidance of doubt, the foregoing shall not require Seller or any of the Transfer Group Companies to make any payments, incur any costs or enter into or amend any contractual arrangements, agreements or understandings, unless such payment, incurrence or other action is required by Applicable Law, by contractual obligation with such third parties or to operate such business in the Ordinary Course of Business.

          (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), each of Seller and the Company shall not, in the case of Seller, subject to the limitations imposed on Seller as a result of having filed petitions for relief under the Bankruptcy Code, and shall cause each Transfer Group Company not to:

               (i) except as otherwise permitted under Section 6.2(c), declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Transfer Group Companies or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Transfer Group Companies;

               (ii) except as otherwise permitted under Section 6.2(c), transfer, issue, sell or dispose of any shares of capital stock or other equity securities of the Transfer Group Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity securities of the Transfer Group Companies;

               (iii) except as otherwise permitted under Section 6.2(c), effect any recapitalization, reclassification, stock split or like change in the capitalization of the Transfer Group Companies;

               (iv) amend the certificate of incorporation or bylaws of any Transfer Group Company in any way; provided, however, that the Company may
     (i) restate its articles of incorporation in a manner that does not effect any substantive modifications to the provisions thereof and (ii) effect amendments to its bylaws that are not material and that are intended to reflect changes in Applicable Law.

               (v) except as provided under the Portland General Holdings, Inc. Involuntary Severance Plan, as set forth on Schedule 6.2(b)(v) or as would not create or increase any Liability of any Transfer Group Company beyond any amount reflected on the Balance Sheet, (A) increase the annual level of compensation of any employee of a Transfer Group Company (other than increases in the Ordinary Course of Business), (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant of the Transfer Group Companies, (C) other than in the Ordinary Course of Business, increase the coverage or benefits available under any, or, except as permitted under clause (D), create any new, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee, director or officer of the Transfer Group Companies or otherwise materially modify or amend or terminate any such plan or arrangement, or
     (D) other than in the Ordinary Course of Business, enter into, or amend any existing, employment, deferred compensation, severance, consulting, or similar agreement to which any Transfer Group Company is or would be a party or involving a director, officer or employee of the Transfer Group Companies; provided that no such agreement (i) shall provide for a term in excess of one (1) year, or in the case of an amendment to any such agreement, increase an existing term by more than one (1) year, or (ii) increase compensation or other payments in excess of $300,000, or, in the case of an amendment to any such agreement, materially increase compensation if such compensation exceeds $300,000 per year;

               (vi) except as set forth on Schedule 6.2(b)(vi), and except for
     (A) trade payables, (B) indebtedness under any line of credit existing as of the date hereof or any new line of credit established to refinance any such existing line of credit (provided that the aggregate principal amount at any time outstanding under all lines of credit shall not be greater than the aggregate principal amount that could be borrowed under all lines of credit as of the date hereof plus $50 million, and provided further that with respect to any such refinanced line of credit, the expiration of the line of credit refinanced thereunder shall not be materially shorter than the expiration of the line of credit so refinanced), (C) long-term indebtedness for borrowed money incurred after the date hereof in an aggregate principal amount outstanding at any time not to exceed $150 million (provided that, to the extent such indebtedness is used to refinance outstanding indebtedness, the scheduled maturities of amounts borrowed shall not be materially shorter than the scheduled maturities of the indebtedness so refinanced), (D) other indebtedness for borrowed money and guarantees incurred after the date hereof in an aggregate principal amount not to exceed $5 million at any time, and (E) indebtedness incurred to refinance indebtedness outstanding on the date hereof or otherwise permitted under this Section 6.2(b)(vi) (provided that, except as provided in clause (B) and (C) above, the aggregate principal amount of such refinancing indebtedness shall not be greater than the aggregate principal amount of the indebtedness so refinanced, and provided further that with respect to any such refinancing indebtedness, the scheduled maturities of amounts borrowed shall not be materially shorter than the scheduled maturities of the indebtedness so refinanced), (1) incur or assume any long-term or short-term indebtedness (other than trade payables), (2) issue any debt securities, (3) issue or assume any obligations as the deferred purchase price of property, conditional sale obligations or any obligations under any title retention agreement (other than trade accounts payable in the Ordinary Course of Business), (4) enter into any capital leases, operating leases, or any synthetic or off-balance sheet leases or any agreement for the use or possession of property creating obligations that, in the case of any item covered by this clause (4), do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person, or (5) become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any Person other than a Transfer Group Company in connection with obligations otherwise permitted hereunder (obligations of the types referred to in clauses (1) through (5) above are referred to herein collectively as "Restricted Indebtedness"); provided that, notwithstanding anything in this Agreement to the contrary (including anything in the foregoing clauses or the schedules hereto), as of the Closing, the sum of (w) the aggregate amount of all Restricted Indebtedness of the Transfer Group Companies then outstanding, plus (x) the stated value of the Company's preferred stock and all accrued and unpaid dividends thereon, less (y) the Transfer Group Companies' cash on hand, less (z) the amount of cash dividends paid by the Company to Seller from and after the date hereof, shall not exceed $900 million in the aggregate;

               (vii) except as set forth on Schedule 6.2(b)(vii), (x) subject the Shares to any Lien, or (y) subject any of the material properties or assets (whether tangible or intangible) of the Transfer Group Companies to any Lien other than, in the case of this clause (y), Permitted Exceptions; provided that notwithstanding anything in this Section 6.2 to the contrary, at the Closing, the Shares shall be delivered to Purchaser free and clear of any and all Liens (other than Liens created by Purchaser) in accordance with Section 363 of the Bankruptcy Code;

               (viii) except as set forth on Schedule 6.2(b)(viii) or as otherwise permitted pursuant to this Section 6.2(b), (A) acquire any properties or assets other than in the Ordinary Course of Business, except for such acquisitions of properties or assets with a fair market value of up to $10 million in the aggregate or (B) sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Transfer Group Companies other than in the Ordinary Course of Business, except for any such dispositions of properties or assets with a fair market value of up to $10 million in the aggregate;

               (ix) enter into or terminate prior to its stated expiration any labor or collective bargaining agreement of the Transfer Group Companies; provided that nothing in this Section 6.2(b)(ix) shall prohibit any of the Transfer Group Companies from extending any collective bargaining agreement that otherwise would expire, or from entering into a new collective bargaining agreement in connection with any such expiration; provided that any such agreements do not have, and would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect;

               (x) except as set forth on Schedule 6.2(b)(x), as provided in
     Section 6.13 or Section 6.14 or with respect to refinancings contemplated in Section 6.2(b)(vi), repurchase, discharge or satisfy any claim, debt or obligation (or group of related claims, debts or obligations) of any of the Transfer Group Companies in an amount in excess of $5 million, other than
     (A) in the Ordinary Course of Business or (B) pursuant to the terms of any Contract as in effect on the date hereof or permitted to be entered into hereafter;

               (xi) subject to Section 6.4(b), permit any of the Transfer Group Companies to enter into, or agree to enter into, any merger or consolidation with, any corporation or other entity;

               (xii) except as set forth on Schedule 6.2(b)(xii) or as required under GAAP, make any change in any method of accounting for financial reporting purposes;

               (xiii) except as set forth on Schedule 6.2(b)(xiii) in the Ordinary Course of Business or as expressly contemplated hereby, make any filings with or commence any proceedings against or before a Governmental Authority;

               (xiv) pursuant to or within the meaning of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an Order for relief against the Company or any other Transfer Group Company in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or any material portion of its property or assets, or make a general assignment for the benefit of Seller's creditors;

               (xv) except as set forth on Schedule 6.2(b)(xv), make any material Tax elections with respect to the Transfer Group Companies (other than elections that must be made periodically which are consistent with past practice);

               (xvi) except as set forth on Schedule 6.2(b)(xvi), enter into any agreement or settlement with any Taxing Authority with respect to any material Tax item directly related to a Transfer Group Company;

               (xvii) except as disclosed on Schedule 6.2(b)(xvii), make or agree to make any capital expenditure; provided that disclosure on Schedule 6.2(b)(xvii) notwithstanding, no expenditure shall be made, construction undertaken or obligation entered into with respect to the Company's planned Port Westward project (other than expenditures or obligations that in the aggregate would not exceed $5,000,000) until such time as an Integrated Resource Plan (or any Action Plan related to such Integrated Resource Plan) contemplating such expenditure, construction or obligation has been filed by the Company and been the subject of an acknowledgement order by OPUC;

               (xviii) except as disclosed on Schedule 6.2(b)(xviii), enter into any power, capacity, fuel, transmission or transportation purchase, forward, option, swap or futures contract, including any derivative contract (in any case, whether for non-trading or trading purposes), except for any contract (i) contemplated by an Integrated Resource Plan (or any Action Plan related to such Integrated Resource Plan) that has been filed by the Company and been the subject of an acknowledgement order by OPUC or
     (ii) that does not exceed twenty-four months in duration and does not cause the Company's Value at Risk to exceed the Company's maximum Value at Risk guidelines as authorized by the Board of Directors of the Company and in effect on the date hereof. Seller will cause the Company to use its reasonable best efforts to cause any such new agreements entered into by any Transfer Group Company pursuant to this clause (xviii) to contain provisions permitting assignment to wholly owned subsidiaries. Specific transactions executed under enabling agreements will not themselves constitute "agreements" for the purposes of the immediately preceding sentence.

          (c) The restrictions contained in subsections (a) and (b) of this
Section 6.2 shall not in any way prohibit, limit or restrict, any of the following: (i) dividends by a direct or indirect wholly-owned subsidiary of the Company to the Company, or another direct or indirect wholly-owned subsidiary of the Company, (ii) dividends on the Preferred Stock outstanding on the date hereof; (iii) dividends on or repurchases of Shares to the extent that (x) such dividends or repurchases result in a reduction in the Purchase Price (or such distributions are made pursuant to Section 6.9(i) in a case in which the Purchase Price is not reduced due to the fact that the relevant intercompany account has been written down to zero) and (y) such dividends or repurchases are permissible under Order No. 97-196 entered by the Commission on June 4, 1997 in OPUC Docket 814 and the stipulation related thereto; (iv) redemptions of Preferred Stock pursuant to its terms, including any sinking fund requirements; (v) payments by any Transfer Group Company to Seller or its Affiliates in respect of intercompany payables or accounts or their liability to Seller or its Affiliates on account of such Transfer Group Company being a member of Seller's affiliated group for federal income tax purposes and, if applicable, any similar consolidated, combined or unitary group for state income tax purposes; or (vi) any actions by the Company to close any open Merchant Book trading position in accordance with Section 6.18 or to close, in the Ordinary Course of Business, any position maintained in the Company's retail (non-trading) electric utility business.

          (d) Prior to the Closing, Seller shall keep Purchaser reasonably apprised of the status of, and all other material matters relating to, the construction and operation of new generation or transmission facilities by any Transfer Group Company and shall consult with Purchaser in good faith regarding all such material matters, including, without limitation, regulatory matters relating to, and material agreements and expenditures in connection with, such construction and operation; provided that Seller shall not be required to take any such action to the extent it would be excused from doing so pursuant to the proviso to Section 6.1.

          Section 6.3 Appropriate Action; Filings.

          (a) Seller and Purchaser shall (and, if necessary, Seller will cause its appropriate Affiliates to) each file with the Federal Trade Commission and the Department of Justice on a timely basis all such notifications and report forms, together with all required supplemental information, required to be filed or provided under the HSR Act and the regulations promulgated thereunder with respect to the transactions contemplated hereby, and request early termination of the related waiting period. The parties shall consult with each other as to the appropriate time of filing such notifications and provision of information, and shall use their reasonable best efforts to make such filings on a timely basis, to respond promptly to any requests for additional information made by either of such agencies, to cooperate with each other in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing.

          (b) Through the Closing Date, Seller, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably proper or advisable on its part under this Agreement, Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to promptly (which, in the case of initial filings with OPUC and FERC shall not be more than thirty (30) days after the entry of the Approval Order) prepare and file all necessary documentation to make effective the transactions contemplated by this Agreement,
(iii) to effect all necessary applications, notices, petitions, and filings and to execute all agreements and documents, (iv) to obtain all necessary Permits of all Governmental Authorities and (v) to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses, necessary or advisable to consummate the transactions contemplated by this Agreement (including Seller Required Government Approvals and Purchaser Required Government Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Seller or Purchaser or any of their respective subsidiaries is a party or by which any of them is bound. None of Seller, the Company nor Purchaser shall be deemed to have breached clause (ii) of the immediately preceding sentence to the extent that any delay beyond such thirty (30) day period is caused by any Person other than such respective party or parties and their legal counsel, but, notwithstanding any such delay, Seller, the Company and Purchaser shall use their reasonable best efforts to effect such filings promptly thereafter. Seller and Purchaser shall be accorded a reasonable right to review in advance and provide comments on all filings to be made under this Section 6.3(b) by the other party or the Company with any Governmental Authority in connection with the transactions contemplated hereby, and each party and the Company shall make its respective Representatives reasonably available to the others to discuss any questions or issues raised with respect to such filings or comments for a reasonable period prior to making such filings. For the avoidance of doubt, other than customary fees paid to Governmental Authorities in connection with transactions of the sort contemplated herein or as provided for herein, no party shall be obligated to make any payment to a third party to secure a consent from such third party that may be necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that such party must afford the other party the opportunity to make any such payment. In addition, each party to this
Section 6.3(b) and the Company will provide prompt notification to the others when any such Permit, action, filing or notice referred to in this Section 6.3(b) is obtained, taken, made or given, as applicable, or if any such Permit, action, filing or notice is appealed, withdrawn or denied. Notwithstanding any provision of this Agreement to the contrary, neither Seller nor the Company shall be obligated to take any action (including, without limitation, to make any statement) that would, in Seller's reasonable judgment, be expected to materially hinder or delay Seller's ability, following a valid termination of this Agreement pursuant to Section 3.2, to effect a Distribution; provided that the foregoing shall not be deemed to expand Seller's rights to terminate this Agreement or to limit Seller's obligation to vigorously support the transactions contemplated hereby and present such transactions as Seller's best alternative for a disposition or distribution from execution of this Agreement until released therefrom pursuant to the terms of this Agreement.

          (c) Seller shall cause the Company to, and the Company shall, file with OPUC and prosecute in good faith all regulatory filings related to rates and recovery of power costs that are in the long-term best interest of the Company. For the purposes of this Section 6.3(c), the "long-term best interest of the Company" shall be determined by the Company in its reasonable business judgment after good faith consultation with Purchaser.

          (d) In the event Purchaser schedules a meeting or conference with SEC, OPUC, FERC, PBGC or NRC regarding the transactions contemplated hereby, Purchaser shall provide Seller notice prior to scheduling such meeting or conference as soon as reasonably practicable and one or more Representatives of Seller (as Seller determines is appropriate in its reasonable business judgment after consultation with Purchaser) shall have the right to attend such meeting or participate in such conference; provided, however, that in the event Purchaser reasonably concludes in good faith based on objective criteria (such as the relevant Governmental Authority's request that Seller not attend) that attendance by a Representative or Representatives of Seller at such meeting or conference would be detrimental to Purchaser, the Company or the expeditious closing of the transactions contemplated hereby, Purchaser may exclude such Representative or Representatives of Seller from such meeting with the consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in no event may Purchaser exclude Seller from a meeting or conference with any Governmental Authority if Seller reasonably concludes in good faith that Seller's absence from such meeting or conference could reasonably be expected to be detrimental to Seller, any Transfer Group Company or the expeditious closing of the transactions contemplated hereby.

          Section 6.4 Bankruptcy Filings, Covenants and Agreements.

          (a) Within four (4) Business Days following execution of this Agreement, Seller shall file with the Bankruptcy Court (in one or more motions)
(i) the Sale Motion, seeking entry of the Approval Order, and (ii) the Bidding Procedures Motion, seeking entry of the Bidding Procedures Order. Seller agrees that it will use its reasonable best efforts to obtain entry by the Bankruptcy Court of (i) the Bidding Procedures Order within ten (10) days of the date of execution of this Agreement and (ii) the Approval Order promptly following the Auction Termination Date. Purchaser agrees that it shall promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Bidding Procedures Order and the Approval Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating Purchaser is a "good faith purchaser" under Section 363(m) of the Bankruptcy Code; provided that Purchaser shall not be required to take any actions to amend or modify the Bidding Procedures Order or the Approval Order. If entry of the Bidding Procedures Order or the Approval Order is appealed or otherwise challenged (including a petition for certiorari or motion for modification, reconsideration, rehearing or reargument), Seller and Purchaser shall each use its reasonable best efforts to defend such appeal or challenge unless Purchaser or Seller has validly terminated this Agreement pursuant to Section 3.2.

          (b) From and after the date of execution of this Agreement until the Auction Termination Date, except to the extent specifically permitted under
Section 6.4(c) or the Bidding Procedures Order, neither Seller nor the Company shall, and each shall cause its controlled Affiliates and their respective Representatives, and any other Person authorized to act on behalf of Seller or its bankruptcy estate (each a "Seller Party" and collectively, the "Seller Parties") not to, directly or indirectly, solicit, accept, review, cooperate with or provide information with regard to any offer, inquiry, proposal, bid or indication of interest from any Person, or engage in any negotiations with any Person, or share any information regarding Purchaser or any of the Transfer Group Companies, with respect to or in possible contemplation of an Alternative Transaction; provided, however, that nothing in this Section 6.4(b) shall prohibit or restrict any Seller Party from (i) providing information about the Bidding Procedures Order to any Person who makes any unsolicited offer or indication of interest, or (ii) taking appropriate actions to preserve its flexibility, following a valid termination of this Agreement pursuant to Section 3.2, to effect a Distribution; provided further that the foregoing shall not be deemed to expand Seller's rights to terminate this Agreement or to limit Seller's obligation to vigorously support the transactions contemplated hereby. An "Alternative Transaction" means any sale (including any such sale effected by merger, consolidation or otherwise) or distribution of the equity securities of any Transfer Group Company to, or an investment in the capital stock or other equity interests of any Transfer Group Company by, other than a sale of or investment in the Preferred Stock outstanding as of the date of execution of this Agreement, any third party (or parties) not Affiliated with Purchaser (or any transaction having a substantially similar economic effect as such sale or investment), or any sale or transfer of a material portion of the assets of any Transfer Group Company to any third party (or parties) not Affiliated with Purchaser, including but not limited to a distribution of the Company's equity securities or other equity interests in, or a material portion of the assets of, any Transfer Group Company, pursuant to a chapter 11 plan.

          (c) From the date of entry of the Bidding Procedures Order, and until the earlier to occur of (i) the date that is sixty (60) days after the entry of the Bidding Procedures Order (provided that if Seller gives notice of its intent to terminate this Agreement pursuant to Section 3.2(f) prior to such date, such date may be extended by Seller, in its sole discretion, until the date that is two (2) Business Days after the earlier of (x) the date on which Purchaser cures the relevant breach of this Agreement such that Seller would no longer have the right to terminate this Agreement pursuant to

Section 3.2(f) and (y) the date on which the applicable cure period with respect to such breach by Purchaser set forth in Seller's termination notice expires) and (ii) the entry by the Bankruptcy Court of the Approval Order (such earlier date, the "Auction Termination Date"), the Seller Parties shall be permitted to solicit inquiries, proposals, offers or bids from, and negotiate with any Person other than Purchaser regarding an Alternative Transaction in accordance with the Bidding Procedures Order; provided, however, that the Seller Parties may only enter into, and seek Bankruptcy Court approval of, (i) any agreement with respect to such Alternative Transaction if it is a Superior Transaction or (ii) a Distribution, and in each case only prior to the Auction Termination Date unless Purchaser is not selected as the Winning Bidder pursuant thereto. To effectuate the foregoing, during such period, the Seller Parties shall be permitted to supply information relating to Seller and the Transfer Group Companies only to prospective purchasers that have executed a confidentiality agreement with Seller that is not materially less restrictive with respect to the prospective purchaser than the Purchaser Confidentiality Agreement; provided, however, that if the Seller Parties supply information relating to Seller and the Transfer Group Companies to such prospective purchasers, Seller shall also provide such information to Purchaser to the extent not otherwise provided to Purchaser. Notwithstanding anything herein to the contrary, Seller shall not offer, agree to, or seek approval from the Bankruptcy Court for any break-up fee or expense reimbursement (or any other benefit or protection that is not provided to all prospective bidders under the terms of the Bidding Procedures Order) throughout the period from the date of entry of the Bidding Procedures Order and until the Auction Termination Date for any Person other than Purchaser in connection with any proposed acquisition of, investment in, or distribution of any equity securities or assets of any Transfer Group Company. Seller shall notify Purchaser in writing within one (1) Business Day following Seller's selection of any Alternative Transaction as a Superior Transaction.

          (d) If Purchaser is selected as Winning Bidder, from the Auction Termination Date until the earlier of (i) the Closing Date and (ii) the valid termination of this Agreement pursuant to Section 3.2, neither Seller nor the Company shall, and each shall cause the Seller Parties not to, directly or indirectly, pursue or facilitate any Alternative Transaction or, solicit, accept, facilitate, review, cooperate with, discuss, or provide information in connection with, any offer, inquiry, proposal, bid or indication of interest from any Person, or respond to any inquiries from or engage in any negotiations with any Person, or share any information regarding Purchaser or any of the Transfer Group Companies, with respect to or in possible contemplation of any Alternative Transaction, and neither Seller nor the Company shall, and each shall cause the Seller Parties not to, assist, cooperate with or help to facilitate any other Person in taking or effecting any such actions. The parties hereto agree that if Purchaser is selected as the Winning Bidder, Seller shall use its reasonable best efforts to cause the Approval Order to prohibit the Seller Parties (and any Person acting or purporting to act on behalf of any of them) from violating the immediately preceding sentence or from otherwise pursuing in any way any Alternative Transaction unless this Agreement shall have been terminated in accordance with its terms; provided, however, that nothing herein shall limit the ability of Seller to take appropriate actions to preserve its ability, following the valid termination of this Agreement pursuant to Section 3.2, to effect a Distribution; provided further, however, that the foregoing shall not be deemed to expand Seller's rights to terminate this Agreement or to limit Seller's obligation to vigorously support the transactions contemplated hereby.

          (e) In connection with any proceedings in the Bankruptcy Court related to the Bidding Procedures Order, the Approval Order, the Shares, any Transfer Group Company or the transactions contemplated by this Agreement (or any Alternative Transaction), (a) Seller and the Company shall, and shall cause their respective Affiliates to provide to Purchaser copies of all motions, objections, pleadings, notices, proposed orders and other documents relating to such proceedings, including any such motions, objections, pleadings, notices, proposed orders or other documents that are filed by or on behalf of Seller as soon as reasonably practicable prior to any filing thereof with the Bankruptcy Court and (b) Purchaser shall, and shall cause its respective Affiliates to provide to Seller copies of all motions, objections or other documents that are filed by or on behalf of Purchaser as soon as reasonably practicable prior to any filing thereof with the Bankruptcy Court.

          (f) To the extent reasonably practicable, Seller shall file with the Bankruptcy Court amendments to Seller's Chapter 11 Plan that will (a) incorporate the terms of the Approval Order into Seller's Chapter 11 Plan, as may be necessary to consummate the transactions contemplated by, and give effect to the terms of, this Agreement and (b) bind to the terms of this Agreement as if it were deemed the Seller hereunder any reorganized debtor, trust or other entity to which the Shares may be transferred pursuant to Seller's Chapter 11 Plan. If it is not reasonably practicable to so amend Seller's Chapter 11 Plan, then Seller will use its reasonable best efforts to cause Seller's Chapter 11 Plan confirmation order to contain language reasonably acceptable to Purchaser, which shall (a) incorporate the terms of the Approval Order and (b) bind to the terms of this Agreement, as if it were Seller hereunder, any reorganized debtor, trust or other entity to which the Shares may be transferred pursuant to the terms of Seller's Chapter 11 Plan. Seller covenants and agrees that the terms of Seller's Chapter 11 Plan will not, and will not purport to, conflict with, supersede, abrogate, nullify, limit, override, modify or restrict the terms of this Agreement or the rights of Purchaser hereunder, or in any way hinder, prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, and will not in any way modify (or purport to modify) the Approval Order. Seller covenants and agrees that Seller's Chapter 11 Plan shall contain provisions providing for Seller's deposit of the Purchase Price into one or more disbursement accounts maintained in accordance with Seller's Chapter 11 plan, for the benefit of, among others, the holders of allowed or allowable administrative expense claims, and further providing that all allowed or allowable administrative expense claims must be satisfied or reasonably reserved for before the funds in such disbursement accounts may be used to satisfy the claims of general unsecured creditors. Seller shall provide to Purchaser, as soon as reasonably practicable prior to filing, any provisions to Seller's Chapter 11 Plan, the Disclosure Statements and/or any amendments thereto that discuss or in any way relate to the transactions contemplated hereby, the Shares or any Transfer Group Company; provided, however, that this sentence shall not be deemed to provide Purchaser with any approval or veto right with respect to any such filing or any right to require changes to any such filing. Seller further covenants and agrees that it will not file, cooperate with or support any chapter 11 plan filed by any Person that is inconsistent with the terms of this
Section 6.4(f) or this Agreement.

          (g) If the Company or any other Transfer Group Company has become the subject of a case under the Bankruptcy Code or has taken any other action specified in Section 6.2(b)(xiv), then Seller and the Company shall, and, if applicable, shall cause any such Transfer Group Company to, take all reasonable steps to enable Seller and the Company to perform their respective obligations under this Agreement, including promptly filing such pleadings as may be necessary in order to authorize such performance; provided that Purchaser has not terminated this Agreement pursuant to Section 3.2(j).

          Section 6.5 Preservation of Records; Cooperation. Subject to Section 10.2(e) (relating to the preservation of Tax records), each of Seller, the Company and Purchaser shall, and, from and after the Closing, Purchaser shall cause each of the Transfer Group Companies to, preserve and keep in its possession all material records held by it on or after the date hereof relating to the business of the Transfer Group Companies (to the extent that such records are held by a Transfer Group Company or Purchaser following the Closing), for a period of seven (7) years or such longer period as may be required by Applicable Law and shall make such records and such party's personnel available to the other party as may reasonably be required by such party in connection with, among other things, any insurance claims involving, legal proceedings involving, or investigations by any Governmental Authority of Seller or Purchaser or any of their respective Affiliates, or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided that in no event shall either Seller or Purchaser be obligated to provide any information the disclosure of which would materially jeopardize any privilege available to it or its Affiliates relating to such information or which would cause it or its Affiliates to breach in any material respect a confidentiality obligation to which it is bound; provided further that Seller and Purchaser shall use their reasonable best efforts to mitigate the effects of such limitations.

          Section 6.6 Confidentiality. (a) The parties acknowledge that Purchaser and Seller previously executed the Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement.

          (b) Each of Purchaser, Seller and the Company agree that it shall not, and shall cause its Representatives not to, directly or indirectly, disclose in whole or in part to any third party or otherwise use in detriment of any other party any confidential or proprietary information of any other party hereto that such party receives or otherwise comes to possess in connection with the transactions contemplated hereby (such party, the "Receiving Party"), whether furnished before or after the date of execution of this Agreement, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by a party or others, which are based on, contain or otherwise reflect such information, without the consent of such other party (the "Confidential Information"). For purposes of this Section 6.6, "Confidential Information" shall not include information that (i) is or becomes generally available to the public, other than as a result of disclosure in violation of this Section 6.6, (ii) is related to a Distribution following a valid termination of this Agreement pursuant to Section 3.2, (iii) was within the possession of the Receiving Party prior to receipt of such information from a party to this Agreement or (iv) was or becomes available to the Receiving Party from a source other than another party to this Agreement; provided that, in the cases of clauses (iii) and (iv), the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. This paragraph (b) shall supersede the obligations of the parties hereto under the Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement.

          (c) Notwithstanding the foregoing, the parties hereto acknowledge and understand that (i) in connection with seeking the Bidding Procedures Order and the Approval Order and implementation thereof, this Agreement (together with the exhibits and schedules attached hereto) will be filed with the Bankruptcy Court and made publicly available, (ii) this Agreement (together with the exhibits and schedules attached hereto) will be filed with SEC and made publicly available in accordance with the Exchange Act and (iii) Confidential Information may be disclosed to Representatives of the Receiving Party, but only to the extent necessary or appropriate to assist the Receiving Party in evaluating, negotiating and consummating the transactions contemplated by this Agreement, it being understood that (x) such Representatives shall be informed of the confidential and proprietary nature of the Confidential Information and shall be directed to treat it confidentially and not to use it other than for the purposes set forth above and (y) in any event, the Receiving Party shall be responsible for any breach of this Section 6.6 by any of its Representatives. The parties agree that the filings and disclosures described in the immediately preceding sentence will not be deemed to violate any confidentiality obligations owing to any party pursuant to this Agreement.

          (d) The parties agree that this Section 6.6, the Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement shall not in any way limit disclosure of information:

               (i) by Seller, as required in connection with the administration of the Bankruptcy Cases,

               (ii) by Seller or Purchaser, to the official committee of unsecured creditors of Enron Corp. et. al. appointed in connection with the Bankruptcy Cases (the "Creditors Committee") and to its advisors prior to the entry of such Approval Order;

               (iii) by Seller or Purchaser, as required by Applicable Law or an order of a court or Governmental Authority;

               (iv) by Seller or Purchaser (with Seller's consent, which consent shall not unreasonably be withheld), to OPUC, SEC, FERC, NRC, PBGC and any other Governmental Authority as necessary or appropriate to facilitate the transactions contemplated by this Agreement;

               (v) by Seller or Purchaser, in filings with the Bankruptcy Court as necessary to consummate the transactions contemplated by this Agreement (including filings necessary to permit entry of the Bidding Procedures Order);

               (vi) by Purchaser, to any potential equity investors in Purchaser or the Company; provided that (i) any such Person shall be treated as a Representative of Purchaser in accordance with Section 6.6(c), (ii) Purchaser shall identify such potential equity investor to Seller prior to initial disclosure of Confidential Information to such Person and (iii) Seller shall have a right to prohibit disclosure of Confidential Information without its consent (which consent shall not be unreasonably withheld) (x) to any potential equity investors prior to the entry of the Approval Order or (y) to any potential equity investor that is a competitor of a Transfer Group Company or otherwise engaged in the electric utility business following the entry of the Approval Order, if Seller reasonably believes (in the case of either clause (x) or (y)) that such disclosure would be harmful in any material respect to a Transfer Group Company, or (in the case of clause (x)) that such disclosure could be detrimental to the Auction;

               (vii) by Purchaser, to any potential sources of debt financing; provided that (i) any such entity shall be treated as a Representative of Purchaser in accordance with Section 6.6(c), (ii) Purchaser shall identify to Seller any potential sources of debt financing that are competitors of a Transfer Group Company or otherwise engaged in the electric utility business prior to initial disclosure of Confidential Information to such Person and (iii) Seller shall have the right to prohibit disclosure of Confidential Information without its consent (which consent shall not be unreasonably withheld) (x) prior to the entry of the Approval Order, to any potential sources of debt financing other than bank lenders, bond underwriters or bond initial purchasers or (y) following the entry of the Approval Order, to any potential sources of debt financing that are competitors of a Transfer Group Company or otherwise engaged in the electric utility business, if Seller reasonably believes (in the case of either clause (x) or (y)) that such disclosure would be harmful in any material respect to a Transfer Group Company, or (in the case of clause
     (x)) that such disclosure could be detrimental to the Auction;

               (viii) by Purchaser, to any limited partner of any of Purchaser's Affiliates; provided that such limited partners shall be treated as Representatives of Purchaser in accordance with Section 6.6(c);

               (ix) by Purchaser, to potential candidates for the position of general partner or Managing Member of Purchaser; provided that such potential candidates shall be treated as Representatives of Purchaser in accordance with Section 6.6(c); or

               (x) by Purchaser, to potential candidates for members of the board of directors of the Company; provided that such potential candidates shall be treated as Representatives of Purchaser in accordance with Section 6.6(c).

          (e) Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, from and after the date of entry of the Bidding Procedures Order and until the Auction Termination Date, to the extent permitted by the Bidding Procedures Order and Section 6.4, Seller and its Affiliates, and their respective Representatives, may solicit inquiries, proposals, offers or bids from, and negotiate with any Person regarding an Alternative Transaction in accordance with the Bidding Procedures Order and
Section 6.4, and nothing contained in this Agreement (other than in Section 6.4) will, or is intended to, in any way be deemed to restrict such actions or efforts. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, including but not limited to the Purchaser Confidentiality Agreement and the Seller Confidentiality Agreement, the obligations of confidentiality contained herein and therein, as they relate to the transactions described in this Agreement, shall not apply to the Tax structure or Tax treatment of the transactions described in this Agreement, and each party hereto (and any employee, Representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the Tax structure and Tax treatment of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the Tax structure or Tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          Section 6.7 Public Announcements. Except to the extent permitted during the Auction as specified in the Bidding Procedures Order, prior to the Closing Date, none of Seller, the Company, Purchaser, or any of their Affiliates or any of their Representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior approval (which shall not unreasonably be withheld) of Purchaser (in the case of a press release or public statement by Seller or the Company) or Seller (in the case of a press release or public statement by Purchaser), unless such disclosure is required by Applicable Law, an Order of the Bankruptcy Court or by obligations pursuant to any agreement with any national securities exchange; provided that the Person intending to make such release shall give the parties hereto prior notice and shall use its reasonable best efforts consistent with such Applicable Law, Order or obligation to consult with the other parties with respect to the text thereof.

          Section 6.8 Use of Name. Following the Closing Date, neither Purchaser nor any of the Transfer Group Companies shall have any right, title or interest in the name "Enron" (or any variation thereof) or any trademarks, trade names, logo or symbols related thereto. As soon as reasonably practicable following the Closing, Purchaser shall cause the Transfer Group Companies to amend the organizational documents of each such entity to the extent necessary to remove the "Enron" name (and any variation thereof) from its name and to remove all trademarks, trade names, logos and symbols related to the name "Enron" from any properties and assets (including all signs and domain names) that are visible to, or obtainable by, members of the public. Following the Closing Date, Seller shall not have any right, title or interest in the name "Portland General Electric" (or any variation thereof) or any trademarks, trade names, logos or symbols related thereto. As soon as reasonably practicable following the Closing, Seller shall amend its organizational documents to the extent necessary to remove the "Portland General Electric" name (and any variation thereof) from its name and to remove all trademarks, trade names, logos and symbols related to the name "Portland General Electric" from any properties and assets (including all signs and domain names) that are visible to, or obtainable by, members of the public. Notwithstanding the foregoing, this Section 6.8 shall not be deemed to prohibit any party from using such trade names to the extent that the party deems appropriate in connection with (i) disclosures made under federal or state securities laws, or (ii) in any other document that makes a clear and unambiguous reference to the fact that Seller and the Company are no longer affiliated.

          Section 6.9 Intercompany Accounts. Prior to or at the Closing, except as set forth on Schedule 6.9(a), Seller shall cause (i) to the extent permissible, any amounts owed by Seller or any of its Affiliates (other than any of the Transfer Group Companies) to any of the Transfer Group Companies in respect of intercompany obligations (including but not limited to any such obligations that are represented by proofs of claims filed in any of the Bankruptcy Cases) to be dividended or otherwise distributed to Seller (and if such obligation may not be dividended or otherwise distributed, it shall remain in full force and effect), and (ii) all intercompany obligations owed by any of the Transfer Group Companies to Seller or any of its Affiliates (other than any of the Transfer Group Companies) to be paid prior to the Closing or to remain in full force and effect and to be paid and satisfied in accordance with their terms. Seller shall provide on Schedule 6.9(b) a schedule of all intercompany amounts as of September 30, 2003 that are referred to in clause (i) or (ii) above.

          Section 6.10 Insurance.

          (a) Seller shall cause the Company to, and the Company shall, use its reasonable best efforts to maintain in effect insurance of such types, covering such risks and with amounts and deductibles and/or self-insured retentions as are reasonable and customary for an entity of the size and characteristics of the Company engaged in business of the same type as the Company.

          (b) Seller and Purchaser agree that Casualty Insurance Claims relating to the business of the Transfer Group Companies (including those already reported and those relating to events that have occurred prior to the Closing but have not yet been reported) shall remain with the Transfer Group Companies immediately following the Closing, and Seller shall obtain any necessary approvals from insurers to give effect to this Section 6.10. Purchaser shall be consulted prior to the settlement of any Casualty Insurance Claims relating to the business of the Transfer Group Companies (including those already reported and those relating to events that have occurred prior to the Closing but have not yet been reported) in the event that (i) the Transfer Group Companies shall be responsible for funding any deductible or self-insured retentions or (ii) the proposed settlement exceeds $5 million.

          (c) For purposes hereof, "Casualty Insurance Claims" shall mean any liability claims incurred prior to the Closing (and for which claims have been made under the appropriate Insurance Policies prior to the Closing, or for which claims may be made under the appropriate Insurance Policies after the Closing based on pre-closing coverage on a "claims incurred" (rather than "claims made") basis) for which coverage is provided under any casualty insurance policy maintained by Seller or its Affiliates (other than the Transfer Group Companies) prior to Closing and any contractual arrangements between Seller or its Affiliates (other than the Transfer Group Companies) and their insurance claims service companies in effect prior to the Closing (collectively, the "Insurance Policies"), including policies of workers' compensation, automobile liability, general liability, and excess liability to the extent applicable and claims for physical damage/business interruption incurred by any Transfer Group Company facility insured under property and boiler and machinery (machinery breakdown) policies. The Casualty Insurance Claims shall be subject to the terms and conditions of the Insurance Policies. With respect to the Casualty Insurance Claims, the following procedures shall apply:

(i) Seller or its Affiliates (other than the Transfer Group Companies), or the appropriate insurer and insurance claims service company, shall continue to investigate, evaluate and dispose of as they deem appropriate and consistent with Ordinary Course of Business, on behalf of the Transfer Group Companies, all Casualty Insurance Claims with dates of occurrence prior to the date of Closing and (ii) Seller shall invoice a Transfer Group Company within thirty (30) Business Days of Seller's receipt of its billing invoice from any insurer or insurance claims service company for payments of Casualty Insurance Claims paid on behalf of such Transfer Group Company by Seller and/or its captive insurance company. Purchaser shall cause such Transfer Group Company to pay the invoice within fifteen (15) days of such Transfer Group Company's receipt of such invoice. Purchaser shall cause such Transfer Group Company to pay all costs associated with the posting of collateral as required by an insurer. Casualty Insurance Claims to be paid by such Transfer Group Company hereunder shall include not only claim loss payments, but also all expenses directly related to and directly allocated to the handling of a particular claim. In the event that any Casualty Insurance Claim exceeds a deductible or self-insured retention under the Insurance Policies, such Transfer Group Company shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim, subject to the terms and conditions of the Insurance Policy.

          (d) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Seller and Purchaser confirm that the sole intention of this Section 6.10 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to alter in any manner the rights and obligations of any insurer or contract claims service company thereunder. Nothing herein shall be construed as creating or permitting any insurer or contract claims service company the right of subrogation against Seller or Purchaser or any of their respective Affiliates in respect of payments made by one to the other under any Insurance Policy.

          (e) If Purchaser requests a copy of an insurance policy relating to a pending or threatened Casualty Insurance Claim, Seller shall request a copy of all relevant insurance policies that insure such claim from the appropriate insurance carrier(s), and upon receipt, shall forward to Purchaser promptly thereafter.

          Section 6.11 Directors' and Officers' Indemnification. For a period of not less than six (6) years after the Closing Date, Purchaser shall cause the certificate of incorporation and bylaws of each Transfer Group Company (to the extent applicable) to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of such Transfer Group Company for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement. In the event that any indemnifiable claim is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant Transfer Group Company's certificate of incorporation or bylaws until such claim is disposed of or all Orders in connection with such claim are fully satisfied.

          Section 6.12 Further Assurances. Each of Seller, the Company and Purchaser covenant that it shall, at all times from and after the execution of this Agreement until its valid termination pursuant to Section 3.2, act in good faith with the goal of consummating the transactions contemplated hereby, except as expressly permitted pursuant to the terms hereof. At all times following the Closing, Seller, the Company and Purchaser shall promptly execute, acknowledge and deliver such other assurances, documents or instruments and take such other action as may be reasonably requested by any party hereto to carry out the purposes of this Agreement and to effect the transactions contemplated hereby.

          Section 6.13 Pre-Closing Conduct of Proceedings; Pre-Closing Reserves.

          (a) Prior to the Closing, Seller shall keep Purchaser reasonably apprised of the status of, and all other material matters relating to, the Shared Special Indemnity Matters, third party claims that are the subject of indemnification by Seller pursuant to Section 10.8 or Section 10.9 and any other pending, and to the extent Known by Seller, threatened, suits, actions, investigations, inquiries or other proceedings by or before any Governmental Authority (collectively, the "Proceedings") against any of the Transfer Group Companies or under which any of the Transfer Group Companies may have liability, directly or indirectly, that would reasonably be expected to be material to the Transfer Group Companies (with respect to the matters that are the subject of indemnification pursuant to Sections 10.8 and 10.9, taking into account Seller's indemnification obligations and Purchaser's likelihood of recovery thereunder). Seller shall give written notice to Purchaser of any proposed final settlement or other final resolution (each, a "Settlement") of any of the Shared Special Indemnity Matters, at least ten (10) days prior to entering into any such Settlement, which notice (a "Settlement Notice") shall include a reasonably detailed description of all material terms and conditions of such Settlement.

          (b) If the proposed Settlement of any Shared Special Indemnity Matter (or group of related matters) would result in the Pre-Closing Settlement Amount exceeding $20 million with respect to such matter (or matters), then Seller shall promptly provide Purchaser with such information and access to Seller, the Company and their Representatives (including, without limitation, their legal counsel) as reasonably requested by Purchaser to enable it to assess the proposed Settlement for purposes of this Section 6.13(b). Purchaser may object to any such Settlement by delivery to Seller of a written notice (a "Settlement Objection Notice"), which notice shall include a statement as to the amount of payment in respect of such Settlement that Purchaser would consider reasonable; provided, however, that if Purchaser does not deliver to Seller a Settlement Objection Notice within five (5) Business Days after Purchaser's receipt of such Settlement Notice, Purchaser shall be deemed to have consented to such Settlement. If Purchaser validly delivers a Settlement Objection Notice in accordance with this Section 6.13(b), then Seller may:

               (i) elect not to effect such Settlement, in which case the respective rights and obligations of Purchaser and Seller shall continue in effect as if no such Settlement had been proposed by Seller; provided that Losses (for purposes of Section 9.2(a)(iv)) with respect to such Shared Special Indemnity Matters that are the subject of such proposed Settlement shall be limited to an amount (the "Projected Settlement Cap") equal to the mathematical mean of (A) Seller's proposed amount of payment in respect of such Settlement as specified by Seller in its Settlement Notice and (B) the amount specified by Purchaser as reasonable in respect of such Settlement in its Settlement Objection Notice;

               (ii) elect to effect the Settlement as specified by Seller in its Settlement Notice but elect that amounts paid to third parties to settle such matter or matters in excess of the amount specified by Purchaser as reasonable in respect of such Settlement in its Settlement Objection Notice shall not be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, or for purposes of Section 2.3 and Section 9.2(e);

               (iii) elect to effect the Settlement for a payment amount that is not in excess of the amount specified by Purchaser as reasonable in respect of such Settlement in its Settlement Objection Notice, in which case Purchaser shall be deemed to have approved the Settlement, and the full amount paid to third parties to settle such matter or matters shall be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, and for purposes of Section 2.3 and Section 9.2(e); or

               (iv) elect to effect the Settlement as specified by Seller in its Settlement Notice and not make the election described in clause (ii) above, in which case the full amount paid to third parties to settle such matter or matters shall be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, and for purposes of Section 2.3 and Section 9.2(e); provided that if Seller makes the election pursuant to this clause (iv), Purchaser shall have the right to terminate this Agreement pursuant to Section 3.2(l). Any election made by Seller pursuant to this Section 6.13(b) shall be made by the prompt delivery of a reasonably detailed written notice of such election to Purchaser.

          (c) Seller shall give written notice to Purchaser of any accounting reserves that the Company proposes to post in connection with any of the Proceedings that constitute Shared Special Indemnity Matters or the matters that are the subject of indemnification by Seller pursuant to Section 10.8 or Section
10.9 (each, a "Reserve") at least ten (10) Business Days prior to the Company's posting of any such Reserve, which notice (a "Reserve Notice") shall include a reasonably detailed description of such Reserve.

          (d) If the proposed amount of any Reserve for any Shared Special Indemnity Matter exceeds $20 million, then Seller shall provide Purchaser with such information and access to Seller, the Company and their Representatives (including, without limitation, their legal counsel) as reasonably requested by Purchaser to enable it to assess the proposed Reserve for purposes of this
Section 6.13(d). Purchaser may object to any such Reserve by delivery to Seller of a written notice of Purchaser's objection to such Reserve (a "Reserve Objection Notice"), which notice shall include a statement as to the amount of such Reserve that Purchaser would consider as reasonable in respect of such Shared Special Indemnity Matter; provided, however, that if Purchaser does not deliver to Seller a Reserve Objection Notice within five (5) Business Days after Purchaser's receipt of such Reserve Notice, Purchaser shall be deemed to have consented to such Reserve. If Purchaser validly delivers a Reserve Objection Notice in accordance with this Section 6.13(d), then Seller may:

               (i) elect not to post such Reserve, in which case the respective rights and obligations of Purchaser and Seller shall continue in effect as if no such Reserve had been proposed by Seller;

               (ii) elect to post a Reserve as specified by Seller in its Reserve Notice but elect that the amount of such Reserve in excess of the amount specified by Purchaser as reasonable in its Reserve Objection Notice shall not be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, or for purposes of Section 2.3 and Section 9.2(e);

               (iii) elect to post a Reserve that is not in excess of the amount specified by Purchaser as reasonable in its Reserve Objection Notice, in which case Purchaser shall be deemed to have approved such Reserve, and the full amount of such Reserve shall be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, and for purposes of
     Section 2.3 and Section 9.2(e); or

               (iv) elect to post a Reserve as specified by Seller in its Reserve Notice and not make the election described in clause (ii) above, in which case the full amount of such Reserve shall be included in the calculation of the Pre-Closing Settlement Amount pursuant to Section 2.2, and for purposes of Section 2.3 and Section 9.2(e); provided that if Seller makes the election pursuant to this clause (iv), Purchaser shall have the right to terminate this Agreement pursuant to Section 3.2(l). Any election made by Seller pursuant to this Section 6.13(d) shall be made by the prompt delivery of reasonably detailed written notice of such election to Purchaser.

          (e) If Seller proposes to effect any Settlement that would require (x) any Transfer Group Company to be subject to any material equitable relief during any period following the Closing (provided that, for purposes of this Section 6.13(e)(x), a loss by the Company of its market based rate authority shall not, in and of itself constitute "material equitable relief") or (y) any Transfer Group Company to take or refrain from taking any material action in connection with the conduct of its business during any period following the Closing (other than the payment of money in respect of damages or other awards), then, Seller shall promptly provide Purchaser with such information and access to Seller, the Company and their Representatives (including, without limitation, their legal counsel) as reasonably requested by Purchaser to enable it to assess the proposed Settlement for the purposes of this Section 6.13(e). Purchaser may object to any such Settlement by delivery to Seller of a written notice; provided, however, that if Purchaser does not deliver such notice to Seller within five (5) Business Days after Purchaser's receipt of notice of any such proposed Settlement from Seller, Purchaser shall be deemed to have consented to such Settlement. If Purchaser validly delivers notice in accordance with this
Section 6.13(e), then Seller may:

               (i) elect not to effect such Settlement, in which case the respective rights and obligations of Purchaser and Seller shall continue in effect as if no such Settlement had been proposed by Seller; or

               (ii) elect to effect the Settlement as specified by Seller in its Settlement Notice; provided that if Seller makes the election pursuant to this clause (ii), Purchaser shall have the right to terminate this Agreement pursuant to Section 3.2(k). Any election made by Seller pursuant to this Section 6.13(e) shall be made by the prompt delivery of a reasonably detailed written notice of such election to Purchaser.

          (f) Nothing in this Section 6.13 shall require Seller to take any action that would be reasonably expected to materially jeopardize any privilege available to Seller, any of the Transfer Group Companies or any of their respective Affiliates or that would cause Seller, any of the Transfer Group Companies or any of their affiliates to breach in any material respect a confidentiality obligation to which it is bound; provided that Seller shall use its reasonable best efforts to mitigate the effects of the foregoing restrictions (including without limitation instructing their respective counsel in the relevant proceedings to consult with Purchaser's counsel, entering into one or more joint defense or common interest agreements with Purchaser to the extent feasible and seeking waivers of applicable confidentiality agreements).

          Section 6.14 Related Party Contracts. Except as set forth in Schedule 6.14, Seller shall cause all of the Related Party Contracts to be terminated on or prior to Closing.

          Section 6.15 Financing.

          (a) Purchaser may, at its option, obtain one or more financing commitment letters (each, a "Commitment Letter") in a customary form that provide for all or a portion of the amount of proceeds as contemplated by the Debt Financing Letter as in effect on the date hereof; provided that the aggregate amount of proceeds from the Debt Financing Letter (including any Commitment Letter) shall provide for at least the same amount of proceeds to Purchaser as the Debt Financing Letter as in effect on the date hereof. Any Commitment Letter shall include a termination date not earlier than the one-year anniversary of the date of execution of this Agreement. Any Commitment Letter shall be made by some or all of the lenders that are parties to the Debt Financing Letter as in effect on the date hereof or by another national financial institution of similar repute of the lenders that are party to the Debt Financing Letter as in effect on the date hereof.

          (b) Purchaser agrees to notify Seller if, at any time prior to the Closing Date, (i) the Debt Financing Letter shall, to the extent applicable, expire or be revoked or otherwise terminated for any reason or (ii) any financing source that is a party to the Debt Financing Letter notifies Purchaser that such source no longer intends to provide financing to Purchaser. Purchaser shall use its reasonable best efforts to remedy any matter referred to in clause
(i) or (ii) of the immediately preceding sentence as soon as reasonably practicable; provided that Purchaser shall not be required to enter into any financing commitments or understandings in an aggregate amount materially different, or on terms less beneficial to Purchaser in any material respect, than those set forth in the term sheets attached to the Debt Financing Letter as in effect on the date hereof.

          (c) If Purchaser has obtained a Commitment Letter and the Closing has not occurred on or before the termination of such Commitment Letter, Purchaser will use its reasonable best efforts to obtain, and will provide Seller with a copy of, a new Debt Financing Letter that provides for at least the same amount of financing as such Commitment Letter and for other terms and conditions reasonably satisfactory to Purchaser and, to the extent the terms and conditions are materially less beneficial to Seller than those contained in the term sheets attached to the Debt Financing Letter,

Seller. Purchaser shall use its reasonable best efforts to ensure that any replacement Debt Financing Letter obtained with respect to any period after the one-year anniversary of the date of execution of this Agreement shall not provide for a termination date prior to the Outside Date; provided, however, that, notwithstanding anything herein to the contrary, if Purchaser is unable to obtain such a Debt Financing Letter, Purchaser may obtain a Debt Financing Letter with a termination date prior to the Outside Date and use its reasonable best efforts to extend or find a replacement for any such Debt Financing Letter.

          (d) Purchaser shall use its reasonable best efforts to obtain debt financing as of the Closing Date in an amount and on terms and conditions not materially less beneficial to Purchaser than those set forth in the term sheets attached to the Debt Financing Letter (as in effect on the date hereof); provided, however, that, in determining whether such terms and conditions are materially less beneficial to Purchaser than those set forth in the term sheets attached to the Debt Financing Letter, any changes in the Eurodollar Rate or the ABR (each, as defined in the Debt Financing Letter) as such changes relate to the Credit Facilities shall not be taken into account. The condition set forth in Section 7.2(e) shall be deemed to be satisfied if, at the time of the Closing, Purchaser has available the amount of financing proceeds necessary to consummate the transactions contemplated hereby on terms and conditions not materially less beneficial to Purchaser than those set forth in the term sheets attached to the Debt Financing Letter as in effect on the date hereof.

          Section 6.16 Seller Guarantees. Purchaser shall either (i) arrange for substitute letters of credit, performance bonds and performance guarantees to replace, as of the Closing Date, all letters of credit, performance bonds, performance guarantees or similar arrangements of Seller or its Affiliates (other than any of the Transfer Group Companies) relating to obligations of any of the Transfer Group Companies (the "Seller Guarantees") or (ii) upon the Closing, assume all obligations under each Seller Guarantee and use its reasonable best efforts to obtain from the creditor or other counterparty a full release of Seller or its applicable Affiliate with respect thereto. Purchaser hereby agrees, to the extent any such creditor or other counterparty refuses to give such release on or prior to the Closing Date, to indemnify and hold harmless Seller or such Affiliate with respect to the applicable Seller Guarantee.

          Section 6.17 Financial and Other Information. (a) Seller shall cause the Company to, and the Company shall, provide to Purchaser prior to Closing:

               (i) for each month following the date of this Agreement, a consolidated balance sheet for the Company as of the end of such month;

               (ii) for each month following the date of this Agreement, a consolidated statement of income and a summary consolidated statement of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with such month, together with a comparison of the corresponding month of the Company's projected budget;

               (iii) after the entry of the Approval Order, any materials delivered to the members of the Company's board of directors no later than the time such materials are delivered to the Company's board of directors; and

               (iv) after the entry of the Approval Order, copies of any minutes of meetings of the Company's board of directors no later than the time such materials are delivered to the Company's board of directors.

          (b) After the entry of the Approval Order and prior to the Closing, Seller shall cause the Company to, and the Company shall, permit Purchaser to:

               (i) upon reasonable notice to Seller, meet monthly, and prior to any meetings of the Company's board of directors, with the senior executives of the Company; and

               (ii) upon reasonable request to Seller by Purchaser made prior to any meeting of the Company's board of directors, make presentations to the Company's Board of Directors.

          (c) Notwithstanding the foregoing, Seller shall not be obligated to provide any information or materials to Purchaser pursuant to Section 6.16 or permit Purchaser to have access to the senior executives or directors under
Section 6.16(b) to the extent (i) such disclosure or access would not be required to be granted under Section 6.1 or (ii) related to this Agreement (including, but not limited to, the exercise of rights hereunder) or any other agreement or transaction between any of Seller, any Transfer Group Company or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

          Section 6.18 Specified Trading Positions. Seller shall provide a list of all open Merchant Book trading positions no later than the twentieth (20th) Business Day prior to the Closing Date, along with such information reasonably requested by Purchaser to enable it to assess such position for purposes of this
Section 6.18. In the event that Purchaser requests on or prior to the tenth
(10th) Business Day prior to the Closing Date, that any open Merchant Book trading position be unwound, Seller shall cause the Company to, and the Company shall, unwind such position prior to the Closing. In addition, Seller may cause the Company to unwind prior to Closing any other Merchant Book trading position as Seller so elects.

          Section 6.19 No-Action Letter. Purchaser agrees that it will submit to the SEC staff the No-Action Letter referred to in Section 7.2(g) not later than 30 days after the entry of the Approval Order, and that such no-action request will be substantially in the form of Exhibit E and will reflect the structure described in Exhibit D. To the extent that the SEC staff has not indicated (either orally or in writing) that they are prepared to issue the No-Action Letter substantially on the terms requested within 90 days after it is submitted to SEC, Purchaser agrees that it will promptly, but in no event later than the third Business Day following the expiration of such 90 day period, contact the SEC staff and (following consultations with the SEC staff over a period not to exceed fourteen (14) days) offer to modify (either orally or in writing) any provisions of the no-action request to the extent that the SEC staff has objected or expressed material concerns (including any concern that any provision raises a policy issue that has not been resolved) with respect to any of such provisions to request no-action relief on the basis that such provisions shall be modified to be consistent with previously issued no-action letters of the SEC staff, as reasonably determined by the SEC staff. If the SEC staff has not objected to any specific provisions of the no-action request or expressed concern with respect thereto as set forth above, Purchaser will ask the SEC staff to specify which if any of the provisions of the no-action request to which the SEC staff objects and (following consultations with the SEC staff over a period not to exceed fourteen (14) days) will offer to modify those provisions to the extent specified above. If the SEC staff does not agree to issue the No-Action Letter on the terms requested after the Purchaser has offered the concessions specified above, Purchaser agrees that it will, without further delay, continue to offer to modify any other provisions of the no-action request to the extent the SEC staff reasonably indicates that such provisions are inconsistent with prevailing precedent.

          Section 6.20 PUHCA Exemption. (a) As of the date hereof, a proceeding is pending before SEC related to Seller's application for an order under Section 3(a)(1) of PUHCA granting Seller an exemption as a holding company. Should SEC decline to grant Seller an exemption under Section 3(a)(1) or if there are reasonable grounds to believe that restructuring the Company's wholesale power trading activities could reasonably be expected to be necessary in order to obtain an exemption under PUHCA, Purchaser may seek to restructure the wholesale power trading activities of the Company in a manner that will permit Purchaser to qualify for an exemption under Section 3(a)(1) (referred to herein as the "Restructuring"). The Restructuring may require the authorization, consent or approval of Governmental Authorities, including but not limited to SEC, FERC and OPUC. It is the intent of Purchaser and Seller that any efforts to implement a Restructuring, including obtaining any Government Approvals therefor, shall be kept separate and apart from the sale and purchase provided for in Article I and that such Restructuring shall not be a condition precedent (either directly or indirectly) to the obligation of Purchaser to consummate the transactions contemplated by this Agreement. In furtherance of this intention, Seller agrees to cooperate with Purchaser in obtaining any Government Approvals that may be needed to implement the Restructuring, provided, however, that neither Seller nor the Transfer Group Companies shall be required to expend any funds for purposes of assisting Purchaser, Purchaser shall bear all cost and expenses of seeking any such Government Approvals and no step in the actual implementation of the Restructuring by the Company shall be taken until after the Closing. It is the intent of Purchaser and Seller that any applications, notifications or other filings required to obtain Government Approvals for the Restructuring shall be kept separate and apart from any applications, notices or other filings that may be required in order to obtain the Required Government Approvals. Purchaser and Seller agree that any applications, notifications or other filings required to obtain Government Approvals for the Restructuring shall (i) not be filed earlier than 60 days after the filing with FERC of the application under Section 203 of the Power Act for the Shares as specified in Schedule 4.3(b) and (ii) be filed on such terms, in such form and at such time as may be determined by Purchaser subject to the prior consent of Seller (such consent not to be unreasonably withheld); provided, however, that the Section 205 Application shall expressly state that consummation of the transactions contemplated by this Agreement is not conditioned upon approval of the Section 205 Application, that the parties intend for the Section 205 Application to be processed separately and not consolidated with the Section 203 Application for approval of the transactions contemplated hereby, and that issues that arise solely from the pendency of the
Section 205 Application should not delay approval of the Section 203
Application.

         (b) Purchaser shall use commercially reasonable efforts to assure that the Restructuring, if any, including obtaining any Government Approval in connection therewith, shall not delay the Closing, and if necessary to avoid a delay of the Closing, Purchaser shall postpone efforts to obtain Government Approvals related to the Restructuring until after the Closing. Purchaser acknowledges that (i) failure to restructure the wholesale power trading activities of the Company, (ii) failure to obtain Government Approvals related thereto, or (iii) the Restructuring and any conditions imposed by any Governmental Authority in connection therewith shall not be taken into account in determining whether a Purchaser Material Adverse Effect or a Transfer Group Material Adverse Effect has occurred or is reasonably expected to occur.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

          Section 7.1 Conditions Precedent to Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

          (a) No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal;

          (b) The Bankruptcy Court shall have entered an Order, substantially the same in form and substance as the proposed order attached hereto as Exhibit F and reasonably acceptable to Purchaser (the "Approval Order"), and such Approval Order is not subject to a stay and has not been vacated, modified or reversed by a court of competent jurisdiction in any respect that is material to Purchaser or Seller, as applicable, in its reasonable discretion (for avoidance of doubt, the parties agree that the Approval Order may not be reasonably acceptable to Purchaser (in Purchaser's discretion) if the Approval Order does not contain each of the provisions which Seller has covenanted to use its reasonable best efforts to obtain, or if it is not substantially identical to Exhibit F hereto, provided, however, that the exclusion of paragraph 7 of the Approval Order shall not be taken into account in determining whether the Approval Order is acceptable to Purchaser);

          (c) Any waiting period (including any extension thereof) under the HSR Act applicable to the purchase and sale of the Company's equity securities hereunder shall have terminated or expired and any Required Government Approvals, including, without limitation, approval of OPUC, shall have been obtained; and

          (d) The Indemnification Escrow Agent shall have delivered to Purchaser and Seller a copy of the Indemnification Escrow Agreement, duly executed by the Indemnification Escrow Agent.

          Section 7.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by Applicable Law):

          (a) All of the representations and warranties of Seller contained herein shall have been true and correct on the date hereof and shall be true and correct on and as of the Closing Date as if made at the Closing, except those representations and warranties of Seller that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties (other than the representations and warranties contained in Section 4.4, which must be true and correct in all material respects as of the Closing Date as if made at the Closing in order for the condition set forth in this Section 7.2(a) to be satisfied) to be true and correct (without giving effect to any materiality, Seller Material Adverse Effect or Transfer Group Material Adverse Effect qualifiers contained therein), individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect;

          (b) Each of Seller and the Company shall have in all material respects performed, and complied with, its respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c) None of the Transfer Group Companies has become the subject of a case under the Bankruptcy Code or has taken any other action specified in
Section 6.2(b)(xiv);

          (d) Purchaser shall have been furnished with the documents referred to in Section 8.1;

          (e) Purchaser shall have received financing proceeds in connection with the transactions contemplated hereby, in an aggregate amount no less than, and upon terms and conditions not materially less beneficial to Purchaser than those set forth in, the term sheets attached to the Debt Financing Letter as in effect on the date hereof; provided, however, that, in determining whether such terms and conditions are materially less beneficial to Purchaser than those set forth in the term sheets attached to the Debt Financing Letter, any changes in the Eurodollar Rate or the ABR (each, as defined in the Debt Financing Letter) as such changes relate to the Credit Facilities shall not be taken into account;

          (f) The approval of OPUC (and any conditions or restrictions included therein), and any of the material actions taken by OPUC with respect to the Company or Purchaser from the date hereof to the Closing Date, or any material actions that OPUC proposes to take with respect to the Company or Purchaser after the date hereof, shall not be materially adverse to Purchaser;

          (g) Receipt from SEC of a No-Action Letter, based on a request substantially in the form attached hereto as Exhibit E (with such modifications as may be required to be made as specified in Section 6.19), that concludes that the staff of SEC's Division of Investment Management would not recommend enforcement action to SEC or otherwise assert that the limited partner investors or non-managing member investors in Purchaser, or their respective affiliates, would be or will become a "public utility holding company" or "affiliate" of the Company within the meaning of PUHCA solely by reason of the consummation of the transactions contemplated hereby;

          (h) Seller shall have furnished to Purchaser a certification of Seller's non-foreign status as set forth in Section 1445 of the Code and the Treasury Regulations thereunder;

          (i) There shall not have occurred, since the date of execution of this Agreement, any changes or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Transfer Group Material Adverse Effect;

          (j) No Governmental Authority shall have initiated condemnation litigation and (i) obtained an affirmative vote to approve revenue bonds, or
(ii) have obtained funds, through the issuance of revenue bonds or otherwise, in each case to finance the acquisition of greater than ten percent (10%) of the gross book value of the Company's transmission, distribution and generation assets (taken as a whole);

          (k) The Letter of Credit and any Deposit Funds shall have been released to Purchaser; and

          (l) A final disposition shall have been made by OPUC with respect to the Company's request for, and settlement of, its 2002 Power Cost Adjustment.

          Section 7.3 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Applicable Law):

          (a) All of the representations and warranties of Purchaser contained herein shall be true and correct on the date hereof and shall be true and correct on and as of the Closing Date as if made at the Closing, except those representations and warranties of Purchaser that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any materiality or Purchaser Material Adverse Effect qualifiers contained therein), individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Purchaser Material Adverse Effect;

          (b) Purchaser shall have in all material respects performed, and complied with, its respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

          (c) Seller shall have been furnished with the documents referred to in
Section 8.2.

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

          Section 8.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

          (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

          (b) a certified copy of the Approval Order and all other Orders of the Bankruptcy Court with respect to the transactions contemplated hereby;

          (c) a copy of the Indemnification Escrow Agreement, duly executed by Seller;

          (d) written resignations of each of the directors of the Transfer Group Companies (other than Persons specified by Purchaser not less than ten
(10) days prior to Closing);

          (e) a certificate of an officer of Seller certifying that the closing conditions set forth in Sections 7.2(a) (with respect to Seller's representations and warranties) and 7.2(b) (with respect to Seller's obligations and covenants) have been satisfied;

          (f) documents reasonably acceptable to Purchaser that provide evidence of all amounts and calculations referred to in Section 2.2 regarding settlements and reserves for Shared Special Indemnity Matters; and

          (g) such other documents and certificates (including resolutions but not including legal opinions) reasonably requested by Purchaser and customarily delivered in transactions of this type.

          Section 8.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

          (a) evidence of the wire transfers referred to in Section 2.2;

          (b) a copy of the Indemnification Escrow Agreement, duly executed by Purchaser;

          (c) a copy of the resolutions of the governing body of Purchaser duly authorizing this Agreement and the transactions contemplated hereby, duly executed by an authorized Representative of Purchaser; and

          (d) a certificate of an officer of Purchaser certifying that the closing conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

                                   ARTICLE IX

                                 INDEMNIFICATION

          Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. Subject to the limitations and other provisions of this Agreement:

          (a) the representations and warranties of Seller and Purchaser contained in this Agreement, or in any certificate delivered pursuant to this Agreement, and the covenants and agreements of Seller and Purchaser contained in this Agreement which by their terms are required to be performed on or before the Closing (the "Pre-Closing Covenants"), shall survive the Closing and shall remain in full force and effect for a period of 15 months after the Closing Date; provided, however, that (x) the representations and warranties contained in Sections 4.4, 4.5(a) and 4.5(b) shall survive the Closing and remain in full force and effect until the earlier of (i) the date that the entire Indemnification Escrow Amount has been released from escrow in accordance with
Section 2.3(b) and the Indemnification Escrow Agreement and (ii) the third (3rd) annual anniversary of the Closing Date, (y) the representations and warranties contained in Section 4.9 shall survive the Closing and remain in effect until the earliest of (i) the expiration of the applicable statute of limitations,
(ii) the date on which the entire Indemnification Escrow Amount has been released from escrow in accordance with Section 2.3(b) and the Indemnification Escrow Agreement and (iii) the third (3rd) annual anniversary of the Closing Date, and (z) the representations and warranties contained in Section 4.10 shall not survive the Closing (it being agreed that indemnification for Tax matters shall be governed solely by Article X; provided, however, that Sections 9.5 and
9.6 shall apply to any such matters); and

          (b) each covenant and agreement of Seller and Purchaser contained in this Agreement which by its terms requires performance after the Closing Date (a "Post-Closing Covenant") shall survive the Closing and shall remain in full force and effect until such covenant or agreement is performed.

     Section 9.2 Seller Indemnification.

          (a) Subject to the provisions of this Article IX, Seller agrees from and after the Closing Date to indemnify Purchaser, the Company and their respective

Affiliates, and their respective officers, directors, employees, agents, partners, successors and assigns (each, a "Purchaser Indemnified Party"), against and hold them harmless from all liabilities, losses, damages, claims, reasonable and documented costs and expenses (including reasonable attorney's fees) actually suffered or incurred by them (including by way of set-off against assets or otherwise) (the foregoing, collectively, "Losses"), arising out of the following (collectively, the "Indemnity Matters"):

               (i) the breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto;

               (ii) the breach of any Pre-Closing Covenant by Seller;

               (iii) the breach of any Post-Closing Covenant by Seller;

               (iv) the proceedings or matters specifically identified as "Shared Special Indemnity Matters" on Schedule 9.2(a)(iv) and any other proceedings or matters arising from the same or related facts and/or circumstances as such specifically identified proceedings or matters, to the extent that such claims arise out of conduct or activities prior to Closing (collectively, the "Shared Special Indemnity Matters");

               (v) any liability of Seller for which any Transfer Group Company is liable or becomes liable solely as a result of Seller's direct or indirect ownership or control of such entity (and not as a result of any act, failure to act or agreement of such entity, regardless of whether it is alleged that Seller caused such Transfer Group Company to take such act, to fail to act, or to enter into such agreement); solely for the purposes of clarity, it is acknowledged and agreed that the liabilities in this
     Section 9.2(a)(v) shall not include the matters described in Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(iv) or
     Article X; or

               (vi) any liability arising from, related to or based on (x) alleged market manipulation and/or illegal trading activities conducted prior to Closing by any Transfer Group Company in the power markets located in the Western United States or (y) any improper action or improper inaction by any Transfer Group Company prior to the Closing in connection with any alleged market manipulation and/or illegal trading activities conducted by Seller or any of Seller's Affiliates in the power markets in the Western United States.

          (b) Seller shall not be required to indemnify any Purchaser Indemnified Party pursuant to this Section 9.2 to the extent otherwise indemnifiable Losses (i) resulted from fraud, gross negligence, bad faith or willful misconduct of Purchaser, (ii) are the effect of a loss by the Company of its market based rate authority for a period of time up to twenty-four (24) months (it being understood that Purchaser shall be indemnified for effects of a loss by the Company of its market based rate authority for a period in excess of twenty-four (24) months, but only for such excess period), provided that Purchaser shall not be indemnified for a loss by any Transfer Group Company of its market based rate authority for any period after the third (3rd) annual anniversary of Closing); provided further that the aggregate amount of Losses for which Purchaser is entitled to indemnification in connection with the loss by any Transfer Group Company of market based rate authority will not exceed the lesser of (x) the agreed sale price of wholesale power to a buyer, minus the adjusted price to that buyer after application of cost-based caps required by the loss of market based rate authority and (y) $1,000,000, or (iii) have been reserved for on the Company's balance sheet as of the 2002 Balance Sheet Date (to the extent such reserve is also on the Company's balance sheet as of the Closing Date for purposes of Schedule 2.1(a)) or otherwise have resulted in a reduction in the Purchase Price pursuant to the purchase price adjustment provisions herein.

          (c) No claim may be asserted nor may any action be commenced against Seller pursuant to clause (i) or (ii) of Section 9.2(a) for breach of any representation or warranty or Pre-Closing Covenant, unless written notice of such claim or action (satisfying the requirements of Section 9.4(a) or Section 9.4(b), as applicable) is received by Seller on or prior to the date on which the representation or warranty or Pre-Closing Covenant on which such claim or action is based ceases to survive as set forth in Section 9.1.

          (d) No claim may be made against Seller for indemnification pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) unless the aggregate amount of all Losses of Purchaser Indemnified Parties upon which valid claims are based pursuant to
Section 9.2(a)(i) and 9.2(a)(ii) (without taking into account the provisions of Section 9.5(a)) shall exceed an amount equal to $12.5 million (the "Basket Amount"), provided that, once such Losses equal or exceed the Basket Amount (without taking into account the provisions of Section 9.5(a)), subject to the other limitations in this Article IX, Purchaser may recover the entire Basket Amount and any additional Losses that are incurred.

          (e) Any claim made against Seller for indemnification of Losses pursuant to Sections 9.2(a)(i), 9.2(a)(ii), 9.2(a)(iv), 9.2(a)(v) or 9.2(a)(vi)
shall be recoverable only from the amounts deposited with the Indemnification Escrow Agent pursuant to Section 2.3(a)(ii), and the amounts paid to all parties (including Seller pursuant to Section 9.5(a)) in respect of such Losses pursuant to the terms hereof shall be limited to, in the aggregate, the Indemnification Cap. The "Indemnification Cap" means an amount equal to (i) $94 million, minus
(ii) the Pre-Closing Settlement Amount, plus (iii) the Purchaser Settlement Amount; provided that the Indemnification Cap shall not be less than zero.

          (f) The right to indemnification for Losses pursuant to Section 9.2(a)(iv) shall be further limited (A) with respect to any Shared Special Indemnity Matters that are not the subject of a Projected Settlement Cap pursuant to Section 6.13(b)(i), such that the total amounts paid to all parties (including Seller pursuant to Section 9.5(a)) in respect of such Losses shall be limited to ninety percent (90%) of any such Losses and (B) with respect to any Shared Special Indemnity Matters that are the subject of a Projected Settlement Cap pursuant to Section 6.13(b)(i), such that the total amounts paid to all parties (including Seller pursuant to Section 9.5(a)) in respect of such Losses shall be limited to ninety percent (90%) of the Projected Settlement Cap with respect to such matters.

          (g) All claims for indemnification made by Purchaser in accordance with this Section 9.2 shall, to the extent due and payable, be treated as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          Section 9.3 Purchaser Indemnification.

          (a) Subject to the provisions of this Article IX, Purchaser agrees from and after the Closing Date to indemnify Seller, its Affiliates and their respective Representatives (each, a "Seller Indemnified Party"), against and hold them harmless from all Losses actually suffered or incurred by them arising out of:

               (i) the breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered pursuant hereto;

               (ii) the breach of any Pre-Closing Covenant by Purchaser; or

               (iii) the breach of any Post-Closing Covenant by Purchaser.

          (b) Purchaser shall not be required to indemnify any Seller Indemnified Party pursuant to this Section 9.3 to the extent any such Losses resulted from fraud, gross negligence, bad faith or willful misconduct of Seller.

          (c) No claim may be asserted nor may any action be commenced against Purchaser pursuant to clause (i) or (ii) of Section 9.3(a) for breach of any representation or warranty or Pre-Closing Covenant, unless written notice of such claim or action (satisfying the requirements of Section 9.4(a) or Section 9.4(b), as applicable) is received by Purchaser on or prior to the date on which the representation or warranty or Pre-Closing Covenant on which such claim or action is based ceases to survive as set forth in Section 9.1.

          Section 9.4 Procedures.

          (a) A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (for purposes of this Section 9.4, an "Indemnified Party"), shall give the indemnifying party under Section 9.2 or 9.3, as applicable, (for purposes of this Section 9.4, an "Indemnifying Party"), prompt written notice of any matter which it has in good faith determined has given rise to a right of indemnification under this Agreement (the "Indemnity Notice"), within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, if practicable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the Indemnified Party's failure to provide timely notice as provided herein shall not reduce the indemnification obligations of the Indemnifying Party except to the extent that the Indemnifying Party is materially and irreparably harmed by such failure to provide notice. If an Indemnifying Party notifies an Indemnified Party within the Dispute Period that it disputes its liability with respect to the claim described in the Indemnity Notice, an Indemnifying Party and an Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with the provisions of Section 13.4.

          (b) An Indemnified Party shall also give prompt written notice of any pending claim or demand by a third party (the "Third Party Claim Notice") to the Indemnifying Party that the Indemnified Party has in good faith determined will likely give rise to a right of indemnification hereunder (a "Third Party Claim"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand. If an Indemnified Party fails to provide the Third Party Claim Notice with reasonable promptness after an Indemnified Party receives notice of such Third Party Claim, an Indemnifying Party shall be obligated to indemnify an Indemnified Party with respect to such Third Party Claim, except to the extent that an Indemnifying Party's ability to defend the relevant claim has been materially and irreparably prejudiced by such failure of an Indemnified Party. If an Indemnifying Party notifies an Indemnified Party within the Dispute Period that it disputes its liability to an Indemnified Party with respect to the Third Party Claim, an Indemnifying Party and an Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with the provisions of
Section 13.4.

          (c) The Indemnified Party shall have the right to direct, through counsel of its own choosing (subject to the Indemnifying Party's right to reasonably object to such counsel), the defense or settlement of any Third Party Claim that is the subject of indemnification under this Article IX. The Indemnified Party shall use its reasonable best efforts to prosecute such Third Party Claim to a final conclusion in a timely manner and to structure any Settlement without taking into account the Indemnified Party's right to indemnification under this Article IX. Any Settlement by such Indemnified Party shall require the prior written consent of the Indemnifying Party

(except in the case of emergency proceedings), which consent shall not be unreasonably withheld, delayed or conditioned; provided that if the Indemnifying Party does not object in writing stipulating a basis for such objection to a Settlement within ten (10) days of receipt of notice of such settlement from the Indemnified Party, consent shall be deemed to have been given. The Indemnified Party shall keep the Indemnifying Party reasonably apprised of the status of, and all other material matters relating to, any Third Party Claim that is the subject of indemnification under this Article IX, and shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding, and the Indemnifying Party shall cooperate with the Indemnified Party in the defense or settlement thereof.

          (d) If an Indemnified Party shall (i) fail to undertake any such defense in a timely manner, (ii) fail to use its reasonable best efforts to prosecute such Third Party Claim to a final conclusion in a timely manner, or
(iii) irrevocably waive its right to indemnity with respect to such Third Party Claim, an Indemnifying Party shall have the right to undertake such defense or settlement at its own expense.

          Section 9.5 Computation of Indemnification Payments; Additional Indemnification Provisions.

          (a) An Indemnified Party's right to indemnification in respect of any indemnifiable Loss pursuant to this Article IX, shall be limited to an amount equal to sixty-two and one half percent (62.5%) of such Loss (after taking into account the provisions of Section 9.2(f) if applicable); provided, however, that in the event the Indemnified Party delivers to the Indemnifying Party an opinion of independent legal counsel (which counsel shall be reasonably acceptable to the Indemnifying Party) to the effect that it is more likely than not that a deduction or deductions in respect of such Loss would not be allowable in one or more taxable years for U.S. federal income Tax purposes, the Indemnified Party's right to indemnification in respect of such Loss shall be for one-hundred percent (100%) of such Loss. The amount to be paid in respect of an indemnification obligation pursuant to the preceding sentence is referred to herein as the "Indemnification Payment Amount." Payment of the Indemnification Payment Amount to any Indemnified Party with respect to any Loss shall satisfy the Indemnifying Party's entire indemnification obligation to the Indemnified Party with respect to such Loss pursuant to this Article IX. In the event that
(i) a Purchaser Indemnified Party is entitled to indemnification in respect of any Loss pursuant to this Article IX, (ii) such right to indemnification is limited to sixty-two and one half percent (62.5%) of such Loss pursuant to the first sentence of this Section 9.5(a), and (iii) the Indemnification Payment Amount in respect of Loss is paid out of the Indemnification Escrow Amount, a payment equal to thirty-seven and one half percent (37.5%) of such Loss (after taking into account the provisions of Sections 9.2(f) if applicable) simultaneously shall be paid to Seller out of the Indemnification Escrow Amount to the extent there are funds remaining to be paid out of the Indemnification Escrow Amount.

          (b) An Indemnified Party shall use its reasonable best efforts as reasonably requested by the Indemnifying Party, to pursue any and all rights to reimbursement, recovery or indemnification with respect to all Losses for which it is entitled to indemnification under this Agreement pursuant to any contract, agreement, insurance policy or arrangement with any Person.

          (c) If an Indemnifying Party pays an amount in discharge of any claim under this Agreement and an Indemnified Party or its Affiliates subsequently recovers from a third party a sum which is attributable to the subject matter of the claim, such Indemnified Party shall promptly pay to such Indemnifying Party an amount equal to all amounts recovered up to the aggregate amount thus paid by such Indemnifying Party hereunder.

          (d) No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any exemplary or punitive damages claimed by such other party due to any breach of this Agreement.

          Section 9.6 Sole Remedy. From and after the Closing, except for the indemnification expressly provided for in Article X, the provisions of this
Article IX shall be the sole and exclusive remedy of each party hereto for any breach of the other party's representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement or any breach of the other party's Pre-Closing Covenants. The provisions of Article X shall be the sole and exclusive remedy of each party for any claim in respect of Taxes and, other than Section 9.5(b), 9.5(c) and this Section 9.6 (each of which sections shall apply to any indemnification obligation arising pursuant to
Article X), the provisions of this Article IX shall not apply to any such claims. Notwithstanding the foregoing, the parties agree that nothing in this
Article IX is intended to eliminate or otherwise limit Purchaser's or Seller's right to seek injunctive relief or specific performance upon any other party's breach of any covenant or agreement set forth in this Agreement.

                                    ARTICLE X

                              TAX AND ERISA MATTERS

          Section 10.1 Tax Sharing Agreements. Any tax sharing agreement between Seller and the Transfer Group Companies is terminated as of close of business on the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

          Section 10.2 Preparation of Tax Returns; Payment of Taxes.

          (a) (i) Where required by Applicable Law, Seller shall include the Transfer Group Companies in, or cause them to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of Seller for all taxable periods of the Transfer Group Companies prior to the Closing Date and for any portion of a taxable period ending on the Closing Date;
(B) where applicable, all other consolidated, combined or unitary Tax Returns (which include both (x) Seller (or at least one Subsidiary that is not a Transfer Group Company) and (y) any of the Transfer Group Companies) for all taxable periods ending on or prior to the Closing Date. Seller shall remit (or cause to be remitted) all Taxes due with respect to the Tax Returns referred to in clauses (A) and (B) of this Section 10.2(a)(i). Within 120 days after the Closing Date (or sooner if necessary to enable Seller to timely file a Tax Return), Purchaser shall cause each of the Transfer Group Companies to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the "Tax Package") required by Seller to enable Seller to prepare and file all Tax Returns (which have not been filed on or before the Closing Date) required to be prepared and filed by it pursuant to this Section 10.2(a)(i).

               (ii) Seller shall cause the Transfer Group Companies to prepare and file all Tax Returns, other than a Tax Return described in Section 10.2(a)(i), required to be filed on or before the Closing Date. Seller shall cause the Transfer Group Companies to pay all Taxes shown due on Tax Returns described in this Section 10.2(a)(ii).

               (iii) Purchaser shall prepare and file or cause to be prepared and filed, on behalf of the Transfer Group Companies, all other Tax Returns of, or which include, the Transfer Group Companies (other than those Tax Returns described in Sections 10.2(a)(i) and 10.2(a)(ii)). Purchaser, or the Transfer Group Companies, shall remit (or cause to be remitted) all Taxes shown due on Tax Returns referred to in this Section 10.2(a)(iii).

          (b) (i) All Tax Returns described in Section 10.2(a) (including the Tax Package) shall be prepared in a manner consistent with past practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof).

               (ii) Purchaser will provide Seller with copies of all Tax Returns it is required to file pursuant to Section 10.2(a)(iii) at least twenty
     (20) Business Days prior to the filing date; provided, however, that Purchaser shall have no obligation to furnish any Tax Returns referred to in Section 10.2(a)(iii) for which Seller has no liability for Taxes pursuant to Section 10.2(c) or Section 10.8. Seller shall be provided an opportunity to review such returns and supporting workpapers and schedules, and to propose changes, not later than ten (10)


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

     Business Days prior to the filing date of such Tax Returns. The failure of Seller to propose any changes to any such Tax Returns prior to such ten
     (10) Business Day period shall be deemed to be an indication of its approval thereof.

               (iii) Seller and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding Tax Returns described in Section 10.2(b)(ii) prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 10.5 which shall be binding on the parties.

          (c) To the extent permitted by Applicable Law or administrative practice of any Taxing Authority, (A) the taxable year of the Transfer Group Companies shall close as of the close of Business on the Closing Date and (B) all transactions not in the ordinary course of business occurring on the Closing Date but after the Closing shall be reported on Purchaser's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on all other Tax Returns of Purchaser or its Affiliates to the extent permitted. Seller, Purchaser and the Transfer Group Companies shall not take any position inconsistent with the preceding sentence on any Tax Return. If applicable law does not permit the Transfer Group Companies to close their taxable year as of the close of business on the Closing Date, or where Taxes are assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (the "Straddle Period"), then Taxes, if any, attributable to the taxable period of the Transfer Group Companies beginning before and ending after the Closing Date shall be allocated (i) to Seller for the period up to and including the Closing Date other than Excluded Taxes (as defined below), and (ii) to Purchaser all other Taxes attributable to the Straddle Period. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Transfer Group Companies as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

          (d) Notwithstanding anything to the contrary herein, if Seller or Purchaser is responsible for all or a portion of the Taxes pursuant to Section 10.2(c) or Section 10.8 with respect to a Tax Return (the "Paying Party") and the other party is responsible for filing, or causing to be filed, such Tax Return pursuant to Section 10.2(a) (the "Preparing Party"), the Paying Party shall pay the amount of such Taxes for which the Paying Party is responsible to the Preparing Party no later than five (5) days prior to the filing of the underlying Tax Return. If a dispute arises (and is not resolved five (5) days prior to the filing of the Tax Return) between the Preparing Party and the Paying

Party as to the Tax Return or the amount that the Paying Party owes to the Preparing Party, the Paying Party shall pay to the Preparing Party the amount that the Paying Party believes is owing to the Preparing Party, and Seller and Purchaser shall resolve their dispute in accordance with Section 10.5. Within five (5) days following resolution of the dispute, the appropriate party shall pay to the other party any amount determined to be due upon final resolution of the dispute.

          (e) Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Transfer Group Companies as is reasonably necessary for the filing of any Tax Returns, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser shall retain in its possession or cause the Transfer Group Companies to retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to matters relating to Taxes for any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material; provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such materials.

          (f) Neither Purchaser nor any Affiliate or successor of Purchaser shall (or shall cause or permit any of the Transfer Group Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Transfer Group Company with respect to any taxable year or period ending on or before the Closing Date (or which includes the Closing Date) without the prior consent of Seller.

          Section 10.3 Certain Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be borne 50 percent by Purchaser and 50 percent by Seller. Purchaser shall file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Purchaser to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.

          Section 10.4 Tax Audits.

          (a) Seller shall, at its election, have the sole right to represent the interests of the Transfer Group Companies in any audit or administrative or court proceeding relating to Taxes for taxable periods of the Transfer Group Companies which end on or before the Closing Date and to employ counsel of its choice at its expense; provided that Seller does not dispute its obligation to indemnify Purchaser for the asserted liability. Purchaser agrees that it will cooperate fully, and shall cause the Transfer Group Companies to cooperate fully, with Seller and its counsel in the defense against or compromise of any claim in any said proceeding. Seller shall provide Purchaser with reasonable access to its records and personnel relating to any such proceeding. Seller shall have the right to settle or dispose of any claim in any said proceeding; provided that Seller shall consult with Purchaser regarding any such proceeding and shall allow Purchaser to participate in any such proceeding; provided, further, that no settlement or disposition of any claim for Tax which would adversely affect any Transfer Group Company in any taxable period ending after the Closing Date in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without Purchaser's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding anything to the contrary herein, Seller shall not be required to consult with Purchaser or seek Purchaser's consent to settle any tax proceeding which relates to items reported on a Tax Return of the type described in Section 10.2(a)(i), provided that Seller indemnifies Purchaser for any material adverse effects of any such settlement.

          (b) If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes or affects any Taxes for which Seller is responsible hereunder, Purchaser shall, promptly upon receipt by Purchaser or any Transfer Group Company of notice thereof, inform Seller thereof. The failure of Purchaser or any Transfer Group Company to timely forward such notification in accordance with the immediately preceding sentence shall not relieve Seller of its obligation to pay such liability for Taxes except and to the extent that the failure to timely forward such notification actually prejudices the ability of Seller to contest such liability for Taxes or increases the amount of such Taxes.

          (c) Seller and Purchaser jointly shall represent the interests of the Transfer Group Companies in any audit or administrative or court proceeding relating to Taxes for any Straddle Period. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 10.5.

          (d) Purchaser shall have the sole right to represent the interests of the Transfer Group Companies in all other audits or administrative or court proceedings relating to Taxes.

          Section 10.5 Dispute Resolution. In the event that Seller or Purchaser disputes the application or interpretation of any provision of Sections 10.2 and 10.4, or the amount or calculation of Taxes, if any, owed by such party thereunder, such party


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

shall deliver to the other a statement setting forth, in reasonable detail, the nature of and dollar amount of any disagreement so asserted. The parties shall attempt in good faith to resolve such dispute within twenty (20) days following the commencement of such dispute. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by an Accounting Referee appointed in accordance with the procedures set forth in
Schedule 2.1(a). The Accounting Referee shall determine, only with respect to the specific disagreements submitted in writing by Seller and Purchaser, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Purchaser, on the other hand. The Accounting Referee shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment. Any finding by the Accounting Referee shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Accounting Referee shall be shared by Seller and Purchaser in proportion to each party's respective liability for Taxes which are the subject of the dispute as determined by the Accounting Referee, and the parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 10.5.

          Section 10.6 Refunds and Tax Benefits. Any refunds of Taxes paid to (or on behalf of) any Transfer Group Company (including any amounts credited against income tax to which Purchaser or any Transfer Group Company becomes entitled) and that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller. Purchaser shall cause the Transfer Group Company to pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. Any refunds or credits of Taxes of the Transfer Group Companies for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Purchaser shall, if Seller so requests and at Seller's expense, prepare, execute and file any claims for any refunds or credits, or cause the Transfer Group Companies to prepare, execute and file any claims for any refunds or credits, to which Seller is entitled under this Section 10.6; provided such refund claim would not adversely affect any Transfer Group Company in any taxable period ending after the Closing Date in any manner. Purchaser shall permit Seller to control the prosecution of any such refund.

          Section 10.7 Certain Elections.

          (a) At Seller's request, Purchaser shall cause any of the Transfer Group Companies to make and/or join with Seller in making any election after the Closing Date; provided that the making of such election does not have an adverse impact


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

on Purchaser (or the Transfer Group Companies) for any Tax period ending after the Closing Date.

          (b) Purchaser shall not permit the Transfer Group Companies to carry back any loss, deduction or credit to any taxable period that ends on, prior to or which includes the Closing Date.

          Section 10.8 Tax Indemnification.

          (a) Seller hereby agrees to indemnify and hold Purchaser Indemnified Parties harmless from and against any and all Taxes that (x) are imposed upon or assessed against the Transfer Group Companies or the assets or the properties thereof and (y) are not barred from recovery under the applicable statute of limitations:

               (i) with respect to Taxes of Seller or any Affiliate with which Seller files a consolidated, combined or similar Tax Return (other than a Transfer Group Company) imposed upon the Transfer Group Companies by reason of the Transfer Group Companies being severally liable for any Taxes of any other Person pursuant to Section 1.1502-6(a) of the Treasury Regulations or any analogous state, local or foreign law

               (ii) with respect to Taxes of the Transfer Group Companies for all taxable periods ending on or prior to the Closing Date (including, without limitation, such Taxes imposed upon such Transfer Group Companies by reason of the Transfer Group Companies being severally liable for any Taxes of any other Person pursuant to Section 1.1502-6(a) of the Treasury Regulations or any analogous state, local or foreign law);

               (iii) with respect to Taxes of the Transfer Group Companies for the period allocated to Seller pursuant to Sections 10.2(c) and 10.3; and

               (iv) with respect to Taxes that are imposed on any of the Transfer Group Companies for any taxable periods ending on or prior to the Closing Date by reason of being a successor-in-interest or transferee of another entity;

provided, however, that Seller shall not be liable for and shall not indemnify Purchaser Indemnified Parties against: (1) any liability for Taxes resulting from transactions or actions out of the ordinary course of business taken by Purchaser or any Affiliate (including the Transfer Group Companies) or any transferee of Purchaser or any of its Affiliates after the Closing on the Closing Date or after the Closing Date (2) any interest or penalties attributable to the untimely filing of a Tax Return which Purchaser is required to file under Section 10.2(a)(iii) and (3) any Taxes that result from an actual or deemed election under Section 338 of the Code or any similar provisions of domestic or foreign state law in connection with the transactions contemplated by this Agreement (Taxes described in this proviso, together with any other Taxes, to the extent that such other Taxes (i) are reflected in the net reserve for Taxes (other than the portion of such reserve for Taxes which is attributable to differences between tax basis and carrying value of assets over liabilities), and (ii) reduce Final Common Shareholder's Equity and Retained Earnings referred to hereinafter as "Excluded Taxes")).

          Notwithstanding the foregoing, Seller shall be liable pursuant to this
Section 10.8(a) only to the extent that such Taxes (together with Taxes taken into account in respect of all prior valid claims for indemnification pursuant to Section 10.8(a)) are in excess of the amount of any Taxes that (i) are reflected in the net reserve for Taxes (other than the portion of such reserve for Taxes which is attributable to differences between tax basis and carrying value of assets over liabilities) and (ii) reduce Final Common Shareholder's Equity and Retained Earnings.

          (b) Seller shall indemnify and hold harmless Purchaser Indemnified Parties from and against any (i) Losses incurred in connection with the Taxes for which Seller is responsible to indemnify Purchaser Indemnified Parties pursuant to Section 10.8(a) or the enforcement of Section 10.8(a) and this
Section 10.8(b) or (ii) incurred as a result of a breach by Seller of any covenant contained in this Article X.

          (c) Purchaser agrees to indemnify and hold harmless Seller Indemnified Parties from and against (i) any and all Taxes of the Transfer Group Companies with respect to any taxable period of the Transfer Group Companies beginning after the Closing Date and any Excluded Taxes, (ii) any Taxes allocated to Purchaser pursuant to Sections 10.2(c) and 10.3, (iii) any and all Losses incurred in connection with the Taxes for which Purchaser is responsible to indemnify Seller Indemnified Parties pursuant to this Section 10.8(c) or the enforcement of this Section 10.8(c) and (iv) any and all Losses incurred as a result of a breach by Purchaser of any of the covenants contained in this
Article X.

          (d) All claims for indemnification made by Purchaser in accordance with this Section 10.8 shall, to the extent due and payable, be treated as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          Section 10.9 Employee Benefits Indemnification. Subject to the provisions of this Section 10.9, Seller hereby agrees to indemnify and hold Purchaser Indemnified Parties harmless from and against any and all Losses arising out of any employee benefit plan that are imposed upon or assessed against a Transfer Group Company or the assets thereof (i) relating to any defined benefit pension plan liabilities with respect to the Enron Corporation Cash Balance Plan (or any predecessor thereto) and any other defined benefit pension plans maintained by Seller or any of its ERISA Affiliates other than any Transfer Group Company, arising under Title IV of ERISA due to any Transfer Group Company being considered an ERISA Affiliate of Seller, (ii) relating to the Enron Corp. Savings Plan (including without limitation, any liabilities due to the status of the Company as a participating employer under Enron Corp. Savings Plan or due to the participation by the Company employees or former employees in the Enron Corp. Savings Plan (other than claims that any Transfer Group Company failed to make normal and customary contributions required by the express terms of the Enron Corp. Savings Plan)),
(iii) arising out of or in connection with (A) claims by any Person (including without limitation current or former employees and non-employee directors of Portland General Corporation and Portland General Holdings, Inc.) other than a current or former employee or non-employee director of the Company with respect to benefits accrued for service with the Company or a direct creditor of the Company against the assets set aside in the Portland General Electric Company Umbrella Trust for Management and/or the Portland General Electric Company Umbrella Trust for Outside Directors or any predecessor or successor trusts thereto holding assets intended to be available to fund claims incurred by current or former employees and non-employee directors of the Company under any benefit plan, arrangement or agreement maintained by the Company (including without limitation the Portland General Holdings, Inc. Management Deferred Compensation Plan, the Portland General Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors, the Portland General Holdings, Inc. Supplemental Executive Retirement Plan, the Portland General Holdings, Inc. Retirement Plan for Directors, the Portland General Electric Company Senior Officers' Life Insurance Benefit Plan and the Portland General Electric Company Outside Directors' Life Insurance Benefit Plan and any successor or predecessor plans thereto) and (B) any other claim for benefits in the nature of deferred compensation or nonqualified retirement benefits by any current or former employees and non-employee directors of Portland General Corporation or Portland General Holdings, Inc., (other than claims for benefits by a current or former employee or non-employee director of the Company with respect to benefits accrued for service with the Company) that were intended to be paid through assets set aside in the Portland General Holdings, Inc. Umbrella Trust for Management or the Portland General Holdings, Inc. Umbrella Trust for Outside Directors or any predecessor or successor trusts or subtrusts thereto, or (iv) relating to any group health insurance plans sponsored or maintained by Seller or any of its ERISA Affiliates other than a Transfer Group Company with respect to any termination of any such plans arising under Section 4980B of the Code. In the event that any Liability for which Seller may be liable to any Purchaser Indemnified Party hereunder is asserted or sought to be collected, Purchaser Indemnified Party shall promptly notify Seller in writing; provided that no delay in giving notice shall relieve Seller of any indemnification obligation hereunder, except to the extent that Seller is materially prejudiced by such delay. Seller shall control the investigation, defense and settlement of any claims under this Section 10.9. Seller shall provide Purchaser with reasonable access to its records and personnel relating to any such proceeding. Seller shall have the right to settle or dispose of any claim in any such proceeding; provided that Seller shall not consent to any settlement without the prior written consent of Purchaser unless such settlement
(a) includes a complete release of Purchaser Indemnified Parties that are subject to a Liability that is asserted and (i) does not require any Purchaser Indemnified Party to make any payment or forego or take any action. The Purchaser Indemnified Parties shall cooperate fully with Seller and its counsel in the investigation, defense and settlement of any claims pursuant to this
Section 10.9. All claims for indemnification made by Purchaser in accordance with this Section 10.9 shall, to the extent due and payable, be treated as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          Section 10.10 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to Article IX and this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

          Section 10.11 Limitations on Indemnity Payments. (a) Seller and Purchaser agree that the indemnification payments under this Article X, when combined with all other indemnification payments made by Seller under this Agreement, in the aggregate, shall not exceed the Purchase Price. The parties agree that payments pursuant to this Article X may (in Purchaser's sole discretion) be paid out of the Indemnification Escrow Amount, provided that there is no requirement that such be the case.

          (b) An Indemnified Party's right to indemnification in respect of any indemnifiable Loss pursuant to Section 10.8 or 10.9, shall be limited to an amount equal to sixty-two and one half percent (62.5%) of such Loss; provided, however, that in the event the Indemnified Party (i) does not claim a Tax deduction on any Tax Return in respect of all or any portion of such Loss and
(ii) delivers to the Indemnifying Party an opinion of nationally-recognized tax counsel (which counsel shall be reasonably acceptable to the Indemnifying Party) to the effect that it is more likely than not that a deduction or deductions in respect of such Loss would not be allowable in one or more taxable years for U.S. federal income Tax purposes, the Indemnified Party's right to indemnification in respect to such Loss shall be for one-hundred percent (100%) of such Loss. Payment of the amount specified in the preceding sentence to any Indemnified Party with respect to the relevant Loss shall satisfy the Indemnifying Party's entire indemnification obligation to the Indemnified Party with respect to such Loss pursuant to Section 10.9.


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

                                   ARTICLE XI

                          RESOLUTION OF CERTAIN CLAIMS

          Section 11.1 Notice of Claims. On or prior to the thirtieth (30th) day after the third (3rd) annual anniversary of the Closing Date, Purchaser shall provide written notice to Seller (the "Claims Notice"), which notice shall include a list of:

          (a) all matters identified on Schedule 9.2(a)(iv) that, as of the third (3rd) annual anniversary of the Closing Date are not finally settled or resolved, any such settlements or resolutions that are the subject of an appeal or as to which Seller has not paid or otherwise satisfied its indemnification obligations under Section 9.2(a); and

          (b) all matters described in Section 9.2(a)(i), Section 9.2(a)(ii),
Section 9.2(a)(iii), Section 9.2(a)(v), Section 9.2(a)(vi), and all matters arising from the same or related facts and/or circumstances as the matters identified on Schedule 9.2(a)(iv) arising out of conduct or activities prior to the Closing, that have been the subject of an Indemnity Notice or a Third Party Claim Notice on or prior to the earlier of the expiration of the relevant survival period for such matter pursuant to Section 9.1 hereof and the third
(3rd) annual anniversary of the Closing Date and, as of the third (3rd) annual anniversary of the Closing Date, are not finally settled or resolved, and any such settlements or resolutions that are the subject of an appeal or as to which Seller has not paid or otherwise satisfied its indemnification obligations under
Section 9.2.

          Section 11.2 Negotiation. Following receipt of the Claims Notice, Purchaser and Seller shall negotiate in good faith for a period of fifteen (15) days in an attempt to reach agreement on a payment to satisfy Seller's indemnification obligation in respect of each such matter listed on the Claims Notice. Such fifteen (15) day period may be extended by mutual agreement of Purchaser and Seller. Notwithstanding the foregoing provision, either Purchaser or Seller may also, at any time during such fifteen (15) day period, cease such negotiations and demand submission of such matters to the Bankruptcy Court for a determination pursuant to Section 11.3. Seller and Purchaser shall proceed in such a manner and hereby agree that all discussions, negotiations and all other information exchanged between the Parties during the foregoing negotiation period shall be without prejudice to the position of either Party and therefore evidence related thereto shall be inadmissible in any proceeding before the Bankruptcy Court.

          Section 11.3 Commencement of Proceeding.

          (a) If such negotiations do not resolve each matter referred to in the Claims Notice, each such unresolved matter shall be submitted to the Bankruptcy Court for a determination of the amount, if any, of payment by Seller (out of the remaining amount held in escrow by the Indemnification Escrow Agent) that shall be made to satisfy Seller's indemnification obligation in respect of such matter pursuant to the terms hereof.

          (b) Expedited Proceeding. Purchaser and Seller agree to use their reasonable best efforts to facilitate an expedited resolution of all matters submitted to the Bankruptcy Court pursuant to this Article XI.

          (c) Limitations. Notwithstanding the foregoing, this Article XI and all determinations of the amount to be paid to Purchaser to satisfy Seller's outstanding indemnification obligations for the matters referred to in the Claims Notice shall remain subject to the limitations contained in Sections 9.2(d), 9.2(e), 9.2(f) and 9.5.

                                   ARTICLE XII

                                   DEFINITIONS

          Section 12.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

          "2002 Balance Sheet" means the audited consolidated balance sheet of the Company, dated December 31, 2002.

          "2002 Balance Sheet Date" shall have the meaning set forth in paragraph (a) of Schedule 2.1(a).

          "Accounting Principles" shall have the meaning set forth in paragraph
(a) of Schedule 2.1(a).

          "Accounting Referee" shall have the meaning set forth in paragraph (h) of Schedule 2.1(a).

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

          "Adjusted Base Purchase Price" shall have the meaning set forth in
Section 2.1(a).

          "Adjusted Income (Loss) Available for Common Stock" shall have the meaning set forth in paragraph (c) of Annex C to Schedule 2.1(a).

          "Affiliate" (and, with a correlative meaning "Affiliated") means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Agreement" shall have the meaning set forth in the preamble hereto.

          "Alternative Transaction" shall have the meaning set forth in Section 6.4(b).

          "Applicable Law" means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

          "Approval Order" shall have the meaning set forth in Section 7.1(b).

          "Auction" means the auction for sale of the Shares, as contemplated by the Bidding Procedures Order in the event that there are any Qualified Competing Bids (as defined in the Bidding Procedures Order).

          "Auction Termination Date" shall have the meaning set forth in Section 6.4(c).

          "Balance Sheet" means the unaudited consolidated balance sheet of the Company, dated June 30, 2003.

          "Balance Sheet Date" means June 30, 2003.

          "Bankruptcy Cases" means the chapter 11 cases commenced by Seller and certain of its direct and indirect subsidiaries on or after December 2, 2001, including any cases commenced after the date of this Agreement, jointly administered under Case No. 01-16034-(AJG).

          "Bankruptcy Code" means title 11 of the United States Code, as amended.

          "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Bankruptcy Cases from time to time.

          "Base Purchase Price" shall have the meaning set forth in Section 2.1(a).

          "Basket Amount" shall have the meaning set forth in Section 9.2(d).


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

          "Bidding Procedures Motion" means the motion to be filed by Seller with the Bankruptcy Court seeking, among other things, entry of the Bidding Procedures Order.

          "Bidding Procedures Order" means an Order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit G and in form and substance reasonably acceptable to Purchaser that, among other things, (A) grants the Bidding Procedures Motion, (B) establishes the requirements for Qualified Competing Bids (as defined therein), (C) sets forth the procedures relating to an Auction and the rules and procedures for any bidding to take place at such auction, (D) establishes the mechanism for selecting the highest or best offer for the Shares, and (E) approves the Break-Up Fee and provides that, if Seller's obligation to pay the Break-Up Fee arises, such obligation shall constitute an administrative expense under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with the provisions of Section 3.4 of this Agreement without further order of the Bankruptcy Court.

          "Break-Up Fee" means an amount equal $31.25 million to be paid by Seller to Purchaser under the circumstances set forth in Section 3.4 as an allowed administrative expense under Section 503(b)(1)(A) of the Bankruptcy Code against Seller.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

          "Casualty Insurance Claims" shall have the meaning set forth in
Section 6.10(c).

          "Claims Notice" shall have the meaning set forth in Section 11.1.

          "Closing" shall have the meaning set forth in Section 3.1.

          "Closing Date" means the date on which the Closing occurs.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitment Letter" shall have the meaning set forth in Section
6.15(a).

          "Common Shareholder's Equity and Retained Earnings" shall have the meaning set forth in paragraph (a) of Schedule 2.1(a).

          "Company" shall have the meaning set forth in the recitals hereto.


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

          "Company Nuclear Facility" shall have the meaning set forth in Section 4.20.

          "Company's Accounting Practices" shall have the meaning set forth in Annex B to Schedule 2.1(a).

          "Confidential Information" shall have the meaning set forth in Section 6.6(b).

          "Contract" means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

          "Credit Facilities" shall have the meaning set forth in the Debt Financing Letter.

          "Creditors Committee" shall have the meaning set forth in Section 6.6(d)(ii).

          "Debt Financing Letter" shall have the meaning set forth in Section
5.6.

          "Decommissioning Plan" means the decommissioning plan relating to the Company Nuclear Facility as approved by NRC on April 15, 1996, and revisions thereto, as delivered by Seller to Purchaser on or prior to the date hereof.

          "Department of Labor" means the United States Department of Labor.

          "Department of Justice" means the United States Department of Justice.

          "Deposit Escrow Agent" shall have the meaning set forth in Section 2.1(b).

          "Deposit Escrow Agreement" shall have the meaning set forth in Section 2.1(b).

          "Deposit Funds" shall have the meaning set forth in Section 2.1(b).

          "Disputed Item" shall have the meaning set forth in paragraph (d) of
Schedule 2.1(a).

          "Dispute Period" shall mean the period ending five (5) Business Days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.


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

          "Distribution" shall mean a distribution of the Company's equity securities (or a transaction that has a similar effect) primarily to Seller's creditors and creditors of Seller's Affiliates pursuant to Seller's Chapter 11 Plan.

          "Employee Benefit Plans" shall have the meaning set forth in Section 4.9(a).

          "Environmental Laws" means all Applicable Laws in effect on the date hereof relating to the environment, natural resources or the protection thereof, including but not limited to any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.5801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq., the Clean Water Act, 33 U.S.C.ss. 1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss. 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

          "Equity Financing Letter" shall have the meaning set forth in Section 5.6.

          "Equity Funds" shall have the meaning set forth in Section 5.6.

          "ERISA" shall have the meaning set forth in Section 4.9(a).

          "ERISA Affiliate" means, with respect to any entity, any trades or businesses (whether or not incorporated) that are under control of, or that are treated as a single employer with such entity under Sections 414(b), (c), (m) or
(o) of the Code.

          "Estimated Closing Statement" shall have the meaning set forth in paragraph (b) of Schedule 2.1(a).

          "Estimated Purchase Price Adjustment" shall have the meaning set forth in paragraph (b) of Schedule 2.1(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Taxes" shall have the meaning set forth in Section 10.8(a).

          "FERC" means the Federal Energy Regulatory Commission.

          "Final Closing Statement" shall have the meaning set forth in paragraph (c) of Schedule 2.1(a).


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

          "Final Common Shareholder's Equity and Retained Earnings" shall have the meaning set forth in paragraph (a) of Annex C to Schedule 2.1(a).

          "Final Purchase Price Adjustment" shall have the meaning set forth in paragraph (c)(ii) of Schedule 2.1(a).

          "Financial Statements" shall have the meaning set forth in Section
4.6.

          "Financing Letters" shall have the meaning set forth in Section 5.6.

          "Federal Trade Commission" means the United States Federal Trade Commission.

          "GAAP" means United States generally accepted accounting principles as in effect during the time period of the relevant financial statement.

          "good faith purchaser" has the meaning set forth in Section 6.4(a).

          "Government Approval" means any Order or Permit issued by, or declaration or filing with, or notification to, or waiver from, any Governmental Authority.

          "Governmental Authority" means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, including the Bankruptcy Court.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnification Cap" shall have the meaning set forth in Section 9.2(e).

          "Indemnification Escrow Agent" shall have the meaning set forth in
Section 2.3(a)(ii).

          "Indemnification Escrow Agreement" shall have the meaning set forth in
Section 2.3(a)(ii).

          "Indemnification Escrow Amount" shall have the meaning set forth in
Section 2.3(b).

          "Indemnification Payment Amount" shall have the meaning set forth in
Section 9.5(a).


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

          "Indemnified Party" shall have the meaning set forth in Section
9.4(a).

          "Indemnifying Party" shall have the meaning set forth in Section
9.4(a).

          "Indemnity Matters" shall have the meaning set forth in Section
9.2(a).

          "Indemnity Notice" shall have the meaning set forth in Section 9.4(a).

          "Insurance Policies" shall have the meaning set forth in Section 6.10(c).

          "IRS" means the United States Internal Revenue Service.

          "Latest Audited Financial Statements" shall have the meaning set forth in paragraph (d) of Schedule 2.1(a).

          "Law" means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

          "Leased Property" shall have the meaning set forth in Section 4.22(a).

          "Letter of Credit" shall have the meaning set forth in Section 2.1(b).

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or any other interest or encumbrance.

          "Losses" shall have the meaning set forth in Section 9.2(a).

          "Managing Members" shall have the meaning set forth in Exhibit D hereto.

          "Material Contracts" means those contracts referred to in clauses (y) (to the extent any such contract is material to the Transfer Group Companies as a whole), (z) and (i) through (vii) of Section 4.16(a).

          "Merchant Book" means gas and power trading positions outside the Company's retail (non-trading) electric utility business.

          "Notes" shall have the meaning set forth in the Debt Financing Letter.

          "NRC" means the Nuclear Regulatory Commission.

          "Objection" shall have the meaning set forth in paragraph (d) of
Schedule 2.1(a).


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

          "Objection Date" shall have the meaning set forth in paragraph (d) of
Schedule 2.1(a).

          "Objection Period" shall have the meaning set forth in paragraph (d) of Schedule 2.1(a).

          "OPUC" means the Oregon Public Utility Commission.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Ordinary Course of Business" shall refer to the ordinary course conduct of business by the Transfer Group Companies during the period from December 2, 2001 through the date of execution of this Agreement.

          "Outside Date" means the one year anniversary of the date of execution of this Agreement; provided, however, that (i) on the one-year anniversary of the date of execution of this Agreement, the Outside Date shall be extended for six (6) months if the Closing shall not have occurred because of any delay in obtaining, or due to the failure to obtain, any approval of one or more Governmental Authorities that is necessary to satisfy the conditions set forth in Section 7.1(c) (including any delay in satisfying or failure to satisfy any other closing condition that is caused by the delay in obtaining or the failure to obtain such approval of any Governmental Authority) and (ii) any time prior to the occurrence of the Outside Date then in effect, Seller, in its sole discretion, may extend the Outside Date for up to ninety (90) additional days if
(x) the Closing shall not have occurred solely because of a failure to satisfy the conditions set forth in Section 7.2(e) and (y) such failure was the result of a material disruption in the markets for senior and/or subordinated debt for leveraged transactions affecting substantially all lending, underwriting or syndication activity for such transactions so that Purchaser is unable to obtain adequate financing to effect the transactions contemplated hereby on commercially reasonable terms; provided that Seller may not extend the Outside Date pursuant to clause (ii) more than once.

          "Owned Property" shall have the meaning set forth in Section 4.22(a).

          "Paying Party" shall have the meaning set forth in Section 10.2(d).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

          "Permitted Exceptions" means (i) all Liens and exceptions disclosed in policies of title insurance set forth on Schedule 4.15; (ii) statutory Liens for current taxes,


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

assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings,
(iii) mechanics', carriers', workers', repairers' and similar Liens; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; (v) Liens securing indebtedness permitted under Section 6.2(b)(vi); (v) Liens incurred in the Ordinary Course of Business; and (vi) Liens to secure indebtedness under the Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between the Company and HSBC Bank USA (formerly Marine Midland Bank Trust Company of New York), as Trustee, as amended and supplemented from time to time.

          "Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

          "Plans" shall have the meaning set forth in Section 4.9(b).

          "Post-Closing Covenants" shall have the meaning set forth in Section 9.1(b).

          "Power Act" means the Federal Power Act, as amended.

          "Pre-Closing Covenants" shall have the meaning set forth in Section 9.1(a).

          "Pre-Closing Settlement Amount" shall have the meaning set forth in
Section 2.2(b).

          "Pre-Signing Settlement Amount" shall mean an amount equal to the sum of: (i) any amounts paid or to be paid to third parties by the Transfer Group Companies to settle or otherwise resolve any Shared Special Indemnity Matters with respect to the liability of any Transfer Group Company, pursuant to an agreement or arrangement with respect thereto entered after the 2002 Balance Sheet Date and prior to the execution and delivery of this Agreement and (ii) the amount of any reserves on the balance sheet of the Transfer Group Companies that were taken with respect to any Shared Special Indemnity Matters after the 2002 Balance Sheet Date and prior to the execution and delivery of this Agreement (but only to the extent that (A) such reserves were not on the 2002 Balance Sheet, (B) the Purchase Price is being reduced on account of such reserves pursuant to the provisions of Schedule 2.1(a) and (C) such amounts do not relate to amounts included in clause (i) above or the Pre-Closing Settlement Amount). Unless otherwise specified herein, all amounts taken into account in computing the Pre-Signing Settlement Amount shall be considered on a pre-tax basis.

          "Preferred Stock" means the Company's 7.75% Series Cumulative Preferred Stock, no par value.

          "Preparing Party" has the meaning set forth in Section 10.2(d).

          "Prime Rate" means the prime lending rate as reported in the Wall Street Journal (under the heading "Money Rates") on the Closing Date.

          "Proceedings" shall have the meaning set forth in Section 6.13(a).

          "Projected Settlement Cap" shall have the meaning set forth in Section 6.13(b)(i).

          "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

          "Purchase Price" shall have the meaning set forth in Section 2.1(a).

          "Purchaser" shall have the meaning set forth in the preamble hereto.

          "Purchaser Confidentiality Agreement" means the letter agreement dated June 21, 2002 between Seller and Northwest Natural Gas Company, to which TPG III was made a party pursuant to a letter agreement dated February 12, 2003, as amended on August 6, 2003, and as may be further amended from time to time.

          "Purchaser Indemnified Party" shall have the meaning set forth in
Section 9.2(a).

          "Purchaser Material Adverse Effect" means any change, circumstance or event that would materially hinder or delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

          "Purchaser Required Government Approvals" means the Government Approvals set forth on Schedule 5.3(b).

          "Purchaser Settlement Amount" shall have the meaning set forth in
Section 2.2(a).

          "Real Property" shall have the meaning set forth in Section 4.22(a).

          "Real Property Lease" shall have the meaning set forth in Section 4.22(a).

          "Receiving Party" shall have the meaning set forth in Section 6.6(b).

          "Related Party Contracts" means any contracts between any Transfer Group Company, on the one hand, and Seller or any of its Subsidiaries or any other Affiliate of Seller (other than any Transfer Group Company), on the other hand, including any contracts entered into after the date hereof.

          "Representatives" means, with respect to any Person, its officers, directors, employees, attorneys, investment bankers, accountants, partners and other agents and representatives.

          "Required Government Approvals" means the Seller Required Government Approvals and the Purchaser Required Government Approvals.

          "Reserve" shall have the meaning set forth in Section 6.13(c).

          "Reserve Notice" shall have the meaning set forth in Section 6.13(c).

          "Reserve Objection Notice" shall have the meaning set forth in Section 6.13(d).

          "Resolution Period" shall mean the period ending thirty (30) days following receipt by an Indemnifying Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice or a Third Party Claim Notice.

          "Restricted Indebtedness" shall have the meaning set forth in Section 6.2(b)(vi).

          "Restructuring" shall have the meaning set forth in Section 6.20(a).

          "Retained Earnings" shall have the meaning set forth in paragraph (b) of Annex C to Schedule 2.1(a).

          "Sale Motion" means the motion to be filed with the Bankruptcy Court by Seller seeking entry of the Approval Order.

          "SEC" means the Securities and Exchange Commission, or any successor thereto.

          "SEC Reports" shall have the meaning set forth in Section 4.6.

          "Securities Act" shall have the meaning set forth in Section 5.5.

          "Section 203 Application" means the approval required under Section 203 of the Power Act for the sale of the Shares to Purchaser.

          "Section 205 Application" means the approval required under Section 205 of the Power Act for the Restructuring.

          "Seller" shall have the meaning set forth in the preamble hereto.

          "Seller Confidentiality Agreement" means the letter agreement, dated August 28, 2003, between TPG III and Seller.

          "Seller Guarantees" shall have the meaning set forth in Section 6.16.

          "Seller Indemnification Percentage" shall have the meaning set forth in Section 9.2(g).

          "Seller Indemnified Party" shall have the meaning set forth in Section 9.3(a).

          "Seller Material Adverse Effect" means any change, circumstance or event that would materially hinder or delay Seller's ability to consummate the transactions contemplated by this Agreement, excluding any such change, circumstance or event to the extent resulting from the filing of the Bankruptcy Cases, or the conversion or dismissal of any Bankruptcy Cases or the appointment of a chapter 11 trustee or examiner.

          "Seller Party" and "Seller Parties" shall have the meaning set forth in Section 6.4(b).

          "Seller Required Government Approvals" means the Government Approvals set forth on Schedule 4.3(b).

          "Seller's Chapter 11 Plan" shall mean any plan filed by Seller pursuant to 11 U.S.C ss. 1121 providing for reorganization or liquidation of the Bankruptcy Cases.

          "Settlement" shall have the meaning set forth in Section 6.13(a).

          "Settlement Notice" shall have the meaning set forth in Section
6.13(a).

          "Settlement Objection Notice" shall have the meaning set forth in
Section 6.13(b).

          "Shared Items" shall have the meaning set forth in Section 2.2(a).

          "Shared Item Amount" shall have the meaning set forth in Section
2.2(a).

          "Shared Special Indemnity Matters" shall have the meaning set forth in
Section 9.2(a)(iv).

          "Shares" shall have the meaning set forth in the recitals hereto.

          "Straddle Period" shall have the meaning set forth in Section 10.2(c).

          "Subsidiary" or "subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

          "Successor Holder" shall have the meaning set forth in Section 13.15.

          "Superior Transaction" means one or more written or oral bids (with such oral bids made on the record at a hearing before the Bankruptcy Court) constituting Qualified Competing Bids (as defined in the Bidding Procedures Order) made in accordance with the Bidding Procedures Order by one or more third parties for one or more Alternative Transactions that represents, alone or in the aggregate, in Seller's reasonable discretion, upon consultation with the Creditors Committee and its advisors and Representatives, and subject to review and approval by the Bankruptcy Court, a higher or better offer (after considering all relevant factors) than the offer made by Purchaser for the Shares pursuant to the terms of this Agreement.

          "Tax" or "Taxes" means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, Contract or otherwise.

          "Tax Package" has the meaning set forth in Section 10.2(a)(i).

          "Tax Returns" means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          "Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

          "Third Party Claim" shall have the meaning set forth in Section
9.4(b).

          "Third Party Claim Notice" shall have the meaning set forth in Section 9.4(b).

          "TPG III" means TPG Partners III, L.P., a Delaware limited liability partnership.

          "TPG IV" means TPG Partners IV, L.P., a Delaware limited liability partnership.

          "Transfer Group Companies" means the Company and its Subsidiaries.

          "Transfer Group Company" means any one of the Company and its Subsidiaries.

          "Transfer Group Material Adverse Effect" means any change, circumstance or event that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets or liabilities of the Transfer Group Companies, taken as a whole, since the Balance Sheet Date excluding any such change, circumstance or event to the extent resulting from
(i) general economic, financial or electric utility conditions nationally, or any outbreak of hostility, terrorist activities or war (in each case, other than to the extent such conditions disproportionately affect the Company), (ii) the announcement, pendency or consummation of the sale of the Shares or any action by Seller or any of the Transfer Group Companies required by this Agreement,
(iii) the filing of the Bankruptcy Cases, or the conversion or dismissal of any Bankruptcy Case or the appointment of a chapter 11 trustee or examiner in any Bankruptcy Case, (iv) adverse hydro conditions in the Pacific Northwest, provided that historical recovery mechanisms are reasonably expected to be made available to address such adverse conditions or (v) the loss of market based rate authority for up to 24 months by any Transfer Group Company. For the purposes of this definition of "Transfer Group Material Adverse Effect," there shall be taken into account, without limitation, liabilities that would reasonably be expected to result from (i) any Proceeding not disclosed to Purchaser prior to the execution and delivery of this Agreement and (ii) any developments in any Proceeding from and after the execution and delivery of this Agreement.

          "Trojan Co-Owners" shall have the meaning set forth in Section 4.20.


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

          "Trojan ISFSI Final Safety Analysis Report" means the safety plan relating to the Trojan Independent Spent Fuel Storage Installation delivered by Seller to Purchaser prior to the date hereof.

          "True-up Amount" shall have the meaning set forth in paragraph
(c)(iii) of Schedule 2.1(a).

          "Winning Bidder" shall have the meaning set forth in the Bidding Procedures Order.

          Section 12.2 Knowledge Qualifiers. References to "Seller's Knowledge" or "to the Knowledge of Seller" and similar terms shall refer to the actual knowledge or knowledge that would have been obtained after reasonably inquiry, of any of the individuals listed on Schedule 12.2(a). References to "Purchaser's Knowledge" or "to the Knowledge of Purchaser" and similar terms shall refer to the actual knowledge or knowledge that would have been obtained after reasonably inquiry, of any of the individuals listed on Schedule 12.2(b).

                                  ARTICLE XIII

                                  MISCELLANEOUS

          Section 13.1 Bankruptcy Court Approval. The obligations of Seller under this Agreement are subject to approval of the Bankruptcy Court.

          Section 13.2 Expenses. Except as set forth in Section 3.6 or as otherwise set forth in this Agreement, each of Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including, without limitation, obtaining the Approval Order and the Bidding Procedures Order.

          Section 13.3 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Matters disclosed in any schedule hereto shall be deemed to be disclosed for purposes of all schedules to the extent that that it is reasonably apparent that such matter is applicable to such other schedules.

          Section 13.4 Submission to Jurisdiction; Consent to Service of
Process.

          (a) Without limiting any party's right to appeal any Order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this

Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all Actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in
Section 13.11; provided, however, that if the Bankruptcy Cases have closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court thereof for the resolution of any such claim or dispute.

          (b) The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.11.

          Section 13.5 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 13.6 No Right of Set-Off. Purchaser for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser or any of its Subsidiaries, Affiliates, successors or assigns has or may have with respect to the payment of the Purchase Price to Seller or any other payments to be made by Purchaser to Seller pursuant to this Agreement or any other document or instrument delivered by Purchaser to Seller in connection herewith.

          Section 13.7 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          Section 13.8 Entire Agreement; Amendments and Waivers. This Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersede in their entirety any prior agreements (whether written or oral) with respect to the subject matter hereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

          Section 13.9 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

          Section 13.10 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          Section 13.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the fourth day after mailing if mailed by certified mail, return receipt requested, or (iii) the day of transmission, if sent by facsimile or telecopy during regular business hours, or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by notice given to the other party pursuant to this provision):

          If to Seller, to:

                  Enron Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Mitchell S. Taylor, Managing Director
                  Facsimile:  (713) 646-7107

          With a copy to:

                  Enron Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Robert M. Walls, Esq., General Counsel
                  Facsimile:  (713) 853-3920

                  and

                  Weil, Gotshal & Manges LLP
                  200 Crescent Court, Suite 300
                  Dallas, Texas 75201
                  Attention:  R. Jay Tabor, Esq.
                  Facsimile:  (214) 746-7771

          If to Purchaser, to:

                  Oregon Electric Utility Company, LLC
                  c/o SW&W Legal Services, Inc.
                  Attention: William J. Ohle
                  1211 SW Fifth Ave, Suites 1600-1800
                  Portland, OR 97204

          With a copy to:

                  TPG Partners III, L.P.
                  301 Commerce Street
                  Suite 3300
                  Fort Worth, Texas 76102
                  Attention:  Richard A. Ekleberry, Esq.
                  Facsimile: (817) 871-4088

                  and

                  TPG Partners IV, L.P.
                  301 Commerce Street
                  Suite 3300
                  Fort Worth, Texas 76102
                  Attention:  Richard A. Ekleberry, Esq.
                  Facsimile: (817) 871-4088

                  and

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Attention:  Michael L. Ryan, Esq. and David Leinwand, Esq.
                  Facsimile: (212) 225-3999

                  and

                  Arnold & Porter
                  Suite 4500
                  370 Seventeenth Street
                  Denver, CO  80202-1370
                  Attention:  Brian P. Leitch, Esq.
                  Facsimile: (303) 832-0428

          Section 13.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          Section 13.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth in Sections 6.1, 6.11,
Article IX, 10.8 and 10.9, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made prior to the Closing by any of Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void.

          Section 13.14 Actions by the Company. From and after the time such obligations become binding on Seller, Seller shall cause the Company to comply with Sections 6.1, 6.2, 6.3(b), 6.3(c) 6.4(b), 6.4(c), 6.4(d), 6.4(e), 6.4(g),
6.5, 6.6, 6.7, 6.10(a), 6.12, 6.16, 6.17 and Article XII as if the Company were a party to such provisions. Any failure by the Company to comply with such provisions for any reason whatsoever shall be deemed a breach of such provisions by Seller. Any willful failure of the Company to comply with any such provision shall be deemed a willful breach of such provision by Seller.

          Section 13.15 Successor Holder. Notwithstanding anything in this Agreement to the contrary, Seller will be permitted in accordance with the provisions of Seller's Chapter 11 Plan, to transfer the Shares to a trust or other entity, or to engage in a similar transaction pursuant to which such trust or other entity (a "Successor Holder") becomes the owner of all of the outstanding common stock, par value $3.75 per share, of the Company. Such successor Holder shall execute and deliver to Seller and Purchaser a counterpart signature page to this Agreement and, upon such execution, shall be bound by the provisions of this Agreement as if it were Seller. References to "Seller" in this Agreement shall be deemed to refer to such Successor Holder, mutatis mutandis, and references to the "Shares" in this Agreement shall be deemed to refer to the shares of common stock of the Company held by such Successor Holder. Notwithstanding the provisions of this Section 13.15, Seller will not be relieved of its obligations under this Agreement as a result of such Successor Holder becoming bound to this Agreement.

          Section 13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                            OREGON ELECTRIC UTILITY COMPANY, LLC


                                            By:  /s/ Richard P. Schifter
                                                 -------------------------
                                                 Name: Richard P. Schifter
                                                 Title: Manager


                                            ENRON CORP.


                                            By:  /s/ Mitchell S. Taylor
                                                 ------------------------
                                                 Name: Mitchell S. Taylor
                                                 Title: Managing Director

                                 Schedule 2.1(a)

                          Adjustment of Purchase Price

          (a) Annex A to this Schedule 2.1(a) sets forth a calculation of the consolidated common shareholders' equity and retained earnings of the Transfer Group Companies ("Common Shareholders' Equity and Retained Earnings") as of December 31, 2002 (the "2002 Balance Sheet Date"), prepared in accordance with
(i) the books and records of Transfer Group Companies utilized in preparing the balance sheet as of the 2002 Balance Sheet Date that was included in the SEC Reports and (ii) the accounting principles attached as Annex B to this Schedule 2.1(a) (the "Accounting Principles").

          (b) Seller shall prepare and deliver to Purchaser at least ten (10) days prior to the Closing Date a statement (the "Estimated Closing Statement") of the estimated adjustment to the Purchase Price (the "Estimated Purchase Price Adjustment"), which shall equal (i) the sum of (x) Common Stock Equity, Common Stock, (y) Common Stock Equity, Other paid-in-capital - net, and (z) Retained Earnings of the Transfer Group Companies as set forth on the Company's consolidated balance sheet for the last quarter ended prior to the Closing for which an SEC Report on Form 10-Q or Form 10-K has been filed with SEC, minus
(ii) the sum of (x) Common Stock Equity, Common Stock, (y) Common Stock Equity, Other paid-in-capital - net, and (z) Retained Earnings of the Transfer Group Companies as set forth on the Company's consolidated balance sheet as of the 2002 Balance Sheet Date.

          (c) Seller shall prepare and deliver to Purchaser, within thirty (30) days following the end of the month in which the Closing Date occurs, a statement (the "Final Closing Statement"), which shall include a reasonably detailed worksheet setting forth:

          (i) a consolidated balance sheet for the Transfer Group Companies as of the Closing Date and a calculation of Final Common Shareholders' Equity and Retained Earnings (as defined in Annex C to this Schedule 2.1(a)), prepared in accordance with (A) the books and records of the Transfer Group Companies and (B) the Accounting Principles;

          (ii) a calculation of the aggregate purchase price adjustment (the "Final Purchase Price Adjustment"), which shall be the result of (A) Final Common Shareholders' Equity and Retained Earnings (as defined on Annex C to this Schedule 2.1(a)), minus (B) the Common Shareholders' Equity and Retained Earnings as of the 2002 Balance Sheet Date as set forth on Annex A to this Schedule 2.1(a); and

          (iii) a calculation of the true-up amount (the "True-up Amount"), which may be positive or negative and shall be the result of (A) Estimated Purchase Price Adjustment, minus (B) the Final Purchase Price Adjustment.

          (d) Purchaser shall have thirty (30) days following its receipt of the Final Closing Statement (the "Objection Period") to review the Final Closing Statement. Upon the expiration of the Objection Period, Purchaser shall be deemed to have accepted, and shall be bound by, the Final Closing Statement and the calculation therein of the Final Purchase Price Adjustment, unless Purchaser has informed Seller in writing of its disagreement with the Final Closing Statement prior to the expiration of Objection Period (the "Objection," and the date of delivery of such Objection, the "Objection Date"), specifying each of the disputed items and setting forth in reasonable detail the basis for each such dispute (each, a "Disputed Item"). No Objection shall be made by Purchaser except to the extent such Objection is based upon changes in facts, circumstances or events that would require an adjustment to the assets, liabilities or equity (i) recorded by the Transfer Group Companies or (ii) that the Purchaser alleges should have been recorded by the Transfer Group Companies in accordance with GAAP and the Accounting Principles, in either case, between the 2002 Balance Sheet Date and the Closing Date.

     The respective amounts included for any reserves or accruals included in the Company's latest audited financial statements (which will be deemed to be a reserve or accrual of zero if no such reserve or accrual was included) filed in any report with SEC prior to the Closing Date (the "Latest Audited Financial Statements"), which were determined by subjective estimates (including engineering studies, actuarial analyses, etc.) shall not be changed from the amounts included in the determination as of the Latest Audited Financial Statements except to reflect (i) cash payments made subsequent to the Latest Audited Financial Statements but before the Closing Date, and (ii) changes in circumstances or events occurring between the date of the Latest Audited Financial Statements and the Closing Date (A) related to the reserve or accrual in question or (B) which the Purchaser alleges should have resulted in a reserve or accrual having been established on or prior to the Closing Date.

          (e) Throughout the preparation, review and dispute of the Final Purchase Price Adjustment and True-Up Amount in accordance with this Schedule 2.1(a), Seller and Purchaser shall, and shall cause their respective Affiliates to, grant reasonable access to its and its Affiliates books, records and Representatives to the extent relevant to Disputed Items; provided that Seller, Purchaser and their respective Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any privilege available to such person relating to such information or which would cause such person to breach a confidentiality obligation to which it is bound; and provided further that Seller, Purchaser and their respective Affiliates shall use their best efforts to minimize the effects of any such limitations.

          (f) Seller shall have thirty (30) days from the Objection Date to review and respond to such Objection.

          (g) If Seller and Purchaser are able to negotiate a mutually agreeable resolution of any Disputed Item, and each signs a certificate to that effect, the resolution with respect to such Disputed Item shall be deemed final, non-appealable and binding for the purposes of the Final Closing Statement, the calculation therein of the Final Purchase Price Adjustment, and, if applicable, the True-up Amount.

          (h) If within thirty (30) days of the Objection Date any Disputed Items have not been resolved in accordance with paragraph (g), Seller and Purchaser shall refer such Disputed Items to an accounting expert (the "Accounting Referee"), within five (5) days after acceptance of appointment by the Accounting Referee, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be selected by mutual agreement of Purchaser and Seller; provided in the event that no Accounting Referee is appointed pursuant to the preceding provision within fifty (50) days of the Objection Date, Seller and Purchaser shall each, within sixty (60) days of the Objection Date, select an accountant at a nationally recognized firm employing independent public accountants, who shall be directed to select, within seventy (70) days of the Objection Date, a third accountant to serve as the Accounting Referee; provided further that any Accounting Referee appointed pursuant to this sentence shall be an active or recently retired certified public accountant or accounting expert with substantial experience with regulated utilities and complex financial transactions of the type set forth in the Agreement. The Accounting Referee shall be directed to make a determination in accordance with paragraph (i) below of the Disputed Items promptly, but no later than sixty (60) days, after acceptance of its appointment. Seller and Purchaser agree to use their reasonable best efforts to effect the selection and appointment of the Accounting Referee pursuant to this paragraph (h), including, without limitation, executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Seller and Purchaser shall make readily available to the Accounting Referee all relevant books, records and employees of the Transfer Group Companies reasonably requested by the Accounting Referee in connection with the Accounting Referee's review of any Disputed Item; provided that Seller, Purchaser and their respective Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any privilege available to such person relating to such information or which would cause such person to breach a confidentiality obligation to which it is bound; and provided further that Seller, Purchaser and their respective Affiliates shall use their best efforts to minimize the effects of any such limitations.

          (i) If Disputed Items are referred to the Accounting Referee for resolution pursuant to paragraph (h) above, the Accounting Referee (i) shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the

Final Purchase Price Adjustment set forth in the Final Closing Statement and, if applicable, the True-up Amount requires adjustment, (ii) shall utilize the Accounting Principles, without modification and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact (if any) on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Seller and Purchaser in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Seller or Purchaser (as applicable) bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustration purposes only, (A) if the total amount of Disputed Items by Purchaser is $1,000, and Purchaser is awarded $500 by the Accounting Referee, Seller and Purchaser shall bear the Accounting Referee's fees and expenses equally; or (B) if the total amount of Disputed Items by Purchaser is $1,000, and Purchaser is awarded $250 by the Accounting Referee, Purchaser shall bear seventy five percent (75%) and Seller shall bear twenty five percent (25%) of the Accounting Referee's fees and expenses. Each of Seller and Purchaser shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Schedule 2.1(a).

          (j) If the True-up Amount is (x) a positive number, then Seller shall pay Purchaser such amount or (y) a negative number, then Purchaser shall pay Seller such amount. Payment of any adjustments to the Final Purchase Price Adjustment or the True-up Amount, as applicable, calculated pursuant to this
Schedule 2.1(a) shall be made (i) if no Objection is made by the Purchaser during the Objection Period, within ten (10) days following the expiration of the Objection Period or (ii) if Purchaser submits an Objection within the Objection Period, within ten (10) days following final resolution of all Disputed Items by the parties or the Accounting Referee, by wire transfer of immediately available funds to an account designated by Seller or Purchaser, as the case may be, plus interest thereon from and including the Closing Date through and including the day before the date of such payment, at a per annum rate equal to the Prime Rate.

                                     Annex A
                                       to
                                 Schedule 2.1(a)

                Common Shareholders' Equity and Retained Earnings
                        as of the 2002 Balance Sheet Date

Common Shareholders' Equity and Retained Earnings as of the 2002 Balance Sheet Date

The consolidated Common Shareholders' Equity and Retained Earnings of the Transfer Group Companies as of the 2002 Balance Sheet Date is $1,129,422,925, calculated as follows in accordance with Schedule 2.1(a) including Annex B:

Common Stock Equity, Common stock                            $160,345,789
Common Stock Equity, Other paid-in-capital - net             $480,995,777
Retained Earnings                                            $488,081,359

Common Shareholders' Equity and Retained Earnings
as of the 2002 Balance Sheet Date                          $1,129,422,925

Purchaser shall not be permitted to submit an Objection with respect to the calculation of the Company's Shareholder's Equity as of December 31, 2002.

                                     Annex B
                                       to
                                 Schedule 2.1(a)


                              Accounting Principles

For purposes of determining the Purchase Price adjustments contemplated by this
Schedule 2.1(a), the accounting records of the Company as of the Closing Date shall, subject to the principles in paragraphs (a)-(e) below, be maintained in accordance with GAAP on a consistent basis with the manner in which GAAP was applied in the preparation of the Company's financial statements as of the 2002 Balance Sheet Date included in the SEC Reports. Subject to paragraphs (a)-(e) below, such application of GAAP includes the application of the Company's Accounting Practices and Procedures Document of Significant Accounting Policies (the "Company's Accounting Practices") approved by senior management of the Company for application to the preparation of the Company's financial statements as of the 2002 Balance Sheet Date on a consistent basis with the manner in which they were applied in the preparation of the Company's financial statements as of the 2002 Balance Sheet Date included in the SEC Reports. Notwithstanding anything to the contrary set forth herein, in the event of a conflict between the Company's Accounting Practices and GAAP, GAAP shall be used for the purposes of this Schedule 2.1(a).

In the preparation of the consolidated balance sheet of the Transfer Group Companies as of the Closing Date, the following accounting principles shall be utilized:

     (a) The consolidated balance sheet for the Transfer Group Companies and the Final Common Shareholder's Equity and Retained Earnings shall be prepared using the same policies, procedures and methodologies that the Company uses for the determination of valuations, accruals and reserves of assets and liabilities at its fiscal year-end (December
          31). The consolidated balance sheet for the Transfer Group Companies shall be prepared as if the Closing Date were a fiscal year-end and shall not utilize accounting principles applicable to interim financial statements.

     (b) The effect of all changes in accounting principles adopted by the Company for use in its financial statements after those as of the 2002 Balance Sheet Date shall not be used in preparation of the consolidated balance sheet of the Transfer Group Companies as of the Closing Date or the Final Common Shareholders' Equity and Retained Earnings.

     (c) The amount used for the Company's purchase and sale agreements and derivatives that are included in price risk management assets and liabilities shall be the valuations determined in the Daily Position Report as of the Closing Date. The Daily Position Report is the report that the Company's senior management utilizes to manage and monitor the open trading positions of the Company on a daily basis. These valuations shall be utilized in recording the valuation of the Company's purchase and sale agreements and derivatives made in accordance with GAAP on a consistent basis with the manner in which GAAP was applied in the preparation of the Company's financial statements as of the 2002 Balance Sheet Date included in the SEC Reports.

     (d) The Seller shall accrue for annual performance bonuses for the Company's employees on a straight-line accrual basis throughout the Company's fiscal year, adjusted monthly based on management's most recent projection of achieving the milestones for awarding bonuses to employees.

     (e) In a case where Purchaser has delivered a Settlement Objection Notice with respect to a proposed Settlement and Seller, in accordance with
          Section 6.13(b)(i), has elected not to effect such Settlement, then for purposes of calculating Final Common Shareholders' Equity and Retained Earnings there shall be excluded any reserve posted by Seller with respect to such matter in excess of the Projected Settlement Cap.

                                     Annex C
                                       to
                                 Schedule 2.1(a)

    Common Shareholders' Equity and Retained Earnings as of the Closing Date


Final Common Shareholders' Equity and Retained Earnings

          (a) The consolidated common shareholders' equity and Retained Earnings of the Transfer Group Companies as of the Closing Date (the "Final Common Shareholders' Equity and Retained Earnings") shall be calculated in accordance with Schedule 2.1(a) and shall equal the sum of the following items:

          (i)  Common Stock Equity, Common stock;

          (ii) Common Stock Equity, Other paid-in-capital - net; and

          (iii) Retained earnings, calculated as described below.

          (b) For purposes of this Annex C to this Schedule 2.1(a), "Retained Earnings" shall mean the Company's Retained Earnings, as listed on the Company's Balance Sheet as of the 2002 Balance Sheet Date, which amount shall be (i) increased (or decreased) by any Adjusted Income (Loss) Available for Common Stock for the period from January 1, 2003 through the Closing Date and (ii) decreased by provisions for dividends and other distributions deducted from Retained Earnings from January 1, 2003 through the Closing Date other than dividends that have been deducted from Net Income in calculating Income Available for Common Stock (in the case of any non-cash dividends or other distributions made to any Transfer Group Company parent not included in the Transfer Group Companies, such distributions shall be valued at market value as of the date of the distribution).

          (c) For purposes of this Annex C to Schedule 2.1(a), the Company's "Adjusted Income (Loss) Available for Common Stock" shall mean:

          (i) the Company's (Loss) Income Available for Common Stock for the period from January 1, 2003 through the Closing Date; plus (only to the extent such items listed below have been included in the Company's Income
     (Loss) Available for Common Stock during the period from January 1, 2003 through the Closing Date and it is the intent of the Seller and Purchaser that all amounts shall include the impacts of the effects of income taxes and therefore be after tax amounts, in the event the calculations discussed below do not include an adjustment to reflect the tax impacts of the individual items, such amount shall be adjusted to include the appropriate income tax impacts)

          (ii) an amount equal to (x) extraordinary losses, except for the portion of any extraordinary loss that will require a payment of cash or payment by the surrender of assets or the right to realize an asset, minus
     (y) extraordinary gains, except for any portion of any extraordinary gain that will result in a receipt of cash or receipt of assets or the right to realize an asset value; plus

          (iii) an amount equal to (x) losses from cumulative effects of changes in accounting principles, minus (y) gains for cumulative effects of changes in accounting principles, plus (z) the difference (which can be either a positive or negative amount) between the amounts recorded in the Company's Income (Loss) Available for Common Stock for the prospective application of the new accounting principle and the Company's Income (Loss) Available for Common Stock net income impact that would have been recorded if the previous accounting principle had been applied by the Company such that Company's Income (Loss) Available for Common Stock for the period between the adoption date of a new accounting principle and the Closing Date is calculated using the application of the previous accounting principle; plus

          (iv) an amount equal to (x) after tax losses from discontinued operations, except for the portion of any loss from discontinued operations that will require a payment of cash or payment by the surrender of assets or the right to realize an asset, minus (y) after tax gains from discontinued operations, except for the portion of any net gain that will result in the receipt of cash or receipt of assets or the right to realize an asset value; minus

          (v) an amount equal to the after-tax impact included in the Company's Income (Loss) Available for Common Stock related to a non-cash reduction in the Sullivan Reclamation Reserve (of $19,765,845 as of December 31, 2002) during the period from January 1, 2003 through the Closing Date; plus

          (vi) an amount equal to (x) the after tax losses attributable to the early extinguishment of debt, minus (y) the after tax gains attributable to the early extinguishment of debt; plus

          (vii) an amount equal to either (1) none, if the Company and the Transfer Group Companies have fully recorded its outstanding receivables from any bankrupt Affiliate of Seller in its Closing Date Balance Sheet (the "fully recorded" amount shall be calculated as the sum of (a) the product of (i) the amount of the Company's claim against the applicable bankrupt entity multiplied by (ii) the latest estimated recovery percentage as disclosed in a filing made with the Bankruptcy Court; less (b) any amounts received from the applicable bankrupt entity as partial payment on the bankruptcy claim) or (2) none, if the Company and the Transfer Group Companies have dividended or distributed all of their pre-petition receivables from any bankrupt Affiliate of Seller for which it has a claim to its parent or indirect parent not included in the Transfer Group Companies, or (3) an after-tax amount equal to the difference between the fully recorded amount, described above and the amount recorded in the Company and Transfer Group Companies balance sheet in respect of such receivables at the Closing Date, plus

          (viii) in the event that the market value of any non-cash dividends or other distributions did not equal the book value of the asset dividended or distributed as of the dividend or distribution date, an after tax amount equal to the sum of (i) the market value of the non-cash assets dividended or distributed (and included as a reduction in Retained Earnings discussed above) less (ii) the book value of the non-cash assets dividended or distributed.

                               Schedule 9.2(a)(iv)


                        Shared Special Indemnity Matters

          (a) Liability of any Transfer Group Company in connection with FERC market manipulation proceeding FERC Docket No. EL02-114 (except to the extent arising from limitations on the Company's market based rate authority for a period not to exceed 24 months);

          (b) liability of any Transfer Group Company relating to FERC anti-gaming show cause orders FERC Docket No. EL03-165 and FERC Docket No. IN03-10 and/or 100-day discovery process (except to the extent arising from limitations on the Company's market based rate authority for a period not to exceed 24 months);

          (c) liability of any Transfer Group Company in connection with the California Markets refund proceeding FERC Docket EL00-95 et al. (except to the extent arising from limitations on the Company's market based rate authority for a period not to exceed 24 months);

          (d) liability of any Transfer Group Company in connection with the Northwest Markets refund proceeding FERC Docket EL01-10 (except to the extent arising from limitations on the Company's market based rate authority for a period not to exceed 24 months);

          (e) liability of any Transfer Group Company in connection with alleged violations of California antitrust law and unfair competition law in In re Wholesale Electricity Antitrust Cases I & II, USDC Southern District of California, Case Nos. CV02-990, 1000, 1001 RHW; USCA Ninth Circuit Court of Appeals, Case No. 02-57200, et al.;

          (f) liability of any Transfer Group Company in connection with People of the State of California ex rel. Bill Lockyer, Attorney General v. Portland General Electric Company and Does 1 through 100, USDC Northern District of California, Case No. C-02-3318-VRW and State of California, ex rel. Bill Lockyer, Attorney General v. Federal Energy Regulatory Commission, USCA Ninth Circuit Court of Appeals, Case No. 02-73093;

          (g) liability of any Transfer Group Company resulting from claims asserted by the U.S. Commodities Futures Trading Commission (CFTC) arising from the CFTC's June 17, 2002 subpoena of documents from the Company regarding alleged possible market manipulation;

          (h) liability of any Transfer Group Company in connection with any claim or liability arising out of, or related to the matters that are the subject of, Civil Investigative Demands issued by the Oregon Attorney General on July 8, 2002, January 2, 2003, March 5, 2003, and November 6, 2003;

          (i) liability in connection with the class action lawsuit claiming violations of the Federal Power Act in Nick A. Symonds v. Dynegy, Inc.; et al., U.S. District Court, Western District of Washington at Seattle, Case No. CV-02-2522Z;

          (j) liability of any Transfer Group Company relating to the claim by Coleville Indian Tribe against Douglas County Public Utility District regarding tribal claims to lands used to generate power; and

          (k) liability of any Transfer Group Company in connection with Port of Seattle v. Avista et al (including the Company), U.S. District Court, Western District of Washington at Seattle, Case No. CV03-1170P.


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                                TABLE OF CONTENTS

                                                                            Page

                                    Article I
                         SALE AND PURCHASE OF THE SHARES

Section 1.1       Sale and Purchase of the Shares.............................1

                                   Article II
                         PURCHASE PRICE; PAYMENT; SHARES

Section 2.1       Purchase Price..............................................2

Section 2.2       Certain Adjustments to the Base Purchase Price..............2

Section 2.3       Payment of Purchase Price...................................3

Section 2.4       Shares......................................................4

                                   Article III
                             CLOSING AND TERMINATION

Section 3.1       Time and Place of Closing...................................4

Section 3.2       Termination of Agreement....................................4

Section 3.3       Effect of Termination.......................................7

Section 3.4       Break-Up Fee................................................7

Section 3.5       Deposit Funds...............................................9

Section 3.6       Purchaser Expense Reimbursement............................10

Section 3.7       Treatment of Remedies......................................11

                                   Article IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1       Organization and Good Standing.............................11

Section 4.2       Authorization of Agreement.................................12

Section 4.3       No Violation; Consents.....................................12

Section 4.4       Ownership and Transfer of the Shares.......................13

Section 4.5       Transfer Group Companies...................................13

Section 4.6       Reports and Financial Statements...........................14

Section 4.7       No Undisclosed Liabilities.................................14

Section 4.8       Absence of Certain Developments............................14

Section 4.9       Employee Benefits..........................................15


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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

Section 4.10      Taxes......................................................17

Section 4.11      Labor......................................................18

Section 4.12      Litigation.................................................19

Section 4.13      Compliance with Laws; Permits..............................19

Section 4.14      Environmental Matters......................................19

Section 4.15      Insurance..................................................20

Section 4.16      Material Contracts.........................................20

Section 4.17      Financial Advisors.........................................22

Section 4.18      Absence of Certain Practices...............................22

Section 4.19      Regulation as a Utility....................................22

Section 4.20      Status of the Company Nuclear Facility.....................23

Section 4.21      Intellectual Property......................................24

Section 4.22      Real Property..............................................24

Section 4.23      Seller Guarantees..........................................25

Section 4.24      Pre-Signing Settlements and Reserves.......................25

Section 4.25      Limitation of Representations and Warranties...............25

                                    Article V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1       Organization and Good Standing.............................26

Section 5.2       Authorization of Agreement.................................26

Section 5.3       No Violation; Consents.....................................26

Section 5.4       Litigation.................................................27

Section 5.5       Investment Intention.......................................27

Section 5.6       Financial Capability.......................................27

Section 5.7       Purchaser Structure........................................27

Section 5.8       Financial Advisors.........................................28

                                   Article VI
                                    COVENANTS

Section 6.1       Access to Information......................................28


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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

Section 6.2       Conduct of the Business Pending the Closing................28

Section 6.3       Appropriate Action; Filings................................34

Section 6.4       Bankruptcy Filings, Covenants and Agreements...............36

Section 6.5       Preservation of Records; Cooperation.......................40

Section 6.6       Confidentiality............................................40

Section 6.7       Public Announcements.......................................44

Section 6.8       Use of Name................................................44

Section 6.9       Intercompany Accounts......................................44

Section 6.10      Insurance..................................................45

Section 6.11      Directors' and Officers' Indemnification...................46

Section 6.12      Further Assurances.........................................47

Section 6.13      Pre-Closing Conduct of Proceedings; Pre-Closing Reserves...47

Section 6.14      Related Party Contracts....................................51

Section 6.15      Financing..................................................51

Section 6.16      Seller Guarantees..........................................52

Section 6.17      Financial and Other Information............................52

Section 6.18      Specified Trading Positions................................53

Section 6.19      No-Action Letter...........................................53

Section 6.20      PUHCA Exemption............................................54

                                   Article VII
                              CONDITIONS TO CLOSING

Section 7.1       Conditions Precedent to Obligations of Each Party..........55

Section 7.2       Conditions Precedent to Obligations of Purchaser...........56

Section 7.3       Conditions Precedent to Obligations of Seller..............58

                                  Article VIII
                            DOCUMENTS TO BE DELIVERED

Section 8.1       Documents to be Delivered by Seller........................59

Section 8.2       Documents to be Delivered by Purchaser.....................59


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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

                                   Article IX
                                 INDEMNIFICATION

Section 9.1       Survival of Representations, Warranties, Covenants
                  and Agreements.............................................60

Section 9.2       Seller Indemnification.....................................60

Section 9.3       Purchaser Indemnification..................................63

Section 9.4       Procedures.................................................63

Section 9.5       Computation of Indemnification Payments; Additional
                  Indemnification Provisions.................................65

Section 9.6       Sole Remedy................................................66

                                    Article X
                              TAX AND ERISA MATTERS

Section 10.1      Tax Sharing Agreements.....................................66

Section 10.2      Preparation of Tax Returns; Payment of Taxes...............66

Section 10.3      Certain Other Taxes........................................69

Section 10.4      Tax Audits.................................................69

Section 10.5      Dispute Resolution.........................................70

Section 10.6      Refunds and Tax Benefits...................................71

Section 10.7      Certain Elections..........................................71

Section 10.8      Tax Indemnification........................................72

Section 10.9      Employee Benefits Indemnification..........................73

Section 10.10     Tax Treatment of Indemnity Payments........................75

Section 10.11     Limitations on Indemnity Payments..........................75

                                   Article XI
                          RESOLUTION OF CERTAIN CLAIMS

Section 11.1      Notice of Claims...........................................75

Section 11.2      Negotiation................................................76

Section 11.3      Commencement of Proceeding.................................76


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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

                                   Article XII
                                   DEFINITIONS

Section 12.1      Certain Definitions........................................77

Section 12.2      Knowledge Qualifiers.......................................90

                                  Article XIII
                                  MISCELLANEOUS

Section 13.1      Bankruptcy Court Approval..................................91

Section 13.2      Expenses...................................................91

Section 13.3      Incorporation of Exhibits and Schedules....................91

Section 13.4      Submission to Jurisdiction; Consent to Service of Process..91

Section 13.5      Waiver of Jury Trial.......................................92

Section 13.6      No Right of Set-Off........................................92

Section 13.7      Time of Essence............................................92

Section 13.8      Entire Agreement; Amendments and Waivers...................92

Section 13.9      Governing Law..............................................93

Section 13.10     Table of Contents and Headings.............................93

Section 13.11     Notices....................................................93

Section 13.12     Severability...............................................95

Section 13.13     Binding Effect; Assignment.................................95

Section 13.14     Actions by the Company.....................................95

Section 13.15     Successor Holder...........................................96

Section 13.16     Counterparts...............................................96



Schedule 2.1(a): Adjustment of Purchase Price................................92

Schedule 9.2(a)(iv): Shared Special Indemnity Matters.......................102


Exhibit A:  Escrow Agreement................................................A-1

Exhibit B:  Index of Contracts Made Available to Purchaser..................B-1


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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

Exhibit C:  Debt Financing Letter...........................................C-1

Exhibit D:  Purchaser Structure Term Sheet..................................D-1

Exhibit E:  Approval Order..................................................E-1

Exhibit F:  Form of No-Action Letter........................................F-1

Exhibit G:  Bidding Procedures Order........................................G-1



                                       vi